Form 10KSB, Exhibit 13
period 1998-03-31
SISTERSVILLE BANCORP INC
filed 1998-06-11
CIK 1035372

EXHIBIT 13

                           SISTERSVILLE BANCORP, INC.






                         PORTIONS OF 1998 ANNUAL REPORT


          [Pages correspond to printed version of 1998 Annual Report]

                           SISTERSVILLE BANCORP, INC.

Corporate Profile

Sistersville Bancorp, Inc. (the "Company") is a Delaware corporation organized in March, 1997, at the direction of First Federal Savings and Loan Association of Sistersville (the "Association") to acquire all of the capital stock that the Association issued in its conversion from the mutual to stock form of ownership (the "Conversion"). On June 25, 1997, the Conversion was completed and the Association became a wholly owned subsidiary of the Company and changed its name to First Federal Savings Bank (the "Bank"). The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank and investing the Company's portion of the net proceeds obtained in the Conversion.

The Bank is a federally chartered stock savings bank headquartered in Sistersville, West Virginia. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and its deposits are federally insured by the Savings Association Insurance Fund
("SAIF"). The Bank is a member of and owns capital stock in the FHLB of Pittsburgh, which is one of the 12 regional banks in the FHLB system. Unless otherwise stated, the term "Bank" refers to both the Bank's and Company's activities on a consolidated basis.

The Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by single-family residential real estate.

Stock Market Information

The Company's common stock has been traded under the symbol "SVBC" since it commenced trading in June, 1997. Price information with respect to the common shares of SVBC is quoted on the OTC Bulletin Board. The following table sets forth the high and low bid prices for the common shares of SVBC for each quarter of fiscal 1998 ending after June 25, 1997, the date of completion of the Conversion. Price quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                 Date                               High              Low
                 ----                               ----              ---

         June 25, 1997 - June 30, 1997            $14.00            $13.13

         July 1, 1997 - September 30, 1997         16.00             13.25

         October 1, 1997 - December 31, 1997       16.00             14.75

         January 1, 1998 - March 31, 1998          16.50             15.50

SVBC declared a semi-annual dividend of $.16 in December, 1997. The number of shareholders of record of common stock as of the record date of May 29, 1998, was approximately 200. This does not reflect the number of persons or entitles who held stock in nominee or "street" name through various brokerage firms. At May 29, 1998, there were 628,357 shares outstanding. The Company's ability to pay dividends to stockholders is primarily dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


GENERAL

The Company was recently formed, therefore, its results from operations consist primarily of interest income from the investing of funds from proceeds generated by the sale of common stock and expense incurred in the maintaining of the investment portfolio. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expense, such as employee benefits and other income, loan-related fees, and fees on deposit-related services.

The Bank primarily originates fixed-rate loans with terms of up to 30 years and attempts to maintain sufficient capital and other liquid assets to manage interest rate risk.


ASSET/LIABILITY MANAGEMENT

The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

To mitigate the impact of changing interest rates on its net interest income, the Bank manages its interest rate sensitivity and asset/liability products through two committees of the Board, the Loan Committee and the Interest Committee. The committees meet, as necessary, to determine the rates of interest for loans and deposits. Rates on deposits are primarily based on the Bank's need for funds and on a review of rates offered by other financial institutions in the Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market areas as well as the Bank's cost of funds.

The committees manage the interest rate sensitivity of the Bank through the determination and adjustment of asset/liability composition and pricing strategies. The committees then monitor the impact of interest rate risk and earnings consequences of such strategies for consistency with the Bank's liquidity needs, growth, and capital adequacy. The Bank's principal strategy is to manage interest rate sensitivity of its interest earning assets and interest bearing liabilities by maintaining sufficient capital and other liquid assets in the event of an increase in interest rate risk, typically because of an increase in market interest rates.

NET PORTFOLIO VALUE

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("the net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at March 31, 1998.


                                           Percentage Change in
                                            Net Portfolio Value
                                          -------------------------
              Change                                       Board
             in Market                    Projected        Policy
         Interest Rates                   Change(1)       Limit (2)
         --------------                   ---------       ---------

               +400 bp                      (27)%            (45)%
               +300 bp                      (20)             (35)
               +200 bp                      (13)             (25)
               +100 bp                       (6)             (15)
                  0 bp
               -100 bp                        3              (15)
               -200 bp                        4              (25)
               -300 bp                        6              (35)
               -400 bp                        9              (45)


-----------------------
(1) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rate.
(2)  Limits are established by the Board of Directors of the Association.


Certain assumptions utilized by the OTS in assessing the interest rate risk of savings institutions were employed in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

AVERAGE BALANCE SHEET

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of libilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income and expense by the average balance of assets and liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented


                                                                     Year Ended March 31,                           March 31,
                                                   ----------------------------------------------------------- ---------------------
                                                              1998                            1997                    1998
                                                   -----------------------------  ---------------------------- ---------------------
                                                                        Average                       Average              Average
                                                   Average              Yield/     Average             Yield/              Yield/
                                                   Balance   Interest    Cost      Balance  Interest    Cost   Balance      Cost
                                                   -------   --------    ----      -------  --------    ----   -------      ----
                                                                                        (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)                             $22,873     $1,930     8.44%   $21,061   $1,805      8.57%  $23,647        8.12%
  Investment securities (2)                          7,244        397     5.48%     4,174      210      5.03%    6,856        4.94%
  Mortgage - backed securities                         337         24     7.12%       353       26      7.37%      527        6.93%
                                                   -------     ------    -----    -------   ------    ------   -------      ------
Total interest - earning assets                     30,454      2,351     7.72%    25,588    2,041      7.98%   31,030        7.40%
                                                               ------    -----              ------    ------   -------      ------
Non-interest - earning assets                          709                            666                          705
                                                   -------                        -------                     --------
Total assets                                       $31,163                        $26,254                       31,735
                                                   =======                        =======                     ========
Interest - bearing liabilities:
  Regular  Savings deposits                          8,521        358     4.20%     8,455      338      4.00%    8,195        3.50%
  Now Accounts                                       1,325         37     2.79%     1,062       33      3.11%    1,338        2.50%
  Money Market Demand                                1,351         51     3.77%     1,626       61      3.75%    1,189        3.25%
  Time Deposits                                     10,033        540     5.38%    10,080      548      5.44%    9,874        5.50%
                                                   -------    -------    -----    -------    -----    ------   -------      ------
      Subtotal Deposits                             21,230        986     4.64%    21,223      980      4.62%   20,596        4.38%
  Short -term borrowings                                 0          0       -           0        0       -           0
                                                   -------    -------    -----    -------    -----    ------   -------
Total interest - bearing liabilities                21,230        986     4.64%    21,223      980      4.62%   20,596
                                                              -------    -----              ------    ------
Noninterest - bearing liabilities                      491                            379                          558
                                                   -------                        -------                     --------
Total Liabilities                                   21,721                         21,602                       21,154

Retained Earnings (3)                                9,442                          4,652                       10,581
                                                   -------                        -------                     --------
Total liabilities and
   retained earnings                               $31,163                        $26,254                      $31,735
                                                   =======                        =======                     ========
Net interest income                                            $1,365                       $1,061
                                                               ======                       ======
Interest rate spread(4)                                                   3.08%                         3.36%                 3.02%
                                                                        ======                        ======                ======
Net yield on interest - earning
  assets(5)                                                               4.48%                         4.15%                 4.49%
                                                                        ======                        ======                ======
Ratio of average interest - earning
  assets to average interest -
  bearing liabilities                                                   143.45%                       120.57%               150.67%
                                                                        ======                        ======                ======

_-----------------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest - bearing deposits in other financial institutions, FHLB stock and FHLMC stock
(3) Includes unrealized gain on securities available for sale, net of applicable deferred income taxes.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest - earning assets represents net interest income as a percentage of average interest - earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).



                                                   Year Ended March 31,
                                                      1998 vs. 1997
                                            -------------------------------
                                                                Rate/
                                             Volume   Rate     Volume     Rate
                                             ------   ----     ------     ----

Interest-earning assets:
  Loans recievable                           $155     $(27)     ($3)      $125
  Investment securities                       154       19       14        187
  Mortgage - backed securities                 (1)      (1)       0         (2)
                                             ----     ----       --       ----
Total interest - earning assets               308       (9)      11        310
                                             ----     ----       --       ----
Interest-bearing liabilities:
  Savings deposits                              0        4        2          6
  Short-term borrowings                         0        0        0          0
                                             ----     ----       --       ----
Total interest - bearing liabilities            0        4        2          6
                                             ----     ----       --       ----

Net change in net interest income            $308     ($13)      $9       $304
                                             ====     ====       ==       ====

Comparison of Financial Condition

In connection with the Conversion on June 25, 1997, the Company completed the sale of 661,428 shares (the "Offering") at $10 per share and received net proceeds of approximately $5,665,000. The Company transferred approximately $3,097,000 of the net proceeds to the Bank for the purchase of all of the capital stock of the Bank. In addition, $529,140 was loaned to the Bank's Employee Stock Ownership Plan ("ESOP") for the purchase of shares in the Offering.

The Company's total assets increased by approximately $4,918,000 to $31,735,000 at March 31, 1998, from $26,817,000 at March 31, 1997. The increase in assets was directly attributable to the Offering. Investment securities increased $3,266,000 from $2,648,000 at March 31, 1997, to $5,914,000 at March 31, 1998.
This increase consists predominantly of U.S. Government and Agency securities and includes a portion of the inflow of cash associated with subscription of orders received for the purchase of Common Stock in the Offering. The increase in investments was primarily in the available-for-sale classification, as all investment purchases, with the exception of mortgage-backed securities purchased, made during this period were classified as available-for-sale. These securities have staggering maturities ranging from one to seven years. Net loans receivable increased $1,922,000 from $21,725,000 at March 31, 1997, to $23,647,000 at March 31, 1998. The increase in loans was attributable to an increase in one-to-four family residential mortgage loans. Such increases primarily reflect the economic health of the Bank's market area and the competitive pricing of the Bank's loan product. The funding for loan growth was provided by funds received from the Offering.

Deposits decreased by $1,104,000 to $20,596,000 at March 31, 1998, from $21,700,000 at March 31, 1997. This decrease primarily represents funds withdrawn by depositors which were used to purchase stock in the Offering and by the competitive nature of alternative investment products available to depositors.

Stockholders' equity increased $5,778,000 to $10,581,000 at March 31, 1998, compared to $4,803,000 at March 31, 1997. As discussed previously, the increase was primarily attributed to the Offering and the result of net income of $374,000 and recognition of shares in the Employee Stock Ownership Plan amounting to $73,000. The Company also repurchased 5% of its outstanding shares on March 9, 1998, representing 33,071 shares at a cost of $529,000. Stockholders' equity also increased by $293,000 as a result of an increase in net unrealized gains on securities classified as available-for-sale. Through March 31, 1998, the Company initiated the payment of dividends of $.16 per share, while maintaining capital ratios well in excess of regulatory guidelines. Future dividend policies will be determined by the Board of Directors in light of, among other factors, the earnings and financial condition of the Company, including applicable governmental regulations and policies.

A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest and delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Data processing is also essential to most other financial institutions and many other companies. All of the material data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau and other vendors of the Bank have advised the Bank that they expect to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operations of the Bank. The Company will continue to monitor the progress of the service bureau and other vendors and will aggressively address problems as they arise.

Comparison of the Results of Operations for the Years Ended March 31, 1998 and 1997

Net Income. As a result of the influx of funds related to the Offering, an increase in loan demand, and the absence of the one-time special assessment charge in federal insurance premiums in the current period, net income for the year ended March 31, 1998, increased $226,000, or 153.4%, to $374,000 from net income of $148,000 for the same period ended 1997.

Interest and Dividend Income. Interest and dividend income increased $309,000, or 15.2%, to $2,350,000 for the year ended March 31, 1998, compared to $2,041,000 for the year ended March 31, 1997. The increase in interest income resulted from an increase in earnings on loans of $125,000, or 6.9%, and an increase in earnings on investments, including interest-bearing deposits, of $185,000, or 78.3%. These increases were due to an increase in the average balance of loans of $1.8 million and investments, including interest-bearing deposits, of $ 3.1 million for the year ended March 31, 1998, compared with same period ending in 1997. The increase in interest income on investments and loans was directly attributable to proceeds received in the Offering. In addition the average yield on investments increased from 5.03% for the 1997 period to 5.48% for the 1998 period which was partially offset by a decline in the yield on loans from 8.57% for the 1997 period to 8.44% for the 1998 period..

Interest Expense. Interest expense increased $7,000 from $979,000 for the year ended March 31, 1997, to $986,000 for same period ended in 1998. The relative stability in interest expense was attributable to an increase in the average balance of interest-bearing liabilities of less than $10,000 to $21,230,000 and by and increase in the cost of funds of 2 basis points to 4.64% from the 1997 period to the 1998 period.

Net Interest Income. Net interest income increased $302,000, or 28.5%, from $1,062,000 for the year ended March 31, 1997, to $1,364,000 for the same period ended in 1998. The Company's net yield on interest-earning assets increased from 4.15% for the year ended March 31, 1997, to 4.48% for the 1998 period.

Provision For Loan Losses. The provision for loan losses decreased $1,500 from $7,700 for the year ended March 31, 1997, to $6,200 for the same period ended March 31, 1998. The Bank will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Bank's determination as to the amount of its allowance for loan losses is subject to review by its primary federal regulator, the Office of Thrift Supervision ("OTS"), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OTS after a review of the information available at the time of the OTS examination.

Noninterest income. Noninterest income decreased by $1,200 from $26,900 for the year ended March 31, 1997, to $25,700 for the year ended March 31, 1998. Noninterest income is comprised primarily of service charges on deposit accounts. An increase in service charges of $2,700 for 1997 to 1998 was offset by a non-recurring gain on the sale of real estate of $4,000 in the 1997 period.

Noninterest Expense. Noninterest expense decreased by $69,000 from $870,000 for the year ended March 31, 1997, to $801,000 for the same period ended in 1998. Noninterest expense decreased primarily as a result of a one-time charge of $129,000 in federal insurance premiums during the year ended March 31, 1997. On September 30, 1996, federal legislation was enacted which included the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation by a one-time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. Supervisory Examination, Audit, and Legal expenses increased by $50,000 from $25,000 for the year ended

March 31, 1997, to $75,000 for the same period ended March 31, 1998, as a result of additional costs associated with the Company. Compensation and employee benefits increased $26,000 from $414,000 for the year ended March 31, 1997, to $440,000 for the same period in 1998. The increase was due primarily to the Employee Stock Ownership Plan expense from the distribution of additional shares which was partially offset by the Company operating with one fewer employee.

Income Taxes. Income tax expense increased from $63,000 for the year ended March 31, 1997, to $209,000 for the year ended March 31, 1998, as a result of an increase in pre-tax income. The effective rate on taxes for the year ended March 31, 1998, was 35.9% compared to 30.0% for the same period ended March 31, 1997.

Liquidity and Capital Resources

The Bank is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%.
The Bank's average liquidity ratio was 21.5% at March 31, 1998.

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank uses its sources of funds to fund existing and future existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

The Bank has other sources of liquidity if a need for additional funds arises. Additional sources of funds include a line of credit with the Federal Home Loan Bank ("FHLB") of Pittsburgh amounting to $2.2 million.
As of March 31, 1998, the Bank had no outstanding advances from the FHLB.

Net cash provided by operating activities for the year ended March 31, 1998, totaled $632,000 as compared to net cash used by operating activities of $4,000 for the year ended March 31, 1997. The increase of $636,000 was primarily attributable to an increase in net income of $227,000 from $147,000 for the year ended March 31, 1997, to $374,000 for the year ended March 31, 1998, and decreases in various other assets and increases in overall other liabilities used to reconcile cash provided by operating activities.

Net cash used in investing activities for the year ended March 31, 1998, totaled $4,795,000, an increase of $3,560,000 from $1,235,000 for the year ended March 31, 1997. The increase in cash used for investing activities was primarily attributable to purchases of investment securities of $6,291,000 offset by proceeds from maturities of investments and repayments on mortgage-backed securities of $3,477,000 and by net loan originations of $1,928,000.

Net cash provided by financing activities for 1998 totaled $3,935,000, as compared to $609,000 for the 1997. The increase of $3,326,000 was the result of net proceeds form the stock offering of $5,665,000 offset by a decrease in deposits of $1,104,000 and by funds used to repurchase shares of $529,000.

Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desired based, in part, on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

Certificates of deposit scheduled to mature during the year ended March 31, 1999, total $5,200,000. The Bank may renew these certificates, attract new replacement deposits or replace such funds with borrowed funds. Management believes, based on past experience, that the Bank will retain much of the deposits or replace them with new deposits.

The Bank is subject to federal regulations that impose certain minimum capital requirements. At March 31, 1998, the Bank's capital exceeded each of the regulatory capital requirements of the OTS. The Bank is "well capitalized" at March 31, 1998, according to the regulatory definition. At March 31, 1998, the Bank's tangible and core capital levels were both $7.8 million (26.8% of total adjusted assets) and its total risk-based capital level was $8.0 million (55.7% of total risk-weighted assets). The minimum regulatory capital ratio requirements of the Bank are 1.5% for tangible capital, 3.0% for core capital, and 8.0% for risk based capital.

Impact of Inflation and Changing Prices

The  consolidated  financial  statements and the  accompanying  notes  presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the direction or with the same magnitude as the prices of goods and services.

Recent Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which were delayed until after December 31, 1997, by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements did not have a material impact on the Company's consolidated financial position or results of operations.

In February, 1997, the FASB issued Statement No. 128, "Earnings Per Share," effective for financial statements issued for periods ending after December 15, 1997. The new standard specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. The adoption by the Company did not have a material impact on presentation and disclosure for earnings per share.

In July 1997,  the FASB  issued  Statement  No.  130,  "Reporting  Comprehensive
Income." Statement No. 130 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains, losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Statement No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Reclassification of financial statements for earlier periods provided for comprehensive purpose is required.

The Company current holds securities classified as available-for-sale. Under the provisions of Statement No. 130, unrealized gains and losses on securities classified as available-for-sale are a component of comprehensive income.

In February 1998, FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" effective for fiscal years beginning after December 15, 1997. The new standard revises employers' disclosures about pension and other postretirement benefits plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligation and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosure requirements that are no longer useful. The Statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. The adoption of this statement is not expected to have a material impact on presentation and disclosure of pension and other postretirement benefits.

SNODGRASS [LOGO]
Certified Public Accountants and Consultants





                          Independent Auditor's Report
                          ----------------------------


Board of Directors
Sistersville Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Sistersville Bancorp, Inc. as of March 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sistersville Bancorp, Inc. at March 31, 1998 and 1997, and the consolidated results of its operations, changes in shareholders' equity, and cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


/s/S.R. Snodgrass, A.C.
-----------------------

Wheeling, West Virginia
April 23, 1998, except for Note 16
which is May 16, 1998

                                       -14-

S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400   Phone: 304-233-5030   Facsimile: 304-233-3062

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                               March 31,
                                                                                     1998                   1997
                                                                             ---------------------    ---------------------

                                     ASSETS
Cash and Cash Equivalents
       Cash and amounts due from banks                                       $             97,009     $             81,065
       Interest - bearing deposits with other institutions                              1,469,028                1,713,394
                                                                             ---------------------    ---------------------
                     Total cash and cash equivalents                                    1,566,037                1,794,459
                                                                             ---------------------    ---------------------


Investment Securities
       Securities held to maturity (fair value of $536,365
            and $335,053)                                                                 527,006                  328,053
       Securities available for sale                                                    5,387,243                2,319,633
                                                                             ---------------------    ---------------------
                     Total investment securities                                        5,914,249                2,647,686
                                                                             ---------------------    ---------------------


Loans receivable, (net of allowance for loan losses
       of $168,850 and $164,150)                                                       23,646,924               21,724,869
Office properties and equipment, net                                                      378,362                  363,538
Accrued interest receivable (net of reserve for
       uncollected interest of $5,504 and $6,412)                                         202,166                  144,071
Other assets                                                                               27,244                  142,127
                                                                             ---------------------    ---------------------

                     TOTAL ASSETS                                            $         31,734,982     $         26,816,750
                                                                             =====================    =====================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
       Deposits                                                              $         20,595,965     $         21,699,725
       Deferred income taxes                                                              354,210                  215,091
       Accrued interest payable and other liabilities                                     203,361                   98,620
                                                                             ---------------------    ---------------------
                     Total liabilities                                                 21,153,536               22,013,436
                                                                             ---------------------    ---------------------

STOCKHOLDERS' EQUITY
       Preferred Stock, $.10 par value;
           500,000 shares authorized, none issued                                               -                        -
       Common Stock, $.10 par value;
           2,000,000 shares authorized; 661,428 issued;
             628,357 outstanding at March 31, 1998                                         66,143                        -
       Additional paid - in capital                                                     6,152,518                        -
       Treasury Stock, at cost (33,071 shares in 1998)                                   (529,136)                       -
       Retained Earnings - substantially restricted                                     4,686,573                4,410,275
       Net unrealized gain on securities available for sale                               686,337                  393,039
       Unearned Employee Stock Ownership Plan shares (ESOP)                              (480,989)                       -
                                                                             ---------------------    ---------------------
                     Total stockholders' equity                                        10,581,446                4,803,314
                                                                             ---------------------    ---------------------

                     TOTAL LIABILITIES AND
                       STOCKHOLDERS' EQUITY                                  $         31,734,982     $         26,816,750
                                                                             =====================    =====================



                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                           Year Ended March 31,
                                                                                        1998                  1997
                                                                                ---------------------    -------------------
INTEREST AND DIVIDEND INCOME
       Taxable interest on loans                                                $          1,929,638     $        1,804,726
       Taxable interest on investments                                                       398,476                216,403
       Dividends on FHLB stock                                                                13,023                 11,602
       Dividends on FHLMC stock                                                                9,536                  8,230
                                                                                ---------------------    -------------------
                     Total interest and dividend income                                    2,350,673              2,040,961
                                                                                ---------------------    -------------------

INTEREST EXPENSE
       Deposits                                                                              986,282                979,537
                                                                                ---------------------    -------------------
                     Total interest expense                                                  986,282                979,537
                                                                                ---------------------    -------------------

                     NET INTEREST INCOME                                                   1,364,391              1,061,424

PROVISION FOR LOAN LOSSES                                                                      6,224                  7,733
                                                                                ---------------------    -------------------

                     NET INTEREST INCOME AFTER
                       PROVISION FOR LOAN LOSSES                                           1,358,167              1,053,691
                                                                                ---------------------    -------------------

NONINTEREST INCOME
       Service charges                                                                        23,629                 20,965
       Gain on sale of real estate, net                                                            -                  3,974
       Other income                                                                            2,064                  1,978
                                                                                ---------------------    -------------------
                     Total noninterest income                                                 25,693                 26,917
                                                                                ---------------------    -------------------

NONINTEREST EXPENSE
       Compensation and employee benefits                                                    440,196                413,763
       Occupancy                                                                              37,370                 40,205
       Furniture and equipment expense                                                        34,626                 34,342
       Deposit insurance premiums                                                             13,590                166,722
       Supervisory examination, audit and legal                                               74,835                 24,383
       Advertising  and public relations                                                      24,149                 22,385
       Service bureau expense                                                                 63,416                 58,390
       Franchise, payroll and other taxes                                                     57,704                 49,570
       Other expenses                                                                         54,868                 60,229
                                                                                ---------------------    -------------------
                     Total noninterest expense                                               800,754                869,989
                                                                                ---------------------    -------------------

                     INCOME BEFORE INCOME TAXES                                              583,106                210,619

INCOME TAXES                                                                                 209,447                 63,145
                                                                                ---------------------    -------------------

                     NET INCOME                                                 $            373,659     $          147,474
                                                                                =====================    ===================

EARNINGS PER SHARE  (Since July 1, 1997)
       Basic and diluted                                                        $               0.47                    N/A
                                                                                =====================    ===================

AVERAGE SHARES OUTSTANDING  - BASIC AND DILUTED                                              608,262                      -
                                                                                =====================    ===================

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                             Net
                                                                                           Unrealized
                                                                               Retained     Gain on
                                                                Additional     Earnings-   Securities   Unearned         Total
                     Preferred      Common      Paid In        Substantially   Available   Shares in   Treasury      Shareholders'
                      Stock         Stock       Capital         Restricted     for Sale      ESOP        Stock          Equity
                  ------------------------------------------------------------------------------------------------------------------

BALANCE,
  MARCH 31, 1996     $     -     $       -    $          -     $  4,262,801   $  284,880  $         -  $         -   $   4,547,681

1997 Net Income            -             -               -          147,474            -            -            -         147,474

Change in Net
  Unrealized Gain on
  Securities
  Available for Sale       -             -               -                -      108,159            -            -         108,159
                     --------    ----------   -------------    -------------  ----------- ------------ ------------  --------------

BALANCE,
  MARCH 31, 1997           -             -               -        4,410,275      393,039            -            -       4,803,314

1998 Net Income            -             -               -          373,659            -            -            -         373,659

Sale of Common Stock       -        66,143       6,127,984                -            -     (529,140)           -       5,664,987

Accrued compensation
   expense - ESOP          -             -          24,534                -            -       48,151            -          72,685

Change in Net
  Unrealized Gain on
  Securities
  Available for Sale       -             -               -                -      293,298            -            -         293,298

Cash Dividends
  declared
  ($.16 per share)         -             -               -          (97,361)           -            -            -         (97,361)

Purchase of
  Treasury Stock           -             -               -                -            -            -     (529,136)       (529,136)
                     --------    ----------   -------------    -------------  ----------- ------------ ------------  --------------

BALANCE,
  MARCH 31, 1998     $     -     $  66,143    $  6,152,518     $  4,686,573   $  686,337  $  (480,989) $  (529,136)  $  10,581,446
                     ========    ==========   =============    =============  =========== ============ ============  ==============


                   The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year Ended March 31,
                                                                                     1998                  1997
                                                                             ---------------------   ---------------------
OPERATING ACTIVITIES
       Net income                                                            $            373,659    $            147,474
       Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
            Depreciation, amortization and accretion, net                                  38,667                  36,840
            Gain on sale of other real estate                                                   -                  (3,974)
            Provision for loan losses                                                       6,224                   7,733
            Deferred federal income taxes                                                 (20,483)                (17,436)
            ESOP Amortization                                                              72,685                       -
            Decrease (increase) in accrued interest receivable
                and other assets                                                           56,788                (121,809)
            Increase (decrease) in accrued interest payable
                and other liabilities                                                      56,233                 (22,236)
            Increase (decrease) in accrued federal income taxes                            48,510                 (30,468)
                                                                             ---------------------   ---------------------
                Net cash provided by (used in) operating activities                       632,283                  (3,876)
                                                                             ---------------------   ---------------------

INVESTING ACTIVITIES
       Purchase of Federal Home Loan Bank Stock                                                 -                 (20,300)
       Purchase of available for sale securities                                       (6,039,047)                      -
       Maturity of available for sale security                                          3,425,000                       -
       Maturity of held to maturity securities                                                  -                 400,000
       Purchase of mortgage-backed securities held to maturity                           (251,516)                      -
       Principal collected on mortgage - backed securities                                 51,669                  49,070
       Net increase in loans                                                           (1,928,279)             (1,693,910)
       Disposition of real estate owned                                                         -                  32,620
       Purchases of office properties and equipment                                       (53,261)                 (2,626)
                                                                             ---------------------   ---------------------
                Net cash used in investing activities                                  (4,795,434)             (1,235,146)
                                                                             ---------------------   ---------------------

FINANCING ACTIVITIES
       Net increase (decrease) in deposits                                             (1,103,760)                608,910
       Dividends paid                                                                     (97,362)                      -
       Purchase of Treasury Stock                                                        (529,136)                      -
       Proceeds from sale of common stock                                               5,664,987                       -
                                                                             ---------------------   ---------------------
                Net cash provided by financing activities                               3,934,729                 608,910
                                                                             ---------------------   ---------------------
                Decrease in cash and cash equivalents                                    (228,422)               (630,112)

CASH AND CASH EQUIVALENTS
    AT BEGINNING OF PERIOD                                                              1,794,459               2,424,571
                                                                             ---------------------   ---------------------
CASH AND CASH EQUIVALENTS
    AT END OF PERIOD                                                         $          1,566,037    $          1,794,459
                                                                             =====================   =====================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
       Cash paid during the period for:
            Interest on deposits                                             $            990,795    $            981,578
            Income taxes                                                                  173,104                  99,000


                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Sistersville Bancorp, Inc. (the "Company") was organized in March, 1997, as a State of Delaware chartered corporation. The Company acquired 100% of the common stock of First Federal Savings Bank (the "Bank") upon the conversion of First Federal Savings and Loan Association of Sistersville (the "Association") from a federally-chartered mutual savings and loan to a federally chartered stock savings bank in June, 1997. The operating results of the Company depend primarily upon the operating results of the Bank.

      Nature of Operations - The Company provides savings and financing services primarily to individuals through its wholly-owned subsidiary, First Federal Savings Bank located in Sistersville, West Virginia. Primary deposit products consist of savings, NOW, and Money Market withdrawal accounts, and certificates of deposit. Primary lending products consist of conventional mortgage, construction, and consumer loans. The Bank's primary market area for lending and deposits consists of Wood, Pleasants, Tyler, and Wetzel Counties in West Virginia.

      Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First Federal Savings Bank. Material intercompany accounts and transactions have been eliminated.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Held to Maturity Securities - These securities, including mortgage-backed securities, are purchased with the original intent to hold to maturity and events which may be reasonably anticipated are considered when determining the Company's intent and ability to hold to maturity. Securities meeting such criteria at the date of purchase and as of the balance sheet date are carried at cost, adjusted for amortization of premiums and accretion of discounts.

      Available for Sale Securities - Debt and equity securities to be held for indefinite periods of time and not intended to be held to maturity are classified  as  available  for sale  and  carried  at  market  value  with unrealized gains and losses, net of tax, reflected as a component of shareholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Company's overall asset/liability management strategy. Realized securities gains and losses are computed using the specific identification method.

      Interest and Fees on Loans - Interest on loans is credited to income as earned and is accrued only if it is considered collectible. An allowance for uncollected interest on mortgage loans is provided for all accrued interest on loans which are delinquent 90 days or more resulting in interest previously accrued on those loans being reversed from income and, thereafter, interest is recognized only to the extent of payments received. Loans are returned to accrual status when less than 90 days delinquent and when, in management's judgment, collection is probable.

      The Company adopted the provisions of Statement of Financial Accounting Standards Nos. 114 and 118, "Accounting for Creditors for Impairment of a Loan." It is the Company's policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Since the adoption of SFAS Nos. 114 and 118, the Company had no loans which management has determined to be impaired.

      Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized over the contractual lives of the related loans or commitments as an adjustment of the related loan's yield using the interest method.

      Allowance for Loan Losses - The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent to the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

           Real Estate Acquired in Settlement of Loans - Real estate acquired in settlement of loans is classified separately on the balance sheets at the lower of the recorded investment in the property or its fair value minus estimated costs of sale.

           Office Properties and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. Provisions for depreciation are computed on the straight-line method over the estimated useful lives of the assets.

      When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Costs and repairs and maintenance are charged to expense as incurred. Major renewals and betterments are capitalized at cost.

      Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

      Earnings Per Common Share - On June 25, 1997, the Company issued 661,428 shares of common stock. Earnings per share data has been determined by dividing net income since July 1, 1997, of $288,809 by the weighted average number of shares outstanding since the original issue date. Earnings from June 25, 1997, through June 30, 1997, were determined not to be meaningful. As discussed in Note 10, the Company accounts for the 52,914 shares acquired by the ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts. The proforma net income per share for the 1998 period is $.44, assuming the shares had been outstanding for the entire period.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      In February, 1997, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 differs from prior accounting guidance in that earnings per share is classified as basic earnings per share and diluted earnings per share, compared to primary earnings per share and fully diluted earnings per share under prior standards. Basic earnings per share differs from primary earnings per share in that it includes only the weighted average common shares outstanding and does not include any dilutive common stock equivalents in the calculation. Diluted earnings per share under the new standard differs in certain calculations compared to fully diluted earnings per share under prior standards. The application of SFAS No. 128 did not have an effect on the earnings per share calculation for the period ended March 31, 1998. For the period ended March 31, 1998, basic and diluted earnings per share were the same.

      Reclassification - Certain prior year amounts have been reclassified to conform with the current year's presentation.

      Cash Flow Information - The Company's policy is to include cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank in the definition of cash and cash equivalents.


NOTE 2 - SHAREHOLDERS' EQUITY

      On June 25, 1997, the Company completed the sale of 661,428 common shares at $10 per share and received net proceeds of $5,664,987. Included in the 661,428 shares were 52,914 shares acquired by the ESOP.

      On March 9, 1998, the Company completed the repurchase of 33,071 shares or 5% of its outstanding common stock in the open market pursuant to a stock repurchase program.

      The following table represents the change in the Company's outstanding shares:

                                                              Preferred           Common
                                                                 Stock             Stock
                                                             ------------      -------------

           Shares outstanding, March 31, 1996 and 1997                -                -

              Shares issued                                           -             661,428

              Shares repurchased                                      -             (33,071)
                                                             -------------     ------------

           Shares outstanding, March 31, 1998                         -             628,357
                                                             =============     ============

                                      -21-

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 3 - INVESTMENT SECURITIES

      The carrying amounts and fair values of investment securities are as follows at March 31, 1998 and 1997:

                                                                         1998
                                                  -------------------------------------------------------------
                                                                        Gross          Gross         Estimated
                                                      Amortized      Unrealized      Unrealized         Market
                                                         Cost           Gains         Losses            Value
                                                  --------------- -------------   -------------- --------------
      Securities Available for Sale:
         Federal Home Loan Bank Stock
           (restricted)                           $     203,300   $        -      $       -      $     203,300
         Federal Home Loan Mortgage
          Corporation Stock                              22,231         1,050,532         -          1,072,763
         U.S. Government and
           Agency Obligations                         4,113,299          1,355         (3,474)       4,111,180
                                                  -------------   ------------    -----------    -------------

                Total Available for Sale              4,338,830      1,051,887         (3,474)       5,387,243

      Securities to be Held to Maturity:
         Mortgage-Backed Securities-
          GNMA and FHLMC                                527,006          9,563           (204)         536,365
                                                  -------------   ------------    -----------    -------------

                Total                             $   4,865,836   $  1,061,450    $    (3,678)   $   5,923,608
                                                  =============   ============    ===========    =============

                                                                         1997
                                                  -------------------------------------------------------------
                                                                        Gross          Gross         Estimated
                                                      Amortized      Unrealized      Unrealized         Market
                                                         Cost           Gains         Losses            Value
                                                  --------------- -------------   -------------- --------------
      Securities Available for Sale:
         Federal Home Loan Bank Stock
           (restricted)                           $     203,300   $        -      $       -      $     203,300
         Federal Home Loan Mortgage
          Corporation Stock                              22,231        627,671            -            649,902
         U.S. Government and
           Agency Obligations                         1,498,588            -          (32,157)       1,466,431
                                                  -------------   ------------    -----------    -------------

                Total Available for Sale              1,724,119        627,671        (32,157)       2,319,633

      Securities to be Held to Maturity:
         Mortgage-Backed Securities-
          GNMA                                          328,053          7,000           -             335,053
                                                  -------------   ------------    ----------     -------------

                Total                             $   2,052,172   $    634,671    $   (32,157)   $   2,654,686
                                                  =============   ============    ===========    =============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

      The amortized and estimated market value of investment securities at March 31, 1998, by contractual maturity, follow. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                         March 31, 1998
                                                  ------------------------------------------------------------
                                                             Securities                Securities
                                                       Available for Sale            Held to Maturity
                                                  -----------------------------  -----------------------------
                                                                     Estimated                    Estimated
                                                     Amortized         Market    Amortized          Market
                                                        Cost           Value        Cost             Value
                                                  --------------  -------------   ------------   -------------
         Due in one year or less                  $   3,109,289   $  3,106,054    $         -    $           -
         Due after one year
           through five years                           204,010        205,126              -                -
         Due after five years
           through ten years                            800,000        800,000              -                -
         Mortgage-backed securities                           -              -        527,006          536,365
         Equity securities                              225,531      1,276,063              -                -
                                                  -------------   ------------    -----------    -------------

                Total                             $   4,338,830   $  5,387,243    $   527,006    $     536,365
                                                  =============   ============    ===========    =============



      The Company had no gross realized gains or losses on security sales for the years ended March 31, 1998 and 1997. There were no transfers of securities between classifications in 1998 or 1997.


NOTE 4 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Loans outstanding at March 31 are as follows:

                                                                               1998              1997
                                                                         ---------------    ---------------
          Mortgage Loans:
             Construction                                                $       701,350    $       141,000
             1-4 family                                                       22,593,575         21,036,190
          Consumer Loans:
             Automobiles                                                         698,752            763,843
             Savings account                                                     234,072            296,186
             Other                                                                27,000             28,857
          Commercial                                                              96,446             27,008
                                                                         ---------------    ---------------
                   Total                                                      24,351,195         22,293,084
          Less:
             Allowance for loan losses                                           168,850            164,150
             Undisbursed funds                                                   463,171            322,670
             Net deferred loan fees                                               72,250             81,395
                                                                         ---------------    ---------------

                   Loans receivable, net                                 $    23,646,924    $    21,724,869
                                                                         ===============    ===============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 4 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

      Activity in the allowance for loan losses for the years ended March 31, 1998 and 1997, is summarized as follows:

                                                                                1998                1997
                                                                         ---------------    ----------------
          Balance, beginning of year                                     $       164,150    $       156,417
          Add provisions charged to operations                                     6,224              7,733
                                                                         ---------------    ---------------
                                                                                 170,374            164,150
          Less loans charged off                                                   1,524                  -
                                                                         ---------------    ---------------

          Balance, end of period                                         $       168,850    $       164,150
                                                                         ===============    ===============


      In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. Total loans outstanding to officers and directors at March 31, 1998 and 1997, were $56,142 and $72,305, respectively.


NOTE 5 - OFFICE PROPERTIES AND EQUIPMENT

      Properties and equipment at March 31 are summarized as follows:

                                                                               1998             1997
                                                                         ---------------    ---------------
          Land                                                           $        38,500    $        38,500
          Office buildings and improvements                                      422,648            406,233
          Furniture, fixtures, and equipment                                     209,688            172,842
                                                                         ---------------    ---------------
                   Total                                                         670,836            617,575
          Less accumulated depreciation                                          292,474            254,037
                                                                         ---------------    ---------------

                   Premises and equipment, net                           $       378,362    $       363,538
                                                                         ===============    ===============

      Depreciation charged to operations amounted to $38,438 and $39,802 for the years ended March 31, 1998 and 1997, respectively.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 6 - DEPOSITS ANALYSIS

      Deposit accounts at March 31 are summarized as follows:

                                                                  1998                          1997
                                                      ---------------------------   -----------------------------
                                                                        Percent of                    Percent of
                                                           Amount        Portfolio      Amount         Portfolio
                                                           ------        ---------      ------         ---------

          Savings accounts                            $    8,194,602       39.8%    $    8,653,819        39.9%
          NOW accounts                                     1,338,296        6.5%         1,374,918         6.3%
          Money market accounts                            1,189,391        5.8%         1,537,368         7.1%
                                                      --------------   ---------    --------------   ----------
                                                          10,722,289       52.1%        11,566,105        53.3%
                                                      --------------   ---------    --------------   ----------

          Certificates of deposit:
             4.01 - 6.00%                                  8,332,910       40.5%         8,032,912        37.0%
             6.01 - 8.00%                                  1,540,766        7.5%         2,100,708         9.7%
                                                      --------------   ---------    --------------   ----------
                                                           9,873,676       48.0%        10,133,620        46.7%
                                                      --------------   ---------    --------------   ----------

                   Total                              $   20,595,965      100.0%    $   21,699,725       100.0%
                                                      ==============   =========    ==============   ==========


      The scheduled maturities of certificates of deposit at March 31, 1998, are as follows:

                                                                                        Amount
                                                                                    -------------
          Within one year                                                           $   5,236,573
          Due after one year, but within two years                                      2,180,155
          Due after two years, but within three years                                   1,116,103
          Due after three years                                                         1,340,845
                                                                                    -------------

                   Total                                                            $   9,873,676
                                                                                    =============

      Certificates of deposit issued in denominations of $100,000 or more amounted to $410,729 at March 31, 1998, and $402,589 at March 31, 1997.
      Deposits in excess of $100,000 are not federally insured.

      Interest expense by deposit category is as follows:

                                                                                     Year Ended March 31,
                                                                                     1998              1997
                                                                                --------------    -------------

          Savings - passbook                                                    $      358,125    $     338,216
          NOW and money market                                                          87,930           93,280
          Time certificates of deposit                                                 540,227          548,041
                                                                                --------------    -------------

                   Total                                                        $      986,282    $     979,537
                                                                                ==============    =============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 7 - REGULATORY MATTERS

      The Subsidiary Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgement by the regulators about components, risk weighting, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of tangible and core capital (as defined) to adjusted assets (as defined). Management believes, as of March 31, 1998, that the Bank meets all capital adequacy requirements to which they are subject.

      As of March 31, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk- based, Tier I (core) risk-based, core, and tangible ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

      The following table reconciles capital under generally accepted accounting principles to regulatory capital:

                                                                                              March 31,
                                                                                     1998              1997
                                                                                -------------     -------------
                                                                                          (In Thousands)
          Total equity                                                          $       8,518     $      4,803

          Unrealized gain on securities                                                  (687)            (393)
                                                                                --------------    -------------

                   Tier I (core) and tangible capital                                   7,831            4,410

          Allowance for loan losses                                                       169              160
                                                                                -------------     ------------

                   Risk-based capital                                           $       8,000     $`     4,570
                                                                                =============     ============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 7 - REGULATORY MATTERS (CONTINUED)

      At March 31, the actual capital levels of the Bank and the minimum required levels are as follows:

                                                                         1998                      1997
                                                               ----------------------    ----------------------
                                                                 Amount        Ratio       Amount        Ratio
                                                               ----------     -------    ---------      -------
          Total Capital to Risk-Weighted Assets
          -------------------------------------
             Actual                                            $   8,000       55.65%    $   4,570       35.80%
             For capital adequacy purposes                         1,150        8.00%        1,022        8.00%
             To be "well capitalized"                              1,438       10.00%        1,277       10.00%

          Tier I (Core) Capital to Risk-Weighted Assets
          ---------------------------------------------
             Actual                                            $   7,831       54.47%    $   4,410       34.50%
             For capital adequacy purposes                           575        4.00%          511        4.00%
             To be "well capitalized"                                863        6.00%          766        6.00%

          Tier I (Core) Capital to Adjusted Assets
          ----------------------------------------
             Actual                                            $   7,831       26.84%    $   4,410       16.70%
             For capital adequacy purposes                           875        3.00%          793        3.00%
             To be "well capitalized"                              1,459        5.00%        1,321        5.00%

          Tangible Capital to Adjusted Assets
          -----------------------------------
             Actual                                            $   7,831       26.84%    $   4,410       16.70%
             For capital adequacy purposes                           438        1.50%          396        1.50%
             To be "well capitalized"                              N/A         N/A            N/A        N/A


NOTE 8 - INCOME TAX

      Until 1996, thrift institutions were permitted a special bad debts deduction limited generally to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and requires that bad debts for federal income tax purposes be determined based primarily on the experience method. The Act provides that bad debt reserves accumulated after 1987 are subject to recapture over a maximum of six years. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income, at March 31, 1998 and 1997, included approximately $618,000 (pre 1988 reserves) for which federal income tax has not been provided.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 8 - INCOME TAX (CONTINUED)

      The provisions for Federal income taxes consist of:

                                                                               Year Ended March 31,
                                                                                1998               1997
                                                                            ------------      --------------
          Current                                                           $    229,930      $     80,581
          Deferred                                                               (20,483)          (17,436)
                                                                            ------------      ------------

                   Total                                                    $    209,447      $     63,145
                                                                            ============      ============

      The following temporary differences gave rise to the deferred tax (asset) liability at:

                                                                                      March 31,
                                                                                1998               1997
                                                                            ------------     -------------

          Deferred loan fees                                                $    (24,565)     $    (27,674)
          Other income and expense recognized in the financial
            statements on the accrual basis, but on the cash basis
            for tax purposes                                                      13,464            31,440
          Bad debt reserve, net                                                  (24,143)          (13,260)
          Depreciation                                                            19,761            12,654
          Others                                                                   7,398             9,456
                                                                            ------------      ------------
                                                                                  (8,085)           12,616
          Unrealized gains on available-for-sale securities                      362,295           202,475
                                                                            ------------      ------------

               Net deferred tax liability                                   $    354,210      $    215,091
                                                                            ============      ============

      A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                                               Year Ended March 31,
                                                                                1998               1997
                                                                            ------------      ------------

      Tax at statutory rate (34%)                                           $    198,256      $     71,610
          Increase (decrease) in taxes resulting from:
             Surtax exemption                                                          9            (6,507)
             Nondeductible ESOP compensation                                       8,342                 -
             Other, net                                                            2,849            (1,958)
                                                                            ------------      ------------

                   Total                                                    $    209,447      $     63,145
                                                                            ============      ============

                   Effective rate                                                   35.9%             30.0%
                                                                            ============      ============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 9 - RETIREMENT PLAN

      The Bank participates in the multi-employer Financial Institutions Retirement Fund covering all full-time officers and employees completing one year of service and attainment of age 21. Because the plan is a multi-employer plan, plan information for the Bank separately is not determinable. Pension expense, including administrative charges, for the years ended March 31, 1998 and 1997, was $600 and $9,150, respectively.


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

      During the year ended March 31, 1998, the Bank adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP trust was created and acquired 52,914 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at an annual rate of 8.25%. The loan, which is secured by shares of stock purchased, calls for quarterly interest over a ten-year period and annual principal payments of $52,914.

      The Bank is scheduled to make quarterly contributions to the trust to allow the trust to make the required interest payments and an annual contribution to allow the trust to make the required principal payment. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Bank reports compensation expense based upon the fair value of the shares, and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends paid on unallocated shares are recorded as compensation expense.

      The following table represents the components of the ESOP shares at March 31, 1998:

          Allocated shares                                                    -
          Shares committed for allocation                                 4,815
          Shares distributed                                                  -
          Unallocated (noncommitted) shares                              48,099
                                                                  -------------

                   Total ESOP shares                                     52,914
                                                                  =============
          Fair value of noncommitted shares                       $     751,547
                                                                  =============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 11 - COMMITMENTS AND CONTINGENCIES

      The   Subsidiary   Bank  is  a  party  to   financial   instruments   with
      off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the institution has in particular classes of financial instruments.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      The following represents financial instruments whose contract amounts represent credit risk at March 31:

                                                                                     Contract Amount
                                                                            --------------------------------
                                                                                  1998             1997
                                                                            -------------     --------------
          Commitments to originate loans:
              Fixed rate                                                    $     891,000     $     404,000
          Loans in process                                                        463,000           323,000
          Unused lines of credit                                                  170,000              -
                                                                            -------------     -------------

                   Total                                                    $   1,524,000     $     727,000
                                                                            =============     =============

      The range of interest rates on fixed rate residential mortgage loan commitments was 7.25% to 8.00% at March 31, 1998.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held consists primarily of single-family residences.

      Concentration of Credit Risk

      The Subsidiary Bank's real estate loans and loan commitments are primarily for properties located throughout Northern West Virginia. Repayment of these loans is in part dependent upon the economic conditions in this region. These loans are primarily at fixed interest rates.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

          Cash and Cash Equivalents: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

          Investment Securities and Securities Held for Sale: For debt securities and marketable equity securities held for investment purposes and for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

          Loans: For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      The estimated fair values of the Company's financial instruments are as follows:

                                                       March 31, 1998                   March 31, 1997
                                             -------------------------------   ------------------------------
                                                Carrying        Estimated         Carrying       Estimated
                                                Amount          Fair Value        Amount         Fair Value
                                             -------------     -------------   --------------    ------------
         Financial Assets:
            Cash and cash equivalents        $   1,566,000     $   1,566,000   $    1,794,000   $   1,794,000
            Securities available for sale        5,387,000         5,387,000        2,320,000       2,320,000
            Securities held to maturity            527,000           536,000          328,000         335,000
            Loans, net                          23,647,000        24,240,000       21,725,000      21,782,000

         Financial Liabilities:
            Deposits                            20,596,000        20,663,000       21,700,000      21,584,000


                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 13 - DEPOSIT INSURANCE

      Saving Association Insurance Fund member institutions were assessed a one-time deposit insurance premium to recapitalize the Fund as a result of legislation signed into law by the President on September 30, 1996. The assessment totaled approximately $129,000 and was assessed at a rate of
      65.7 basis points per $100 of deposits at March 31, 1995. The charge is reflected in the consolidated statement of income for the year ended March 31, 1997. As a result of the assessment, the Bank's deposit insurance rate was reduced from $.23 to $.064 per $100 of deposits.


NOTE 14 - CONVERSION AND REORGANIZATION

      On December 5, 1996, the Board of Directors of the Association adopted the Plan of Conversion pursuant to which the Association proposed to convert from a federally-chartered mutual savings and loan to a federally-chartered stock savings bank and concurrently form a unitary savings and loan holding company.

      As part of the conversion process, the Company was organized in March, 1997, at the direction of the Board of Directors of the Association for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. After approval by regulatory authorities and the Association's members, the conversion was completed on June 25, 1997. The Company became a unitary savings and loan company with its principal assets being the capital stock of the Bank and a percentage of the Conversion proceeds permitted to be retained. From the proceeds from the sale of 661,428 shares of stock at $10.00 per share, $66,143 was allocated to common stock based on a par value of $.10 per share and $6,127,984, which is net of conversion costs of $420,153, was allocated to additional paid-in capital.

      In accordance with regulations, at the time that the Association converted from a mutual savings and loan to a stock savings bank, a portion of retained earnings will be restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.


NOTE 15 - ADVANCES FROM FEDERAL HOME LOAN BANK

      As of March 31, 1998, the Bank had a Flexline Line-of-Credit with the Federal Home Loan Bank of $2,199,000, of which there were no amounts outstanding.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


NOTE 16 - SUBSEQUENT EVENTS

      Effective May 7, 1998, the Company and Subsidiary Bank offered individual retirement agreements with current directors of the Company and the Bank having completed a minimum of fifteen years of service. Under the terms of the agreement, retiring directors are to receive $1,200 for each year of past service as a board member of the Bank or Association and the Company. Retirement benefits are payable either in quarterly installments over a five-year period commencing September 17, 1998, or in a lump sum with the total benefit discounted at an annual rate of five percent (5%). Directors executing the retirement agreement shall discontinue serving as an active director to the Company and Bank on July 2, 1998. Directors were required to execute the agreement no later than May 16, 1998. It is the intention of the Company that this be a special one-time offer.

      At May 16, 1998, four directors executed retirement agreements. Based on the past service of those directors involved, the Company will take a pre-tax charge of $94,000 in the first fiscal quarter of the year ending March 31, 1999, representing the present value of benefit payments.


NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

      Effective June 25, 1997, active operations of Sistersville Bancorp, Inc. were initiated with the approval of the stock conversion of the
      Association   and   correspondent   purchase  of  all  the  stock  of  the
      wholly-owned Subsidiary Bank by the Company, which coincided with the initial public offering of the Company stock. The condensed financial statements of Sistersville Bancorp, Inc.
      are as follows:

                                  BALANCE SHEET
                                 MARCH 31, 1998

ASSETS
      Deposits with Subsidiary Bank                             $      527,559
      Investment in Subsidiary Bank                                  7,988,561
      Investment securities available for sale                       1,460,000
      Loan receivable from ESOP                                        529,140
      Receivable from Subsidiary                                        72,685
      Other assets                                                      34,616
                                                                --------------

                 TOTAL ASSETS                                   $   10,612,561
                                                                ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
      Other liabilities                                         $       31,115
      Shareholders' equity                                          10,581,446
                                                                --------------

                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $   10,612,561
                                                                ==============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                               STATEMENT OF INCOME
                        JUNE 25, 1997, TO MARCH 31, 1998

INCOME
      Interest                                                    $     129,012

OPERATING EXPENSES                                                       49,339

                 Income before income tax and equity
                   in undistributed income of Subsidiary                 79,673

INCOME TAX                                                               29,468

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                            238,604
                                                                  -------------

                 NET INCOME                                       $     288,809
                                                                  =============



                             STATEMENT OF CASH FLOWS
                        JUNE 25, 1997, TO MARCH 31, 1998

OPERATING ACTIVITIES
      Net income                                                  $     288,809
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Undistributed earnings of Subsidiary                          (238,604)
         Investment amortization/accretion, net                          (1,454)
         Increase in other assets                                       (34,616)
         Increase in other liabilities                                   31,115
                                                                  -------------
                 Net cash used in operating activities                   45,250
                                                                  -------------

INVESTING ACTIVITIES
      Investment in Subsidiary                                       (3,097,025)
      Investment purchases                                           (2,459,156)
      Investment maturities                                           1,000,000
                                                                  -------------
                 Net cash used in investing activities               (4,556,181)
                                                                  -------------

FINANCING ACTIVITIES
      Net proceeds from sales of common stock                         5,664,987
      Purchase of treasury stock                                       (529,136)
      Dividends paid                                                    (97,361)
                                                                  -------------
                 Net cash used in financing activities                5,038,490
                                                                  -------------

                 INCREASE IN CASH AND CASH EQUIVALENTS                  527,559

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               -
                                                                  -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                            $     527,559
                                                                  =============


SUPPLEMENTAL DISCLOSURES
      Income tax payments                                         $      22,000
      Interest paid                                                        -

           SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK

CORPORATE OFFICE                             INDEPENDENT AUDITORS
----------------                             --------------------
726 Wells Street                             S.R. Snodgrass, A.C.
Sistersville, WV 26175                       980 National Road
(304) 652-3671                               Wheeling, WV 26003


SPECIAL COUNSEL
---------------
Malizia, Spidi, Sloane and Fisch, P.C.
One Franklin Square
1301 K Street, N.W. Suite 700 East
Washington, D.C.  20005


TRANSFER AGENT
--------------
American Stock Transfer & Trust COmpany
40 Wall Street
New York, NY 10005


SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK
--------------------------------------------------------
BOARD OF DIRECTORS
------------------

Lester C. Doak, Chairman                     Margaret A. Peters
Ellen E. Thistle                             James E. Willison
David W. Miller                              Charles P. LaRue
Guy L. Nichols                               Dorsey R. Ash
Gary L. Ward                                 Stanley M. Kiser


SISTERSVILLE BANCORP, INC. OFFICERS
-----------------------------------

Stanley M. Kiser, President
Cynthia R. Carson, Vice-President & Corporate Secretary
Shelley R. Maxwell, Treasurer


FIRST FEDERAL SAVINGS BANK OFFICERS
-----------------------------------

Stanley M. Kiser, President & CEO
Cynthia R. Carson, Vice-President & Corporate Secretary
Barbara Vincent, Vice-President - Savings
Shelley R. Maxwell, Treasurer
P. Jane Fuchs, Cashier


Sistersville Bancorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request. The 1998 Annual Meeting of Stockholders will be held on July 16, 1998, at 2:00 P.M., at the Wells Inn, 316 Charles Street, Sistersville, West Virginia.