Form 10KSB40, Exhibit 13
period 1999-03-31
SISTERSVILLE BANCORP INC
filed 1999-06-11
CIK 1035372

EXHIBIT 13

                              [LOGO] Sistersville
                              ===================
                                  Bancorp, Inc.
                                      1999
                                 ANNUAL REPORT

                               [LOGO]    Sistersville
                             ==========================
                                 Bancorp, Inc.

                          726 WELLS STREET, P.O. BOX 187
                             SISTERSVILLE, WV 26175
                                  304-652-3671



Report to Shareholders:

I am pleased to provide to you the Sistersville Bancorp, Inc. (the "Company") 1999 Annual Report. The fiscal year which ended March 31, 1999 marks the end of the Company's second reporting year as a public company, and the first year covering a full twelve month period.

During the year, to enhance shareholder value, the Company repurchased 61,264 shares of its common stock in the open market. Combined with the repurchase completed in March 1998, a total of 94,335 shares have been repurchased since the mutual to stock conversion in June 1997. The repurchases have increased the book value of the stock to $17.26 per share.

A total of $202,016.92 was paid to our shareholders in the form of cash dividends. More than half of the total was considered a return of capital and therefore was nontaxable to shareholders.

I am happy to report that First Federal Savings Bank (the "Bank"), the Company's subsidiary, opened a new drive through in July. The drive through has proven to be quite popular with customers due to the convenience it provides and its extended hours of operation.

Efforts have been ongoing throughout the year to assure a smooth transition for the date changeover to the Year 2000. Most of our system testing has been completed and the Company and the Bank will both be ready for the date changeover well in advance of December 31, 1999.

I look forward to the challenges of enhancing shareholder value during the upcoming year. I commend the dedication and efforts of our employees and directors, and express my appreciation for the continued support of our customers and shareholders.

Sincerely,


/s/Stanley M. Kiser

Stanley M. Kiser
President

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

Stock Market Information

The Company's common stock has been traded under the symbol "SVBC" since it commenced trading in June, 1997. Price information with respect to the common shares of SVBC is quoted on the OTC Bulletin Board. The following table sets forth the high and low bid prices for the common shares of SVBC for each quarter of fiscal 1998 and 1999 ending after June 25, 1997, the date of completion of the Conversion. Price quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                  Date                                        High         Low
                  ----                                        ----         ---


Fiscal year ended March 31, 1999:

         April 1, 1998 - June 30, 1998                      $ 16.00      $ 15.00
         July 1, 1998 - September 30, 1998                    16.50        13.00
         October 1, 1998 - December 31, 1998                  13.50        12.75
         January 1, 1999 - March 31, 1999                     13.38        12.38

Fiscal year ended March 31, 1998:

         June 25, 1997 - June 30, 1997                      $ 14.00      $ 13.13
         July 1, 1997 - September 30, 1997                    16.00        13.25
         October 1, 1997 - December 31, 1997                  16.00        14.75
         January 1, 1998 - March 31, 1998                     16.50        15.50

SVBC declared a semi-annual dividend of $.16 per share in December, 1997 and in June, 1998. A semi-annual dividend per share of $.17 was also declared in December, 1998. The number of shareholders of record of common stock as of the record date of May 28, 1999, was approximately 200. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At May 28, 1999, there were 567,093 shares of common stock outstanding. The Company's ability to pay dividends to stockholders is primarily dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS.

                              SELECTED CONSOLIDATED
                      FINANCIAL INFORMATION AND OTHER DATA


The following table sets forth certain information concerning the consolidated financial condition, earnings and other data regarding Sistersville Bancorp at the dates and for the periods indicated.


Selected financial condition and other data:

                                                         At March 31,
                                                  -----------------------
                                                        1999      1998
                                                        ----      ----
                                                     (Dollars in thousands)

Total assets                                           $32,188   $31,735
Loans receivable, net                                   24,320    23,647
Mortgage-backed securities                                 809       527
Investments (1)                                          6,294     6,856
Cash - noninterest bearing                                  30        97
Savings deposits                                        20,848    20,596
Other borrowings                                         1,000         0
Shareholders' equity (2)                                 9,792    10,581

Number of full-service offices                               1         1

(1) Includes FHLB stock, FHLMC stock and interest bearing deposits in other financial institutions

(2) Includes accumulated other comprehensive income, net of applicable income taxes for March 31, 1998, through March 31, 1999


Summary of Operations
                                                            Year Ended March 31,
                                                            --------------------
                                                                1999      1998
                                                                ----      ----

                                                          (Dollars in Thousands)

Interest and Dividend Income                                  $ 2,364   $ 2,350
Interest Expense                                                  896       986
                                                              -------   -------
  Net Interest Income                                           1,468     1,364
                                                              -------   -------
Provision for Loan Losses                                           3         6
                                                              -------   -------
  Net interest income after provision for loan losses           1,465     1,358
                                                              -------   -------

Non-interest income:
  Service charges                                                  32        24
  Gain (loss) on sale of real estate, net                           0         0
  Gain (loss) on sale of investments, net                         168         0
  Other income                                                      2         2
                                                              -------   -------
    Total other income                                            202        26
                                                              -------   -------

Non-interest expense:
  Compensation and employee benefits                              663       440
  Occupancy and equipment                                          78        72
  Deposit insurance premiums                                       13        14
  Other general and administrative                                301       275
                                                              -------   -------
    Total non-interest expense                                   1055       801
                                                              -------   -------

Income before income taxes                                        612       583

Provision for federal income taxes                                223       209
                                                              -------   -------


Net income                                                    $   389   $   374
                                                              =======   =======

The table below sets forth certain performance ratios of the Company for the periods indicated:

                                                              For the Year Ended
                                                                 March 31,
                                                              ------------------
                                                                  1999     1998
                                                                  ----     ----

Capital Ratios;
Average equity to average assets ratio
  (average equity divided by average total assets)              32.25%    30.30%
Equity to assets at period end                                  30.42%    33.34%


performance Ratios:
Return on average equity (net income
  divided by average equity                                      3.77%     3.96%
Return on average assets (net income
  divided by average total assets)                               1.22%     1.20%
Net interest rate spread                                         3.32%     3.08%
Net yield on average interest earnings assets                    4.71%     4.48%
Average interest earning assets to
  average interest-bearing liabilities                         148.43%   143.45%
Net interest income after provision for possible
  loan losses, to total other expenses                         138.86%   169.54%
Non-interest expense to average assets                           3.30%     2.57%
Efficiency Ratio(1)                                             63.26%    57.88%


Asset Quality Ratios:
Non-performing loans to total assets                             0.01%     0.52%
Non-performing loans to total loans                              0.01%     0.70%
Allowance for loan losses to total loans                         0.71%     0.71%
Allowance for loan losses to total non-performing loans       8600.00%   101.81%
Allowance for loan losses to total non-performing assets(2)   8600.00%   101.81%


--------------------------------------------------------------------------------
(1) Operating Expenses as a percent of net interest income plus non interest income.
(2) Non-performing assets include non-accrual loans, accruing loans more than 90 days past due and real estate acquired in settlement of loans.

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

NET PORTFOLIO VALUE

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("the net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at March 31, 1999.



                                             Net Portfolio Value
                                             -------------------
              Change                                      Board
             in Market                       NPV          Policy
         Interest Rates                  Ratio (1)       Limit (2)
         --------------                 ------------     ---------

               +300 bp                     25.79  %         10%
               +200 bp                     27.15            10
               +100 bp                     28.28            10
                  0 bp                     28.95            10
               -100 bp                     29.51            10
               -200 bp                     30.02            10
               -300 bp                     30.63            10


--------------
(1) The NPV ratio is calculated as the estimated NPV divided by the estimated NPV of assets.

(2) Minimum acceptable NPV ratio limits are established by the Board of Directors of the Bank.


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

AVERAGE BALANCE SHEET

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income and expense by the average balance of assets and liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented


                                                            Year Ended March 31,                                At March 31,
                                     ---------------------------------------------------------------------  ------------------------
                                                  1999                                1998                          1999
                                     ---------------------------------    --------------------------------  ------------------------
                                      Average                 Average     Average               Average                  Average
                                      Balance    Interest   Yield/Cost    Balance    Interest  Yield/Cost    Balance    Yield/Cost
                                      -------    --------   ----------    -------    --------  ----------    -------    ----------
                                                                               (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)                $24,032       2,002       8.33%     $22,873     $1,930      8.44%    $24,320         7.94%
  Investment securities (2)(6)          6,580         322       4.89%       7,244        397      5.48%      6,294         3.61%
  Mortgage - backed securities            568          41       7.22%         337         24      7.12%        809         6.28%
                                     ---------   ---------  ----------    --------   --------   --------   --------    ----------
Total interest - earning assets        31,180       2,365       7.58%      30,454      2,351      7.72%     31,423         7.03%
                                                 ---------  ----------               --------   --------   --------    ----------
Non-interest - earning assets             807                                 709                              765
                                     ---------                            --------                         --------
Total assets                          $31,987                             $31,163                           32,188
                                     =========                            ========                         ========
Interest - bearing liabilities:
  Regular  Savings deposits             8,233         295       3.58%       8,521        358      4.20%      8,426         3.50%
  Now Accounts                          1,224          29       2.37%       1,325         37      2.79%      1,327         2.50%
  Money Market Demand                   1,160          34       2.93%       1,351         51      3.77%      1,136         3.25%
  Time Deposits                         9,775         506       5.18%      10,033        540      5.38%      9,959         4.68%
                                     ---------   ---------  ----------    --------   --------   --------   --------    ----------
      Subtotal Deposits                20,392         864       4.24%      21,230        986      4.64%     20,848         3.99%
  Short -term borrowings                  615          32       5.20%           0          0        -        1,000         5.15%
                                     ---------   ---------  ----------    --------   --------   --------   --------    ----------
Total interest - bearing liabilities   21,007         896       4.27%      21,230        986      4.64%     21,848         4.04%
                                                 ---------  ----------               --------   --------               ----------
Noninterest - bearing liabilities         665                                 491                              548
                                     ---------                            --------                         --------
Total Liabilities                      21,672                              21,721                           22,396

Retained Earnings (3)                  10,315                               9,442                            9,792
                                     ---------                            --------                         --------
Total liabilities and
   retained earnings                  $31,987                             $31,163                          $32,188
                                     =========                            ========                         ========
Net interest income                                $1,469                             $1,365
                                                 =========                           ========
Interest rate spread(4)                                         3.32%                             3.08%                    2.99%
                                                            ==========                          ========               ==========
Net yield on interest - earning
  assets(5)                                                     4.71%                             4.48%                    4.67%
                                                            ==========                          ========               ==========
Ratio of average interest - earning
  assets to average interest -
  bearing liabilities                                         148.43%                           143.45%                  143.84%
                                                            ==========                          ========               ==========

------------
(1)  Average balances include non-accrual loans.
(2) Includes interest - bearing deposits in other financial institutions, FHLB stock and FHLMC stock; bonds
(3) Includes accumulated other comprehensive income on securities available for sale, net of applicable deferred income taxes.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest - earning assets represents net interest income as a percentage of average interest - earning assets.
(6) Includes municipal securites whose average yield/cost is calculated on the tax equivalent yield.

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



                                            Year Ended March 31,
                                               1999 vs. 1998
                                 -----------------------------------------------
                                                          Rate/
                                      Volume     Rate     Volume    Net
                                      ------     ----     ------    ---

Interest-earning assets:
  Loans receivable                     $  98    ($ 25)   ($  2)   $  71
  Investment securities                  (36)     (43)       4      (75)
  Mortgage - backed securities            16        0        0       16
                                       -----    -----    -----    -----
Total interest - earning assets           78      (68)       2       12
                                       -----    -----    -----    -----
Interest - bearing liabilities:
  Savings deposits                       (36)     (85)       3     (118)
  Short -term borrowings                  32        0       32       64
                                       -----    -----    -----    -----
Total interest - bearing liabilities      (4)     (85)      35      (54)
                                       -----    -----    -----    -----

Net change in net interest income      $  82    $  17    ($ 33)   $  66
                                       =====    =====    =====    =====

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

The Company's total assets increased by approximately $453,000 to $32,188,000 at March 31, 1999, from $31,735,000 at March 31, 1998. Cash and cash equivalents increased $308,000 to $1,874,000 at March 31, 1999, from $1,566,000 at March 31,
1998. This increase represented the inflow of cash associated with Federal Home Loan Bank advances, depositors' investment of funds, maturity of available-for-sale securities, and principal collected on mortgage-backed securities offset by the purchase of available-for-sale securities, increase in loan production, and purchase of shares for the Bank's Restricted Stock Plan ("RSP") and Treasury shares. Investment securities decreased $655,000 from $5,914,000 at March 31, 1998, to $5,259,000 at March 31, 1999. This decrease was the result of $4.1 million in matured U.S. Government and Agency securities and $173,000 in principal collected on mortgage-backed securities offset by the purchase of $3.0 million in U.S. Agency and Municipal securities and purchase of $515,000 in mortgage-backed securities. Net loans receivable increased $673,000 from $23,647,000 at March 31, 1998, to $24,320,000 at March 31, 1999. The
increase in loans was attributable to an increase in one-to-four family residential mortgage loans. Such increases primarily reflect the economic health of the Bank's market area and the competitive pricing of the Bank's loan products. Office property and equipment increased $109,000 from $378,000 at March 31, 1998, to $488,000 at March 31, 1999, which was the direct result of the construction of a drive-thru facility at the Bank.

Total liabilities increased $1,242,000 from $21,154,000 at March 31, 1998 to $22,396,000 at March 31, 1999. The increase was the result of $1,000,000 advanced from the Federal Home Loan Bank in order to fund future loan growth. Deposits increased by $252,000 to $20,848,000 at March 31, 1999, from $20,596,000 at March 31, 1998 as a result of the relative stability of the Bank's deposit account interest rates, compared to a reduction in deposit interest rates for alternative investment products available.

Stockholders' equity decreased $790,000 to $9,792,000 at March 31, 1999, compared to $10,582,000 at March 31, 1998. The decrease was attributable to the purchase of RSP shares and Treasury shares in the amounts of $410,000 and $798,000, respectively, offset by net income of $389,000, allocation of shares in the ESOP amounting to $88,000 and vesting of shares in the RSP in the amount of $126,000. Stockholders' equity was also reduced by dividends of $185,000.

Comparison of the Results of Operations for the Years Ended March 31, 1999 and 1998

Net Income. Net income increased by $16,000, or 4.2%, from net income of $373,000 for the year ended March 31, 1998, to net income of $389,000 for the same period in 1999.

Interest and Dividend Income. Interest and dividend income increased $14,000, or
 .6%, to $2,365,000 for the year ended March 31, 1999, compared to $2,351,000 for the year ended March 31, 1998. The increase in interest and dividend income was due to an increase in taxable interest on loans of $73,000, or 3.8%, offset by a decrease in interest on investments of $59,000, or 14.8%. The increase in interest on loans was due to an increase in the average balance of loans of $1.2 million for the year ended March 31, 1999 as compared to the same period in 1998, offset by a decline of 11 basis points in average yield from 8.44% at March 31, 1998 to 8.33% for the same period in 1998. Interest on investments decreased for the year ended March 31, 1999, as compared to March 31, 1998, as a result of downward fluctuations in yields on investment securities and by a decrease in the average balance of investments of $664,000 from $7.2 million for the year ended March 31, 1998 to $6.6 million for the year ended March 31, 1999.

Interest Expense. Interest expense decreased $90,000, or 9.1%, from $986,000 for the year ended March 31, 1998, to $896,000 for same period ended in 1999. A decrease in the average balance of interest-bearing deposits of $838,000 to $20.4 million from $21.2 million and a reduction in the cost of funds from 4.6% for the year ended March 31, 1998, as compared to 4.2% for the year ended March 31, 1999, resulted in the decrease in interest expense on deposits of $122,000. The decrease in interest on deposits was offset by an increase in interest on advances from the Federal Home Loan Bank of $32,000.

Net Interest Income. Net interest income increased $104,000, or 7.6%, from $1,364,000 for the year ended March 31, 1998, to $1,468,000 for the same period ended in 1999. The increase is primarily attributable to a decrease in the balance of interest-bearing deposits and an increase in the average balance of loans from the year ended March 31, 1998, to the same period in 1999, as previously discussed.

Provision For Loan Losses. The provision for loan losses decreased $2,800 from $6,200 for the year ended March 31, 1998, to $3,400 for the same period ended March 31, 1999, based on management's analysis of the reserve's adequacy. The reserve for loan losses was $172,250 at March 31, 1999 as compared to $168,850 at March 31, 1998.

Noninterest income. Noninterest income increased by $176,000 from $26,000 for the year ended March 31, 1998, to $202,000 for the year ended March 31, 1999. The increase is primarily attributable to a gain on the sale of available-for-sale securities in the 1999 period of $168,000 which was not present in the 1998 period. The remaining portion of noninterest income is comprised primarily of service charges on deposit accounts.

Noninterest Expense. Noninterest expense increased by $254,000 from $801,000 for the year ended March 31, 1998, to $1,055,000 for the same period ended in 1999. Compensation and employee benefits increased by $223,000 from $440,000 for the year ended March 31, 1998, to $663,000 for the year ended March 31, 1999. The change is due to an increase in compensation costs associated with the RSP and merit base pay increases of $142,000, and by special one-time retirement agreements executed by four directors resulting in a pre-tax charge of approximately $94,000 in the year ended March 31, 1999, offset by a decrease in directors fees of $20,000 due to the reduction in the number of directors being compensated . Under terms of the agreements, the four directors accepting the offer relinquished their positions as directors on July 2, 1998. The RSP was initiated in July, 1998, and resulted in stock awarded to employees being earned at a rate of one-fifth per year at July 16, 1998, through 2002. Franchise, payroll, and other taxes increased by $9,000 from $58,000 for the year ended March 31, 1998, to $67,000 for the year ended March 31, 1999. The change is the result of increased payroll taxes on merit base pay increases and on RSP shares awarded to employees for the year ended March 31, 1999. Other expenses increased by $15,000 to $70,000
                                      -11-
for the year ended March 31, 1999, from $55,000 for the same period in 1998. The increase is attributable to an increase in stationery and printing expenses related to costs associated with public stock ownership and regulatory requirements and an increase in expenses related to the Year 2000 risk.

Income Taxes. Income tax expense increased by $14,000 from $209,000 for the year ended March 31, 1998, to $223,000 for the year ended March 31, 1999. The increase is due to an increase in pre-tax income.

Liquidity and Capital Resources

The Bank's sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank uses its sources of funds to fund existing and future existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

Net cash provided by operating activities for the year ended March 31, 1999, totaled $463,000, a decrease of $169,000 from $632,000 for the year ended March 31, 1998. The change was primarily attributable to net income of $389,000 for the year ended March 31, 1999, adjusted by a $168,000 gain on available-for-sale securities and the amortization of the ESOP and RSP in the amount of $88,000 and $126,000, respectively.

Net cash used in investing activities for the year ended March 31, 1999, totaled $14,000, a decrease of $4,782,000 from $4,796,000 for the year ended March 31, 1998. The decrease in cash used for investing activities was attributable to an increase of $4,411,000 provided by maturities of investments and repayments on mortgage-backed securities. This change was offset by $3,595,000 used to purchase investment securities, $676,000 in net loan originations, and $153,000 used in purchases of office properties and equipment.

Net cash used in financing activities for 1999 totaled $141,000, as compared to net cash provided by financing activities of $3,935,000 for the 1998 period. The decrease of $4,076,000 was the result of the Federal Home Loan Bank advances in the amount of $1 million offset by the purchase of Treasury shares in the amount of $798,000, and the purchase of RSP shares in the amount of $410,000.

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

Certificates of deposit scheduled to mature during the year ended March 31, 1999, total $5,500,000. The Bank may renew these certificates, attract new replacement deposits or replace such funds with borrowed funds. Management believes, based on past experience, that the Bank will retain much of the deposits or replace them with new deposits.

Under federal regulations, the Bank is required to meet certain minimum regulatory capital guidelines. The Bank was in compliance with these requirements at March 31, 1999. See Note 7 of the Notes to Consolidated Financial Statements.

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

In June  1998,  the  FASB  issued  SFAS  No.  133,  "Accounting  for  Derivative
Instruments and Hedging Activities." SFAS No. 133 provides accounting and reporting standards for derivatives instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. SFAS No. 133 precludes a held-to-maturity security from being designated as a hedge item. However, at the date of initial application of SFAS No. 133, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of SFAS No. 133. Management does not believe the adoption of SFAS No. 133 will have a material impact on the Company.

Year 2000

Rapid and accurate data processing is essential to the Bank's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the Year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency, and other data. The Bank has been evaluating both information technology (computer systems) and non-information technology systems (e.g., vault timers and electronic door lock). Based upon such evaluations, management has determined that the Bank has Year 2000 risk in three areas: (1) Bank's own computers (2) Computers of others used by the Bank's borrowers, and (3) Computers of others who provide the Bank with data processing.

Bank's Own Computers. The Bank has upgraded its computer system to address the Year 2000 risk. The Bank does not expect to have material additional costs to address this risk. The Bank expects, although there is no assurance, to be Year 2000 compliant in this risk area by June 30, 1999. The upgrade costs did not have a material impact on the Company's consolidated financial position or results of operations.

Computers of Others Used by the Bank's Borrowers. The Bank has evaluated most of its borrowers and does not believe the Year 2000 problem should, on an aggregate basis, impact their ability to make payments to the Bank. The Bank believes that most of its residential borrowers are not dependent on their home computers for income and that none of their commercial borrowers are so large that a Year 2000 problem would render them unable to collect revenue or rent and, in turn, be unable to continue to make loan payments to the Bank. The Bank does not expect any material costs to address this risk area and believes they are Year 2000 compliant in this risk area.

Computers of Others Who Provide the Bank with Data Processing. Should the computers of third party data processing providers prove to be non-compliant with the Year 2000, the Bank would likely experience significant delays, mistakes, or failures. These delays, mistakes, or failures could have a significant impact on the Bank's financial condition and results of operation. The third party service bureau which provides most of the Bank's data processing, has advised the Bank that it expects to be fully compliant before the Year 2000. Testing of the data processing provided by this service bureau was completed in February, 1999, whereby various Year 2000 date scenarios were input, and transactional processing was completed satisfactorily. Other data processing providers, used by the Bank to a much lesser extent, have advised the Bank that Year 2000 testing and compliance will be completed by June 30, 1999.

Contingency Plan. The Bank is monitoring its service bureau to evaluate whether the bureau's data processing system will fail and is being provided with periodic updates on the status of testing and upgrades being made by the service bureau. If the Bank service bureau fails, the Bank will attempt to locate an alternative service bureau that is Year 2000 compliant. If the Bank is unsuccessful, the Bank will calculate loan and deposit balances and interest using manual ledgers. If this labor intensive approach is necessary, management and employees will become much less efficient. However, the Bank believes that it would be able to operate in this manner indefinitely, until its existing service bureau, or their replacement, is able to again provide data processing services. If very few financial institution service bureaus were operating in the Year 2000, the Bank's replacement costs, assuming the Bank could negotiate an agreement, could be material.

SNODGRASS
Certified Public Accountants and Consultants

[LOGO]

                          Independent Auditor's Report
                          ----------------------------


Board of Directors
Sistersville Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Sistersville Bancorp, Inc. as of March 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sistersville Bancorp, Inc. at March 31, 1999 and 1998, and the consolidated results of its operations, changes in shareholders' equity, and cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


/s/S.R. Snodgrass, A.C.

Wheeling, West Virginia
April 15, 1999

S.R. Snodgrass, A.C.
980 National Road Wheeling WV 26003-6400 Phone:304-233-5030 Facsimile:304-233-3062

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                             March 31,
                                                                                   1999                  1998
                                                                            --------------------     -------------------

                                     ASSETS

Cash and Cash Equivalents
       Cash and amounts due from banks                                        $          29,823        $         97,009
       Interest - bearing deposits with other institutions                            1,843,976               1,469,028
                                                                            --------------------     -------------------
        Total cash and cash equivalents                                               1,873,799               1,566,037
                                                                            --------------------     -------------------

Investment Securities
       Securities held to maturity (fair value of $356,980
           and $536,365)                                                                350,815                 527,006
       Securities available for sale                                                  4,908,390               5,387,243
                                                                            --------------------     -------------------
         Total investment securities                                                  5,259,205               5,914,249
                                                                            --------------------     -------------------

Loans receivable, (net of allowance for loan losses
       of $172,250 and $168,850)                                                     24,319,941              23,646,924
Office properties and equipment, net                                                    487,735                 378,362
Accrued interest receivable (net of reserve                                             212,644                 202,166
       for uncollected interest of $-0- and $5,504)
Other assets                                                                             34,224                  27,244
                                                                            --------------------     -------------------

                                         TOTAL ASSETS                         $      32,187,548        $     31,734,982
                                                                            ====================     ===================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
       Deposits                                                               $      20,847,502        $     20,595,965
       Federal Home Loan Bank advance                                                 1,000,000                       -
       Deferred income taxes                                                            358,818                 354,210
       Accrued interest payable and other liabilities                                   189,656                 203,361
                                                                            --------------------     -------------------
                                          Total liabilities                          22,395,976              21,153,536
                                                                            --------------------     -------------------

STOCKHOLDERS' EQUITY
       Preferred Stock, $.10 par value;
       500,000 shares authorized, none issued                                                 -                       -
       Common Stock, $.10 par value;
       2,000,000 shares authorized; 661,428 issued;
       567,093 outstanding at March 31, 1999, and
       628,357 outstanding at March 31, 1998                                             66,143                  66,143
       Additional paid - in capital                                                   6,178,859               6,152,518
       Treasury Stock (94,335 shares at March 31, 1999;                              (1,326,770)               (529,136)
       33,071 shares at March 31, 1998)
       Retained Earnings - substantially restricted                                   4,890,911               4,686,573
       Accumulated other comprehensive income                                           685,720                 686,337
       Unearned Employee Stock Ownership Plan shares (ESOP)                            (419,074)               (480,989)
       Unearned Restricted Stock Plan shares (RSP)                                     (284,217)                      -
                                                                            --------------------     -------------------
                                         Total stockholders' equity                   9,791,572              10,581,446
                                                                            --------------------     -------------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $      32,187,548        $     31,734,982
                                                                            ====================     ===================

     The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME


                                                                   Year Ended March 31,
                                                                    1999         1998
                                                                 ----------  -----------
INTEREST AND DIVIDEND INCOME
     Taxable interest on loans                                   $2,002,397   $1,929,638
     Taxable interest on investments                                339,653      398,476
     Dividends on Federal Home Loan Bank stock                       14,663       13,023
     Dividends on Federal Home Loan Mortgage Corporation stock        7,924        9,536
                                                                 ----------   ----------
           Total interest and dividend income                     2,364,637    2,350,673
                                                                 ----------   ----------

INTEREST EXPENSE
     Deposits                                                       864,295      986,282
     Federal Home Loan Bank advances                                 31,901         --
                                                                 ----------   ----------
           Total interest expense                                   896,196      986,282
                                                                 ----------   ----------

           NET INTEREST INCOME                                    1,468,441    1,364,391

PROVISION FOR LOAN LOSSES                                             3,400        6,224
                                                                 ----------   ----------

           NET INTEREST INCOME AFTER
           PROVISION FOR LOAN LOSSES                              1,465,041    1,358,167
                                                                 ----------   ----------

NONINTEREST INCOME
     Service charges                                                 31,908       23,629
     Gain on securities available for sale                          167,536         --
     Other income                                                     2,408        2,064
                                                                 ----------   ----------
           Total noninterest income                                 201,852       25,693
                                                                 ----------   ----------

NONINTEREST EXPENSE
     Compensation and employee benefits                             662,954      440,196
     Occupancy                                                       41,672       37,370
     Furniture and equipment expense                                 36,691       34,626
     Deposit insurance premiums                                      12,714       13,590
     Supervisory examination, audit and legal                        77,308       74,835
     Advertising  and public relations                               22,935       24,149
     Service bureau expense                                          63,879       63,416
     Franchise, payroll and other taxes                              66,337       57,704
     Other expenses                                                  70,008       54,868
                                                                 ----------   ----------
           Total noninterest expense                              1,054,498      800,754
                                                                 ----------   ----------

           INCOME BEFORE INCOME TAXES                               612,395      583,106

INCOME TAXES                                                        223,029      209,447
                                                                 ----------   ----------

           NET INCOME                                            $  389,366   $  373,659
                                                                 ==========   ==========

EARNINGS PER SHARE (SINCE JULY 1, 1997)
      Basic                                                      $     0.71   $     0.47
                                                                 ==========   ==========
      Diluted                                                    $     0.70   $     0.47
                                                                 ==========   ==========

AVERAGE SHARES OUTSTANDING
      Basic                                                         545,755      608,262
                                                                 ==========   ==========
      Diluted                                                       558,363      608,262
                                                                 ==========   ==========

     The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                                      Year Ended March 31,
                                                                                                  1999                   1998
                                                                                           ---------------        ------------------

NET INCOME                                                                                   $     389,366         $   373,659
                                                                                           ----------------       -------------

OTHER COMPREHENSIVE INCOME, NET OF TAX
       Unrealized gains on securities:
            Unrealized holding gains arising during the period                                     109,236             293,298
            Reclassification adjustment for gains included in net income                          (109,853)                  -
                                                                                           ----------------       -------------
                  Other comprehensive income (loss)                                                   (617)            293,298
                                                                                           ----------------       -------------

                  COMPREHENSIVE INCOME                                                       $     388,749         $   666,957
                                                                                           ================       =============


     The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                  Accumulated
                                                     Retained       Other                                               Total
                                        Additional   Earnings-      Compre-   Unearned      Unearned                    Share-
                  Preferred   Common     Paid In    Substantially   hensive   Shares in     Shares in     Treasury     holders'
                    Stock      Stock     Capital     Restricted     Income      ESOP           RSP          Stock      Equity
                  ---------  ---------- ------------ ----------    --------- -----------   -----------   ----------  ---------------
BALANCE,
  MARCH 31, 1997  $     --     $  --    $     --     $4,410,275    $393,039  $     --      $       --    $       --    $  4,803,314

1998 Net Income         --        --          --        373,659        --          --              --            --         373,659

Sale of Common
  Stock                 --      66,143   6,127,984         --          --      (529,140)           --            --       5,664,987

Accrued
  compensation
  expense - ESOP        --        --        24,534         --          --        48,151            --            --          72,685

Other
  comprehensive
  income,
  net of tax            --        --          --           --       293,298        --              --            --         293,298

Cash Dividends
  declared
  ($.16 per
  share)                --        --          --        (97,361)       --          --              --            --         (97,361)

Purchase of
  Treasury
  Stock                 --        --          --           --          --          --              --        (529,136)     (529,136)
                  --------     -------  ----------   ----------    --------  ----------    ------------  ------------  ------------

BALANCE,
  MARCH 31, 1998        --      66,143   6,152,518    4,686,573     686,337    (480,989)           --        (529,136)   10,581,446

1999 Net Income         --        --          --        389,366        --          --              --            --         389,366

Accrued
  compensation
  expense - ESOP        --        --        26,341         --          --        61,915            --            --          88,256

Purchase of RSP
  shares                --        --          --           --          --          --          (410,084)         --        (410,084)

Vesting of RSP
  shares                --        --          --           --          --          --           125,867          --         125,867

Other
  comprehensive
  income (loss),
  net of tax            --        --          --           --          (617)       --              --            --            (617)

Cash Dividends
  declared
  ($.33 per
  share)                --        --          --       (185,028)       --          --              --            --        (185,028)

Purchase of
  Treasury
  Stock                 --        --          --           --          --          --              --        (797,634)     (797,634)
                  --------     -------  ----------   ----------    --------  ----------    ------------  ------------  ------------

BALANCE,
  MARCH 31, 1999  $     --     $66,143  $6,178,859   $4,890,911    $685,720  $ (419,074)   $   (284,217) $ (1,326,770) $  9,791,572
                  ========     =======  ==========   ==========    ========  ==========    ============  ============  ============




     The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year Ended March 31,
                                                                          1999           1998
                                                                      ------------     ------------

OPERATING ACTIVITIES
       Net income                                                      $   389,366    $   373,659
       Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
            Depreciation, amortization and accretion, net                   49,496         38,667
            Gain on sale of available for sale securities                 (167,536)          --
            Provision for loan losses                                        3,400          6,224
            Deferred federal income taxes                                    4,961        (20,483)
            ESOP amortization                                               88,256         72,685
            RSP amortization                                               125,867           --
            Decrease (increase) in accrued interest receivable
            and other assets                                               (17,458)        56,788
            Increase (decrease) in accrued interest payable
            and other liabilities                                          (13,705)       104,743
                                                                       -----------    -----------
                 Net cash provided by operating activities                 462,647        632,283
                                                                       -----------    -----------

INVESTING ACTIVITIES
       Purchase of available for sale securities                        (3,595,339)    (6,039,047)
       Proceeds from sale of available for sale securities                 171,053           --
       Proceeds from maturity of available for sale securities           4,067,447      3,425,000
       Purchase of mortgage-backed securities held to maturity                --         (251,516)
       Principal collected on mortgage - backed securities                 172,736         51,669
       Net increase in loans                                              (676,417)    (1,928,279)
       Purchases of office properties and equipment                       (153,156)       (53,261)
                                                                       -----------    -----------
                 Net cash used in investing activities                     (13,676)    (4,795,434)
                                                                       -----------    -----------

FINANCING ACTIVITIES
       Net increase (decrease) in deposits                                 251,537     (1,103,760)
       Federal Home Loan Bank advance                                    1,000,000           --
       Purchase of RSP shares                                             (410,084)          --
       Dividends Paid                                                     (185,028)       (97,362)
       Purchase of Treasury stock                                         (797,634)      (529,136)
       Proceeds from sale of common stock                                     --        5,664,987
                                                                       -----------    -----------
                 Net cash provided by (used in) financing activities      (141,209)     3,934,729
                                                                       -----------    -----------

                 (Increase) decrease in cash equivalents                   307,762       (228,422)

CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD                                                  1,566,037      1,794,459
                                                                       -----------    -----------

CASH AND CASH EQUIVALENTS,
    END OF PERIOD                                                      $ 1,873,799    $ 1,566,037
                                                                       ===========    ===========



SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
       Cash paid during the period for:
            Interest on deposits                                       $   898,729    $   990,795
            Income taxes                                                   240,927        173,104


     The accompanying notes are an integral part of the consolidated financial statements.

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 1999 AND 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Sistersville Bancorp, Inc. (the "Company") was organized in March, 1997, as a State of Delaware chartered corporation. The Company acquired 100% of the common stock of First Federal Savings Bank (the "Bank") upon the conversion of First Federal Savings and Loan Association of Sistersville (the "Association") from a federally-chartered mutual savings and loan to a federally- chartered stock savings bank in June, 1997. The operating results of the Company depend primarily upon the operating results of the Bank.

      Nature of Operations - The Company provides savings and financing services primarily to individuals through its wholly-owned subsidiary, First Federal Savings Bank located in Sistersville, West Virginia. Primary deposit products consist of savings, NOW, and Money Market deposit accounts, and certificates of deposit. Primary lending products consist of conventional mortgage, construction, and consumer loans. The Bank's primary market area for lending and deposits consists of Wood, Pleasants, Tyler, and Wetzel Counties in West Virginia.

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

      Held to Maturity Securities - These securities are purchased with the original intent to hold to maturity and events which may be reasonably anticipated are considered when determining the Company's intent and ability to hold to maturity. Securities meeting such criteria at the date of purchase and as of the balance sheet date are carried at cost, adjusted for amortization of premiums and accretion of discounts.

      Available for Sale Securities - Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at market value with unrealized gains and losses, net of tax, reflected as a component of shareholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Company's overall asset/liability management strategy. Realized securities gains and losses are computed using the specific identification method.

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

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      The Company adopted the provisions of Statement of Financial Accounting Standards Nos. 114 and 118, "Accounting for Creditors for Impairment of a Loan." It is the Company's policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

      Since the adoption of SFAS Nos.114 and 118, the Company had no loans which management has determined to be impaired.

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

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Earnings Per Common Share - On June 25, 1997, the Company issued 661,428 shares of common stock. Earnings per share data for the 1998 period has been determined by dividing net income since July 1, 1997, of $288,809 by the weighted average number of shares issued and outstanding since the original issued date. Earnings from June 25, 1997, through June 30, 1997, were determined not to be meaningful. As discussed in Note 10, the Company accounts for the 52,914 shares acquired by the Employee Stock Ownership Plan (the "ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts. The proforma net income per share for the 1999 period is $.59, assuming the shares had been outstanding for the entire period.

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

      The following table sets forth the computation of basic and diluted earnings per share. There were no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statements of Income for March 31, 1999, and net income, since inception, July 1, 1997, of $288,809 for March 31, 1998, will be used as the numerator. The following tables set forth a reconciliation of the denominator of the basic and diluted earnings per share computation:

                                                               December 31,
                                                              1999      1998
                                                              ----      ----
Denominator:
     Denominator for basic earnings per share-weighted-
       average shares                                      545,755   608,262
     Employee stock options (antidilutive)                    --        --
     Unvested RSP shares                                    12,608      --
                                                           -------   -------

     Denominator for diluted earnings per share-adjusted
       weighted-average assumed conversions                558,363   608,262
                                                           =======   =======

      Reclassification - Certain prior year amounts have been reclassified to conform with the current year's presentation.

      Cash Flows Information - The Company's policy is to include cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank in the definition of cash and cash equivalents.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 2 STOCKHOLDERS' EQUITY

      On June 25, 1997, the Company completed the sale of 661,428 common shares at $10 per share and received net proceeds of $5,664,987. Included in the 661,428 shares were 52,914 shares acquired by the ESOP.

      On March 9, 1998, the Company completed the repurchase of 33,071 shares or 5% of its outstanding common stock in the open market pursuant to a stock repurchase program. During the fiscal year ended March 31, 1999, the Company repurchased an additional 61,264 shares of its common stock.

      The following table represents the change in the Company's outstanding shares:

                                                      Preferred         Common
                                                        Stock           Stock
                                                        -----           -----

           Shares outstanding, March 31, 1997               -               -
              Shares issued                                 -           661,428
              Shares repurchased                            -           (33,071)
                                                     ---------     ------------

           Shares outstanding, March 31, 1998               -           628,357
              Shares repurchased                            -           (61,264)
                                                     ---------     ------------

           Shares outstanding, March 31, 1999               -           567,093
                                                     =========     ============


NOTE 3 - INVESTMENT SECURITIES

      The carrying amounts and fair values of investment securities are as follows at March 31, 1999 and 1998:

                                                                             1999
                                                  -----------------------------------------------------------
                                                                      Gross          Gross         Estimated
                                                   Amortized      Unrealized      Unrealized         Market
                                                       Cost           Gains         Losses            Value
                                                       ----           -----         ------            -----
      Securities Available for Sale:
         Federal Home Loan Bank Stock
           (restricted)                           $     225,700   $      -        $       -      $   225,700
         Federal Home Loan Mortgage
          Corporation Stock                              18,714      1,082,615            -        1,101,329
         Municipal securities                           906,621            -          (20,861)       885,760
         U.S. Agency Obligations                      2,251,369          1,200        (15,510)     2,237,059
         Mortgage-Backed Securities-
           GNMA                                         458,542            -             -           458,542
                                                  -------------   ------------    ----------     -----------

                Total Available for Sale              3,860,946      1,083,815        (36,371)     4,908,390

      Securities to be Held to Maturity:
         Mortgage-Backed Securities-
          GNMA and FHLMC                                350,815          6,165                       356,980
                                                  -------------   ------------    ----------     -----------

                Total                             $   4,211,761   $  1,089,980    $   (36,371)   $ 5,265,370
                                                  =============   ============    ===========    ===========


                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

                                                                             1998
                                                  ---------------------------------------------------------------
                                                                      Gross          Gross         Estimated
                                                   Amortized      Unrealized      Unrealized         Market
                                                       Cost           Gains         Losses            Value
                                                       ----           -----         ------            -----
      Securities Available for Sale:
         Federal Home Loan Bank Stock
           (restricted)                           $     203,300   $        -      $       -      $     203,300
         Federal Home Loan Mortgage
          Corporation Stock                              22,231         1,050,532         -          1,072,763
         U.S. Government and
           Agency Obligations                         4,113,299          1,355         (3,474)       4,111,180
                                                  -------------   ------------    -----------    -------------

                Total Available for Sale              4,338,830      1,051,887         (3,474)       5,387,243

      Securities to be Held to Maturity:
         Mortgage-Backed Securities-
          GNMA and FHLMC                                527,006          9,563           (204)         536,365
                                                  -------------   ------------    -----------    -------------

                Total                             $   4,865,836   $  1,061,450    $    (3,678)   $   5,923,608
                                                  =============   ============    ===========    =============


      The amortized and estimated market value of investment securities at March 31, 1999 and 1998, by contractual maturity, follow. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                         March 31, 1999
                                                  ---------------------------------------------------------------
                                                           Securities                      Securities
                                                       Available for Sale               Held to Maturity
                                                  ------------------------------  ----------------------------
                                                                   Estimated                       Estimated
                                                    Amortized         Market      Amortized           Market
                                                       Cost           Value           Cost            Value
                                                       ----           -----           ----            -----

         Due in one year or less                  $     201,489   $    202,688    $     -        $       -
         Due after one year
           through five years                           849,478        837,327          -                -
         Due after five years
           through ten years                          1,000,402        997,042          -                -
         Due after ten years                          1,106,621      1,085,762          -                -
         Mortgage-backed securities                     458,542        458,542        350,815          356,980
         Equity securities                              244,414      1,327,029          -                -
                                                  -------------   ------------    -----------    -------------

                Total                             $   3,860,946   $  4,908,390    $   350,815    $     356,980
                                                  =============   ============    ===========    =============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

                                                                        March 31, 1998
                                                  ------------------------------------------------------------
                                                           Securities                    Securities
                                                       Available for Sale             Held to Maturity
                                                  ------------------------------ -----------------------------
                                                                  Estimated                        Estimated
                                                    Amortized        Market           Amortized    Market
                                                       Cost           Value           Cost         Value
                                                       ----           -----           ----         -----

         Due in one year or less                  $   3,109,289   $  3,106,054    $      -       $       -
         Due after one year
           through five years                           204,010        205,126           -              -
         Due after five years
           through ten years                            800,000        800,000           -               -
         Mortgage-backed securities                         -              -          527,006          536,365
         Equity securities                              225,531      1,276,063           -               -
                                                  -------------   ------------    -----------    -------------

                Total                             $   4,338,830   $  5,387,243    $   527,006    $     536,365
                                                  =============   ============    ===========    =============


      There were no transfers of securities between classifications in 1999 or 1998.


NOTE 4 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Loans outstanding at March 31 are as follows:

                                                      1999              1998
                                                  ------------   ---------------
          Mortgage Loans:
             Construction                         $   119,000    $       701,350
             1-4 family                            23,681,466         22,593,575
          Consumer Loans:
             Automobiles                              699,069            698,752
             Savings account                           99,454            234,072
             Other                                     18,432             27,000
          Commercial                                  269,270             96,446
                                                  -----------    ---------------
                   Total                           24,886,691         24,351,195
          Less:
             Allowance for loan losses                172,250            168,850
             Undisbursed funds                        342,928            463,171
             Net deferred loan fees                    51,572             72,250
                                                  -----------    ---------------

                   Loans receivable, net          $24,319,941    $    23,646,924
                                                  ===========    ===============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 4 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

      Activity in the allowance for loan losses for the years ended March 31, 1999 and 1998, is summarized as follows:

                                                        1999       1998
                                                      --------    --------

          Balance, beginning of year                  $168,850    $164,150
          Add provisions charged to operations           3,400       6,224
                                                      --------    --------
                                                       172,250     170,374
          Less loans charged off                           -         1,524
                                                      --------    --------

          Balance, end of period                      $172,250    $168,850
                                                      ========    ========


      In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. Total loans outstanding to officers and directors at March 31, 1999 and 1998, were $28,633 and $56,142, respectively.


NOTE 5 - OFFICE PROPERTIES AND EQUIPMENT

      Properties and equipment at March 31 are summarized as follows:

                                                        1999       1998
                                                      --------    --------

          Land                                        $ 38,500    $ 38,500
          Office buildings and improvements            543,300     422,648
          Furniture, fixtures, and equipment           242,192     209,688
                                                      --------    --------
                   Total                               823,992     670,836
          Less accumulated depreciation                336,257     292,474
                                                      --------    --------

                   Premises and equipment, net        $487,735    $378,362
                                                      ========    ========


      Depreciation charged to operations amounted to $43,783 and $38,438 for the years ended March 31, 1999 and 1998, respectively.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 6 - DEPOSITS ANALYSIS

      Deposit accounts at March 31 are summarized as follows:

                                                                      1999                          1998
                                                      ---------------------------   -------------------------------
                                                                        Percent of                      Percent of
                                                           Amount        Portfolio      Amount          Portfolio
                                                           ------        ---------      ------          ---------

          Savings accounts                            $    8,426,081        40.4%   $    8,194,602        39.8%
          NOW accounts                                     1,326,967         6.4%        1,338,296         6.5%
          Money market accounts                            1,136,401         5.4%        1,189,391         5.8%
                                                      --------------   ----------   --------------   ----------
                                                          10,889,449        52.2%       10,722,289        52.1%
                                                      --------------   ----------   --------------   ----------

          Certificates of deposit:
             4.01 - 6.00%                                  8,997,052        43.2%        8,332,910        40.4%
             6.01 - 8.00%                                    961,001         4.6%        1,540,766         7.5%
                                                      --------------   ----------   --------------   ----------
                                                           9,958,053        47.8%        9,873,676        47.9%
                                                      --------------   ----------   --------------   ----------

                   Total                              $   20,847,502       100.0%   $   20,595,965       100.0%
                                                      ==============   ==========   ==============   ==========


      The scheduled maturities of certificates of deposit at March 31, 1999, are as follows:

                                                                  Amount
                                                                  ------

          Within one year                                      $   5,480,937
          Due after one year, but within two years                 1,855,861
          Due after two years, but within three years              1,370,470
          Due after three years                                    1,250,785
                                                               -------------

                   Total                                       $   9,958,053
                                                               =============


      Certificates of deposit issued in denominations of $100,000 or more amounted to $566,403 at March 31, 1999, and $410,729 at March 31, 1998.
      Deposits in excess of $100,000 are not federally insured.

      Interest expense by deposit category is as follows:

                                                Year Ended March 31,
                                                 1999              1998
                                                 ----              ----

          Savings - passbook                $      295,396    $     358,125
          NOW and money market                      63,497           87,930
          Time certificates of deposit             505,402          540,227
                                            --------------    -------------

                   Total                    $      864,295    $     986,282
                                            ==============    =============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of tangible and core capital (as defined) to adjusted assets (as defined). Management believes, as of March 31, 1999, that the Bank meets all capital adequacy requirements to which they are subject.

      As of March 31, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk- based, Tier I (core) risk-based, core, and tangible ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

      The following table reconciles capital under generally accepted accounting principles to regulatory capital:

                                                              March 31,
                                                          1999        1998
                                                          ----        ----
                                                          (In Thousands)

          Total equity                                  $ 8,894     $ 8,518

          Accumulated other comprehensive income           (688)       (687)
                                                        --------    --------

                   Tier I (core) and tangible capital     8,206       7,831

          Allowance for loan losses                         172         169
                                                        -------     -------

                   Risk-based capital                   $ 8,378     $ 8,000
                                                        =======     =======

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 7 - REGULATORY MATTERS (CONTINUED)

      At March 31, the actual capital levels of the Bank and the minimum required levels are as follows:

                                                                            1999                      1998
                                                               ----------------------    ----------------------
                                                               Amount         Ratio      Amount         Ratio
                                                               ------         -----      ------         -----
                                                                   (In Thousands)             (In Thousands)
          Total Capital to Risk-Weighted Assets
             Actual                                            $   8,378       54.12%    $   8,000       55.65%
             For capital adequacy purposes                         1,238        8.00%        1,150        8.00%
             To be "well capitalized"                              1,548       10.00%        1,438       10.00%

          Tier I (Core) Capital to Risk-Weighted Assets
             Actual                                            $   8,206       53.01%    $   7,831       54.47%
             For capital adequacy purposes                           619        4.00%          575        4.00%
             To be "well capitalized"                                929        6.00%          863        6.00%

          Tier I (Core) Capital to Adjusted Assets
             Actual                                            $   8,206       26.83%    $   7,831       26.84%
             For capital adequacy purposes                           917        3.00%          875        3.00%
             To be "well capitalized"                              1,529        5.00%        1,459        5.00%

          Tangible Capital to Adjusted Assets
             Actual                                            $   8,206       26.83%    $   7,831       26.84%
             For capital adequacy purposes                           459        1.50%          438        1.50%
             To be "well capitalized"                                N/A          N/A        N/A        N/A


NOTE 8 - INCOME TAX

      Until 1996, thrift institutions were permitted a special bad debts deduction limited generally to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and requires that bad debts for federal income tax purposes be determined based primarily on the experience method. The Act provides that bad debt reserves accumulated after 1987 are subject to recapture over a maximum of six years. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income, at March 31, 1999 and 1998, included approximately $618,000 (pre 1988 reserves) for which federal income tax has not been provided.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 8 - INCOME TAX (CONTINUED)

      The provisions for Federal income taxes consist of:

                                                                                 Year Ended March 31,
                                                                                1999               1998
                                                                                ----               ----
          Current                                                           $    218,068      $    229,930

          Deferred                                                                  4,961          (20,483)
                                                                            -------------     ------------

                   Total                                                    $     223,029     $    209,447
                                                                            =============     ============


      The following temporary differences gave rise to the deferred tax (asset) liability at:

                                                                                          March 31,
                                                                                 1999              1998
                                                                                 ----              ----

          Deferred loan fees                                                $    (17,534)     $    (24,565)
          Other income and expense recognized in the financial
            statements on the accrual basis, but on the cash basis
            for tax purposes                                                      29,081            13,464
          Bad debt reserve, net                                                  (22,865)          (24,143)
          RSP amortization                                                       (18,424)              -
          Depreciation                                                            16,595            19,761
          Others                                                                   3,876             7,398
                                                                            ------------      ------------
                                                                                  (9,271)           (8,085)
          Unrealized gains on available-for-sale securities                      368,089           362,295
                                                                            ------------      ------------

               Net deferred tax liability                                   $    358,818      $    354,210
                                                                            ============      ============


      A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                                                 Year Ended March 31,
                                                                                1999               1998
                                                                                ----               ----

      Tax at statutory rate (34%)                                           $     208,214     $    198,256
          Increase (decrease) in taxes resulting from:
             Nondeductible ESOP compensation                                        8,956            8,342
             Other, net                                                             5,859            2,849
                                                                            -------------     ------------

                   Total                                                    $     223,029     $    209,447
                                                                            =============     ============

                   Effective rate                                                   36.4%            35.9%
                                                                            =============     ============


                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 9 - RETIREMENT PLAN

      The Bank participates in the multi-employer Financial Institutions Retirement Fund covering all full-time officers and employees completing one year of service and attainment of age 21. Because the plan is a multi-employer plan, plan information for the Bank separately is not determinable. Pension expense, including administrative charges, for the years ended March 31, 1999 and 1998, was $1,800 and $600, respectively.


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

      The Bank is scheduled to make quarterly contributions to the trust to allow the trust to make the required interest payments and an annual contribution to allow the trust to make the required principal payment. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Bank reports compensation expense based upon the fair value of the shares, and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends paid on unallocated shares are recorded as compensation expense. Compensation expense for the ESOP for the years ended March 31, 1999 and 1998, was $81,171 and $74,771, respectively.

      The following table represents the components of the ESOP shares at March 31:

                                                      1999            1998
                                                    ----------     -------------

          Allocated shares                                 -            -
          Shares committed for allocation               11,007           4,815
          Shares distributed                               -            -
          Unallocated (noncommitted) shares             41,907          48,099
                                                    ----------     -----------

                   Total ESOP shares                    52,914          52,914
                                                    ==========     ===========

          Fair value of noncommitted shares         $  518,599     $   751,547
                                                    ==========     ===========

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 11 - RESTRICTED STOCK PLAN (RSP)

      The Board of Directors adopted a RSP for directors and certain officers and employees which was approved by stockholders at the annual meeting held on July 16, 1998. The objective of this RSP is to enable the Bank to retain its corporate officers, key employees, and directors who have the experience and the ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of the Board-appointed committee are eligible to receive benefits under the RSP. Non-employee directors of the Bank serve as trustees for the RSP, and have the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

      In August, 1998, the Trust purchased, with funds contributed by the Bank, shares of the common stock of which 23,185 shares were awarded to directors and employees, and 3,272 shares remained unawarded. Directors, officers, and employees who terminate their employment with the Bank shall forfeit the right to any shares which were awarded but not earned, except in the event of death, disability, retirement, or a change in control of the Bank or Company. The Bank granted a total of 23,185 shares of common stock on July 16, 1998, of which 4,637 became immediately vested under the plan. Remaining shares become earned and non-forfeitable over a four-year period on each anniversary date of the award beginning July 16, 1999. The RSP shares purchased in the conversion initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are earned and recorded as an addition to stockholders' equity. Net compensation expense attributable to the RSP amounted to $125,866 for the year ended March 31, 1999.


NOTE 12 - STOCK OPTION PLAN

      The Board of Directors adopted a Stock Option Plan for the directors, officers, and employees which was approved by stockholders at the annual meeting held on July 16, 1998. An aggregate of 66,142 shares of authorized but unissued common stock of the Company was reserved for issuance under the Stock Option Plan. The Company granted options to purchase 58,000 shares of common stock. The options are first exercisable over a five-year period beginning July 16, 1998. The stock options typically have expiration terms of ten years. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to additional paid-in capital.

      The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement encourages, but does not require the Company to recognize compensation expense for all awards of equity instruments issued. The statement established a fair value based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement No. 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," but requires disclosure of pro forma net income and earnings per share as if the Company had applied the new method.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 12 - STOCK OPTION PLAN (CONTINUED)

      Under Accounting Principles Board Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                               March 31,
                                                                 1999
                                                                 ----
          Net income:
                As reported                                $       389,366
                Pro forma                                  $       313,464

          Basic earnings per share:
                As reported                                $           .71
                Pro forma                                  $           .57

          Diluted earnings per share:
                As reported                                $           .70
                Pro forma                                  $           .56

      The following table presents share data related to the Stock Option Plan:

                                                            Shares Under Option
                                                            -------------------
                                                              1999      1998
                                                              ----      ----

          Outstanding, beginning of year                        -         -
          Granted during the period                          58,000       -
          Cancelled during the period                           -         -
          Exercised during the period                           -         -
                                                            -------    ------

                Outstanding, end of period (option price of
                  $15.8125 per share)                        58,000       -
                                                            =======    ======


NOTE 13 - COMMITMENTS AND CONTINGENCIES

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

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 13 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      The following represents financial instruments whose contract amounts represent credit risk at March 31:
                                                          Contract Amount
                                                --------------------------------
                                                       1999            1998
                                                -------------    ---------------
          Commitments to originate loans:
              Fixed rate                        $     467,000    $     891,000
          Loans in process                            343,000          463,000
          Unused lines of credit                          -            170,000
                                                -------------    -------------

                Total                           $     810,000    $   1,524,000
                                                =============    =============

      The range of interest rates on fixed rate residential mortgage loan commitments was 6.99% to 7.25% at March 31, 1999.

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

      Concentration of Credit Risk
      ----------------------------

      The Subsidiary Bank's real estate loans and loan commitments are primarily for properties located throughout Northern West Virginia. Repayment of these loans is in part dependent upon the economic conditions in this region. These loans are primarily at fixed interest rates.


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

          Cash and Cash Equivalents: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

      The estimated fair values of the Company's financial instruments are as follows:

                                                       March 31, 1999                   March 31, 1998
                                             -------------------------------   ------------------------------
                                                  Carrying        Estimated         Carrying       Estimated
                                                  Amount          Fair Value        Amount         Fair Value
                                                  ------          ----------        ------         ----------

         Financial Assets:
            Cash and cash equivalents        $   1,874,000     $   1,874,000   $    1,566,000   $   1,566,000
            Securities available for sale        4,908,000         4,908,000        5,387,000       5,387,000
            Securities held to maturity            351,000           357,000          527,000         536,000
            Loans, net                          24,320,000        24,902,000       23,647,000      24,240,000

         Financial Liabilities:
            Deposits                            20,848,000        20,956,000       20,596,000      20,663,000


NOTE 15 - CONVERSION AND REORGANIZATION

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

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 15 - CONVERSION AND REORGANIZATION (CONTINUED)

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


NOTE 16 - ADVANCES FROM FEDERAL HOME LOAN BANK

      As of March 31, 1999, the Bank had outstanding an advance from the Federal Home Loan Bank (FHLB) of Pittsburgh of $1,000,000. Various assets with a total collateral value of $20,600,000 were pledged to the FHLB as collateral at March 31, 1999. The advance is a 5.15% fixed-interest obligation with an optional change to a variable interest rate at August 21, 1999. The advance matures on August 31, 2008, while interest payments are payable monthly on the outstanding principal balance.


NOTE 17 - DIRECTOR RETIREMENT AGREEMENT

      Effective May 7, 1998, the Company and Subsidiary Bank offered individual retirement agreements with current directors of the Company and the Bank having completed a minimum of fifteen years of service. Under the terms of the agreement, retiring directors receive $1,200 for each year of past service as a board member of the Bank or Association and the Company. Retirement benefits were payable either in quarterly installments over a five-year period commencing September 17, 1998, or in a lump sum with the total benefit discounted at an annual rate of five percent (5%). Directors executing the retirement agreement discontinued serving as active directors to the Company and Bank on July 2, 1998.

      At May 16, 1998, four directors executed retirement agreements. Based on the past service of those directors involved, the Company took a pre-tax charge of $94,000 in the first fiscal quarter of the year ending March 31, 1999, representing the present value of benefit payments.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998


NOTE 18 - COMPREHENSIVE INCOME

      In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income in a full set of financial statements. The Bank adopted this statement on April 1, 1998, and has reclassified information in the 1998 financial statements to reflect application of the provisions of this statement. Unrealized gains and losses on securities available for sale are the only components of other comprehensive income (loss) that apply to the Bank.

                                                       1999         1998
                                                   ----------- -------------

         Before-tax amount                         $    (968)  $    452,900
         Tax effect                                      351       (159,602)
                                                   ---------   ------------

               Net-of-tax amount                   $    (617)  $    293,298
                                                   =========   ============


NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

      Effective June 25, 1997, active operations of Sistersville Bancorp, Inc. were initiated with the approval of the stock conversion of the
      Association   and   correspondent   purchase  of  all  the  stock  of  the
      wholly-owned Subsidiary Bank by the Company, which coincided with the initial public offering of the Company stock. The condensed financial statements of Sistersville Bancorp, Inc.
      are as follows:

                                  BALANCE SHEET
                                 MARCH 31, 1999

ASSETS
      Deposits with Subsidiary Bank                               $      265,016
      Investment in Subsidiary Bank                                    8,364,584
      Investment securities available for sale                           849,158
      Loan receivable from ESOP                                          529,140
      Receivable from Subsidiary                                          71,190
      Other assets                                                        27,536
                                                                  --------------

                 TOTAL ASSETS                                     $   10,106,624
                                                                  ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
      Payable from subsidiary                                     $      284,217
      Other liabilities                                                   30,835
      Shareholders' equity                                             9,791,572
                                                                  --------------

                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $   10,106,624
                                                                  ==============

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1999 AND 1998

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


                               STATEMENT OF INCOME
                            YEAR ENDED MARCH 31, 1999

INCOME
      Interest                                                      $    91,113

OPERATING EXPENSES                                                       65,382
                                                                    -----------
                 Income before income tax and equity
                   in undistributed income of Subsidiary                 25,731

INCOME TAX                                                              (12,600)

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                            376,235
                                                                    -----------

                 NET INCOME                                         $   389,366
                                                                    ===========



                             STATEMENT OF CASH FLOWS
                            YEAR ENDED MARCH 31, 1999

OPERATING ACTIVITIES
      Net income                                                    $   389,366
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Undistributed earnings of Subsidiary                          (376,235)
         Investment amortization/accretion, net                           2,098
         ESOP amortization                                               88,256
         RSP amortization                                               125,867
         Increase in other assets                                         8,575
         Increase in other liabilities                                  284,776
                                                                    -----------
                 Net cash provided by operating activities              522,703
                                                                    -----------

INVESTING ACTIVITIES
      Investment purchases                                             (852,500)
      Investment maturities                                           1,460,000
                                                                    -----------
                 Net cash provided by investing activities              607,500
                                                                    -----------

FINANCING ACTIVITIES
      Purchase of RSP shares                                           (410,084)
      Purchase of treasury stock                                       (797,634)
      Dividends paid                                                   (185,028)
                                                                    -----------
                 Net cash used in financing activities               (1,392,746)
                                                                    -----------

                 DECREASE IN CASH AND CASH EQUIVALENTS                 (262,543)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            527,559
                                                                    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $   265,016
                                                                    ===========


SUPPLEMENTAL DISCLOSURES
      Income tax payments                                           $    23,103
      Interest paid                                                        --

            SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK

CORPORATE OFFICE                                         INDEPENDENT AUDITORS
----------------                                         --------------------
726 Wells Street                                         S. R. Snodgrass, A.C.
Sistersville, WV 26175                                   980 National Road
(304) 652-3671                                           Wheeling, WV 26003


SPECIAL COUNSEL
---------------
Malizia Spidi and Fisch, P.C.
One Franklin Square
1301 K Street, N.W., Suite 700 East
Washington, D.C. 20005


TRANSFER AGENT
--------------
American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005


SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK
---------------------------------------------------------
BOARD OF DIRECTORS
------------------

Lester C. Doak, Chairman                                 Ellen E. Thistle
David W. Miller                                          Charles P. LaRue
Gary L. Ward                                             Stanley M. Kiser


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


Sistersville Bancorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999, as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request. The 1999 Annual Meeting of Stockholders will be held on July 14, 1999, at 9:00 a.m. at the offices of First Federal Savings Bank, 726 Wells Street, Sistersville, West Virginia.