Form 10KSB40, Exhibit 13
period 2000-03-31
SISTERSVILLE BANCORP INC
filed 2000-06-15
CIK 1035372

EXHIBIT 13

                               [LOGO]  Sistersville
                              ======================
                                  Bancorp, Inc.

                         726 WELLS STREET, P.O. BOX 187
                             SISTERSVILLE, WV 26175
                                  304-652-3671


Report to Shareholders:

I am pleased to provide to you the Sistersville Bancorp, Inc. (the "Company") 2000 Annual Report. Our preparations for the Year 2000 date change proved to be successful, as the Company and its subsidiary, First Federal Savings Bank (the "Bank"), enjoyed a smooth transition into the new year.

In June of this year the Company will celebrate its three year anniversary as a public company. The book value of our stock has been increased significantly since our initial public offering due principally to Company stock repurchases. Your board of directors increased dividends for the third straight year, and will continue to work to provide you value on your investment in Sistersville Bancorp. The public sector's desire for the stock of financial institutions has proven to be lukewarm over the past year, due mainly to the public's appetite for technology stocks. Recently, however, there have been signs that this trend has slowed, and financial institution stocks are once again beginning to be viewed as favorable investments.

I am pleased to report that First Federal Savings Bank opened its first branch office in May. The branch is located in a new shopping center in Parkersburg, West Virginia. This is a full service office located in a growing area. Although it will take a few years for the branch to positively impact earnings, it will provide an expanded market area for growth, followed by increased earnings in the future.

I look forward to the challenges of enhancing the value of the Company during the upcoming year. I commend the dedication and efforts of our employees and directors, and express my appreciation for the continued support of our customers and shareholders.

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

The Bank is a federally chartered stock savings bank headquartered in Sistersville, West Virginia. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF"). The Bank is a member of and owns capital stock in the Federal Home Loan Bank of Pittsburgh ("FHLB"), which is one of the 12 regional banks in the FHLB system. Unless otherwise stated, the term "Bank" refers to both the Bank's and Company's activities on a consolidated basis.

The Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by single-family residential real estate.

Stock Market Information

The Company's common stock has been traded under the symbol "SVBC" since it commenced trading in June, 1997. Price information with respect to the common shares of SVBC is quoted on the OTC Bulletin Board. The following table sets forth the high and low bid prices for the common shares of SVBC for each quarter of fiscal year ended March 31, 2000 and 1999. Price quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                           Date                               High         Low
                           ----                               ----         ---

         Fiscal year ended March 31, 2000:

                  April 1, 1999 - June 30, 1999             $ 12.50      $ 11.25
                  July 1, 1999 - September 30, 1999           11.38        11.00
                  October 1, 1999 - December 31, 1999         11.00        10.12
                  January 1, 2000 - March 31, 2000            10.25         9.00

         Fiscal year ended March 31, 1999:

                  April 1, 1998 - June 30, 1998             $ 16.00      $ 15.00
                  July 1, 1998 - September 30, 1998           16.50        13.00
                  October 1, 1998 - December 31, 1998         13.50        12.75
                  January 1, 1999 - March 31, 1999            13.38        12.38

SVBC declared a semi-annual dividend of $.17 per share in June, 1999. A semi-annual dividend per share of $.18 was also declared in December, 1999. The number of shareholders of record of common stock as of the record date of June 2, 2000, was approximately 200. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At June 2, 2000, there were 538,739 shares of common stock outstanding. The Company's ability to pay dividends to stockholders is primarily dependent upon income earned on investments and the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS.

                              SELECTED CONSOLIDATED
                      FINANCIAL INFORMATION AND OTHER DATA

The following table sets forth certain information concerning the consolidated financial condition, earnings and other data regarding the Company at the dates and for the periods indicated.

Selected financial condition and other data:

                                            At March 31,
                                   -------------------------------
                                       2000               1999
                                   --------------     ------------
                                      (Dollars in thousands)
Total assets                             $31,762          $32,188
Loans receivable, net                     25,389           24,320
Mortgage-backed securities                   559              809
Investments (1)                            4,043            6,294
Cash - noninterest bearing                   141               30
Savings deposits                          21,054           20,848
Other borrowings                             900            1,000
Stockholders' equity (2)                   9,424            9,792

Number of full-service offices                 1                1

(1) Includes FHLB stock, FHLMC stock and interest bearing deposits in other financial institutions
(2) Includes accumulated other comprehensive income, net of applicable income taxes


Summary of Operations

                                                              Year Ended March 31,
                                                          -------------------------------
                                                               2000              1999
                                                          --------------     ------------
                                                             (Dollars in Thousands)
Interest and dividend income                                     $2,284           $2,364
Interest expense                                                    932              896
                                                          --------------   --------------
     Net interest income                                          1,352            1,468
                                                          --------------   --------------
Provision for loan losses                                             4                3
                                                          --------------   --------------
     Net interest income after provision for loan losses          1,348            1,465
                                                          --------------   --------------
Non-interest income:
  Service charges                                                    33               32
  Gain on sale of investments                                        --              168
  Other income                                                        2                2
                                                          --------------   --------------
     Total other income                                              35              202
                                                          --------------   --------------
Non-interest expense:
  Compensation and employee benefits                                549              663
  Occupancy and equipment                                            87               78
  Deposit insurance premiums                                         10               13
  Loss on sale of investments                                        23               --
  Other general and administrative                                  313              301
                                                          --------------   --------------
    Total non-interest expense                                      982            1,055
                                                          --------------   --------------
    Income before income taxes                                      401              612

Provision for federal income taxes                                  135              223
                                                          --------------   --------------
     Net income                                                    $266             $389
                                                          ==============   ==============

The table below sets forth certain performance ratios of the Company for the periods indicated:

                                                                         For the Year Ended
                                                                              March 31,
                                                                  ---------------------------------
                                                                       2000                1999
                                                                  -------------         -----------
Capital Ratios:
Average equity to average assets ratio
 (average equity divided by average total assets)                     29.80%              32.25%
Equity to assets at period end                                        29.67%              30.42%


Performance Ratios:
Return on average equity (net income
 divided by average equity)                                            2.78%               3.77%
Return on average assets (net income
 divided by average total assets)                                      0.83%               1.22%
Net interest rate spread                                               3.20%               3.32%
Net yield on average interest earning assets                           4.39%               4.71%
Average interest earning assets to
 average interest-bearing liabilities                                139.42%             148.43%
Net interest income after provision for possible
  loan losses, to total other expenses                               137.27%             138.86%
Non-interest expense to average assets                                 3.06%               3.30%
Efficiency Ratio (1)                                                  71.00%              63.26%


Asset Quality Ratios:
Non-performing loans to total assets                                   0.00%               0.01%
Non-performing loans to total loans                                    0.00%               0.01%
Allowance for loan losses to total loans                               0.69%               0.71%
Allowance for loan losses to total non-performing loans                  N/A            8600.00%
Allowance for loan losses to total non-performing assets (2)             N/A            8600.00%


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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


GENERAL

The Company's results from operations consist primarily of interest income from the investing of funds from proceeds generated by the sale of common stock and accounting and legal expense incurred relating to public filings. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expense, such as employee benefits and other income, loan-related fees, and fees on deposit-related services.

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

NET PORTFOLIO VALUE

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("the net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at March 31, 2000.



                                             Net Portfolio Value
                                         -----------------------
              Change                                     Board
             in Market                       NPV         Policy
         Interest Rates                     Ratio       Limit (2)
         --------------                   --------    -----------

               +300 bp                     23.34%           10%
               +200 bp                     25.10            10
               +100 bp                     26.84            10
                  0 bp                     28.73            10
               -100 bp                     29.62            10
               -200 bp                     29.92            10
               -300 bp                     30.35            10

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

                                     Year Ended March 31,                      At  March 31,
                         -------------------------------------------------  ----------------
                                  2000                     1999                    2000
                         ------------------------ -------------------------  ----------------
                                          Average                   Average           Average
                         Average          Yield/  Average           Yield/            Yield/
                         Balance Interest  Cost   Balance Interest   Cost    Balance   Cost
                         ------- --------  ----   ------- --------   ----    -------   ----
                                                           (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)   $24,955  $1,982   7.94%  $24,032   $2,002    8.33%  $25,389    7.66%
  Investment
    securities (2)(6)      5,186     262   5.05%    6,580      322    4.89%    4,043    5.68%
  Mortgage-backed
    securities               660      40   6.06%      568       41    7.22%      559    6.99%
                         ------- -------  ------   ------   ------  -------  -------   ------
     Total interest-
       earning assets     30,801   2,284   7.42%   31,180    2,365    7.58%   29,991    7.38%
                                 -------  ------            ------  -------            ------
Non-interest-earning
  assets                   1,325                      807                      1,771
                         -------                   ------                    -------
     Total assets        $32,126                  $31,987                    $31,762
                         =======                   ======                    =======
Interest-bearing
liabilities:
  Regular savings
    deposits              $8,588     302   3.52%   $8,233      295    3.58%   $8,744    3.50%
  Now accounts             1,395      34   2.44%    1,224       29    2.37%    1,519    2.50%
  Money market demand      1,097      36   3.28%    1,160       34    2.93%      976    3.25%
  Time deposits           10,066     509   5.06%    9,775      506    5.18%    9,815    5.41%
                         ------- -------  ------   ------   ------  -------  -------   ------
     Subtotal deposits    21,146     881   4.17%   20,392      864    4.24%   21,054    4.31%

  Short-term borrowings      946      51   5.39%      615       32    5.20%      900    6.62%
                         ------- -------  ------   ------   ------  -------  -------   ------
     Total interest-
       bearing
       liabilities        22,092     932   4.22%   21,007      896    4.27%   21,954    4.40%
                                 -------  ------            ------  -------            ------
Noninterest-bearing
  liabilities                459                      665                        385
                         -------                   ------                    -------
     Total Liabilities    22,551                   21,672                     22,339


Retained Earnings (3)      9,575                   10,315                      9,423
                         -------                   ------                    -------
     Total liabilities
      and retained
      earnings           $32,126                  $31,987                    $31,762
                         =======                   ======                    =======
Net interest income               $1,352                    $1,469
                                 =======                    ======
Interest rate spread(4)                    3.20%                     3.32%              2.98%
                                          ======                   =======            ======
Net yield on interest-
  earning assets(5)                        4.39%                     4.71%              4.51%
                                          ======                   =======            ======
Ratio of average interest-
  earning assets to average
  interest-bearing liabi1ities           139.42%                   148.43%            136.62%
                                         =======                   =======            ======

-----------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions, FHLB stock and FHLMC stock; bonds
(3) Includes accumulated other comprehensive income on securities available-for-sale, net of applicable deferred income taxes.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(6) Includes municipal securites whose average yield/cost at March 31, 2000 is calculated on the tax equivalent yield.

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

                                                     Year Ended March 31,
                                                        2000 vs. 1999
                                             -----------------------------------
                                                                 Rate/
                                              Volume     Rate   Volume      Net
                                              ------     ----   ------      ---
Interest-earning assets:
  Loans receivable                             $  77    ($ 94)   ($  5)   ($ 22)
  Investment securities                          (68)      11       (2)     (59)
  Mortgage-backed securities                       7       (7)      (1)      (1)
                                               -----    -----    -----    -----
      Total interest-earning assets               16      (90)      (8)     (82)
                                               -----    -----    -----    -----

Interest-bearing liabilities:
  Savings deposits                                32      (14)      (1)      17
  Short-term borrowings                           17        1        1       19
                                               -----    -----    -----    -----
      Total interest-bearing liabilities          49      (13)      --       36
                                               -----    -----    -----    -----

      Net change in net interest income        ($ 33)   ($ 77)   ($  8)   ($118)
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

The Company's total assets decreased by approximately $426,000 to $31,762,000 at March 31, 2000, from $32,188,000 at March 31, 1999. Cash and cash equivalents decreased $1,485,000 to $389,000 at March 31, 2000, from $1,874,000 at March 31,
1999. This decrease represented the outflow of cash associated with the purchase of available-for-sale securities, increase in loan production, purchase of office properties and equipment, and purchase of Treasury shares, offset by depositors' investment of funds, maturity and sale of available-for-sale securities, and principal collected on mortgage-backed securities. Investment securities decreased $906,000 from $5,259,000 at March 31, 1999, to $4,353,000 at March 31, 2000. This decrease was the result of $1.3 million in matured or sold U.S. Agency securities, $247,000 in principal collected on mortgage-backed securities, and $413,000 decrease in the market value of available-for-sale securities, offset by the purchase of $1.1 million in U.S. Agency securities. Net loans receivable increased $1.1 million from $24,320,000 at March 31, 1999, to $25,389,000 at March 31, 2000. The increase in loans was attributable to an increase in one-to-four family residential mortgage loans. Such increases primarily reflect the economic health of the Bank's market area and the competitive pricing of the Bank's loan products. Office property and equipment increased $881,000 from $488,000 at March 31, 1999, to $1,369,000 at March 31,
2000, which was the direct result of the purchase of land and construction costs of a new branch office in Parkersburg, West Virginia.

Total liabilities decreased $57,000 from $22,396,000 at March 31, 1999, to $22,339,000 at March 31, 2000. The decrease was attributable to a $159,000 decrease in deferred income taxes from $359,000 at March 31, 1999, to $200,000 at March 31, 2000, which was a result of the tax effect on the decrease in the market value of available-for-sale securities during the year ended March 31, 2000. The Federal Home Loan Bank ("FHLB") advance decreased $100,000 from $1.0 million at March 31, 1999, to $900,000 at March 31, 2000. Deposits increased by $206,000 to $21,054,000 at March 31, 2000, from $20,848,000 at March 31, 1999.

Stockholders' equity decreased $368,000 to $9,424,000 at March 31, 2000, compared to $9,792,000 at March 31, 1999. The decrease was attributable to the purchase of Treasury shares in the amount of $323,000, payment of dividends in the amount of $174,000, and the decrease of $266,000 in accumulated other comprehensive income from $686,000 as of March 31, 1999, to $420,000 as of March 31, 2000 as a result of the decrease in the market value of available-for-sale securities. This decrease was offset by net income of $266,000, allocation of shares in the ESOP in the amount of $56,000 and vesting of shares in the RSP in the amount of $72,000.

Comparison of the Results of Operations for the Years Ended March 31, 2000 and 1999

Net Income. Net income decreased by $123,000, or 31.7%, from net income of $389,000 for the year ended March 31, 1999, to net income of $266,000 for the year ended March 31, 2000.

Interest and Dividend Income. Interest and dividend income decreased $80,000, or 3.4%, to $2,284,000 for the year ended March 31, 2000, compared to $2,364,000 for the year ended March 31, 1999. The decrease in interest and dividend income was the result a decrease in interest on investments in the amount of $65,000, or 19.0%, and the decrease in interest on loans in the amount of $21,000, or 1.0%. The decrease in interest on investments from $340,000 as of March 31, 1999, to $275,000 as of March 31, 2000, was the result of a decrease in the average balance of investments of $1.4 million from $6.5 million for the year ended March 31, 1999, to $5.1 million for the year ended March 31, 2000, offset by the increase in yields on investment securities by 16 basis points from 4.89% as of March 31, 1999, to 5.05% as of March 31, 2000. The decrease in taxable interest on loans from $2,002,000 as of March 31, 1999, to $1,981,000 as of March 31, 2000, was due to a decline of 39 basis points in average yield from 8.33% to 7.94% offset by the increase in the average balance of loans of $923,000, from $24.0 million for the year ended March 31, 1999, to $24.9 million as of March 31, 2000.

Interest Expense. Interest expense increased $36,000, or 4.0%, from $896,000 for the year ended March 31, 1999, to $932,000 for the year ended March 31, 2000. An increase in the average balance of interest- bearing deposits of $754,000 to $21.1 million from $20.3 million, offset by a reduction in the cost of funds from 4.24% for the year ended March 31, 1999, as compared to 4.17% for the year ended March 31, 2000, resulted in the increase in interest expense on deposits of $17,000, or 2.0%. Interest expense on the FHLB advance increased $19,000, or 58.7%, from $32,000 as of March 31, 1999, to $51,000 as of March 31, 2000. The
increase was the direct result of an increase in the average balance of the FHLB advance in the amount of $331,000 with an increase in average yield of 19 basis points from 5.20% at March 31, 1999, to 5.39% at March 31, 2000.

Net Interest Income. Net interest income decreased $117,000, or 7.9%, from $1,469,000 for the year ended March 31, 1999, to $1,352,000 for the year ended March 31, 2000. The decrease is primarily attributable to a decrease in the average balance of investment securities and an increase in the average balance of interest-bearing deposits and FHLB advances from the year ended March 31, 1999, to the year ended March 31, 2000, as previously discussed.

Provision For Loan Losses. The provision for loan losses increased $1,000, or 21.9%, from $3,000 for the year ended March 31, 1999, to $4,000 for the year ended March 31, 2000, based on management's analysis of the reserve's adequacy. The reserve for loan losses was $175,000 at March 31, 2000, as compared to $172,000 at March 31, 1999.

Noninterest income. Noninterest income decreased by $167,000, or 82.6%, from $202,000 for the year ended March 31, 1999, to $35,000 for the year ended March 31, 2000. The decrease is primarily attributable to a gain on the sale of available-for-sale securities during the year ended March 31, 1999, in the amount of $168,000 which was not present during the year ended March 31, 2000. The remaining portion of noninterest income is comprised primarily of service charges on deposit accounts.

Noninterest Expense. Noninterest expense decreased by $73,000, or 6.9%, from $1,055,000 for the year ended March 31, 1999, to $982,000 for the year ended March 31, 2000. Compensation and employee benefits decreased by $114,000, or 17.3%, from $663,000 for the year ended March 31, 1999, to $549,000 for the year ended March 31, 2000. The change is due to a decrease in compensation costs of $79,000 associated with the RSP and ESOP. The decrease is also attributable to special one-time retirement agreements executed by four directors resulting in a pre-tax charge of approximately $94,000 during the year ended March 31, 1999, which did not occur during the year ended March 31, 2000. Under terms of the agreements, the four directors accepting the offer relinquished their positions as directors on July 2, 1998. These decreases were offset by a $59,000 increase which was the direct result of an increase in the number of employees associated with the anticipated opening of the new branch office. Advertising and public relations increased by $12,000, or 51.1%, from $23,000 for the year ended March 31, 1999, to $35,000 for the year ended March 31, 2000. The change is the result of the increase in expenses related to the advertisement of the new branch office located in Parkersburg, WV to be opened during the year ended March 31, 2001. Other expenses increased by $9,000, or 13.0%, to $79,000 for the year ended March 31, 2000, from $70,000 for the year ended March 31, 2000. The increase is attributable to an increase in stationery, printing, and miscellaneous expenses related to the opening of the new branch office. Loss on securities available-for-sale was $23,000 for the year ended March 31, 2000, which did not occur during the year ended March 31, 1999.

Income Taxes. Income tax expense decreased by $88,000, or 39.5%, from $223,000 for the year ended March 31, 1999, to $135,000 for the year ended March 31, 2000. The decrease is due to a decrease in pre-tax income.

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

Net cash provided by operating activities for the year ended March 31, 2000, totaled $434,000, a decrease of $29,000 from $463,000 for the year ended March 31, 1999. The change was primarily attributable to net income of $266,000 for the year ended March 31, 2000, adjusted by depreciation, amortization, and accretion in the amount of $50,000, and the amortization of the ESOP and RSP in the amount of $56,000 and $72,000, respectively.

Net cash used in investing activities for the year ended March 31, 2000, totaled $1,529,000, an increase of $1,515,000 from $14,000 for the year ended March 31, 1999. The increase in cash used for investing activities was attributable to $1,060,000 used to purchase investment securities, $1,073,000 in net loan originations, and $925,000 used in purchases of office properties and equipment, offset by the increase of $1,530,000 provided by the maturity and sale of investments and repayments on mortgage-backed securities.

Net cash used in financing activities for the year ended March 31, 2000, totaled $390,000, as compared to net cash used in financing activities of $141,000 for the year ended March 31, 1999. The increase of $249,000 was the result of the purchase of Treasury shares in the amount of $323,000, payment of dividends in the amount of $174,000, and the net repayment of the FHLB advance of $100,000, offset by the net increase in customer deposits in the amount of $206,000.

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

Certificates of deposit scheduled to mature during the year ended March 31, 2000, total $5,200,000. The Bank may renew these certificates, attract new replacement deposits or replace such funds with borrowed funds. Management believes, based on past experience, that the Bank will retain much of the deposits or replace them with new deposits.

Under federal regulations, the Bank is required to meet certain minimum regulatory capital guidelines. The Bank was in compliance with these requirements at March 31, 2000. See Note 7 of the Notes to Consolidated Financial Statements.

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

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," to require that, after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The statement is effective for the first fiscal quarter beginning after December 15, 1998. The adoption of SFAS No. 134 did not have a material impact on the Company.

Year 2000

Rapid and  accurate  data  processing  is  essential  to the Bank's  operations.
Accordingly, prior to the Year 2000, the Bank evaluated both information technology (computer systems) and non-information technology systems (e.g., vault timers and electronic door lock). Based upon such evaluations, management determined that the Bank had Year 2000 risk in three areas: (1) Bank's own computers (2) Computers of others used by the Bank's borrowers, and (3) Computers of others who provide the Bank with data processing.

Bank's Own Computers. The Bank upgraded its computer system to address the Year 2000 risk. The Bank did not experience any material problems or material costs to address the risk.

Computers of Others Used by the Bank's Borrowers. The Bank evaluated most of its borrowers and determined that the Year 2000 problem did not, on an aggregate basis, impact their ability to make payments to the Bank. The Bank determined that most of its residential borrowers were not dependent on their home computers for income and that none of their commercial borrowers are so large that a Year 2000 problem rendered them unable to collect revenue or rent and, in turn, be unable to continue to make loan payments to the Bank. The Bank did not incur any material costs to address this risk area. Since December 31, 1999, the Bank has not experienced any material Year 2000 problems arising from the computers of others used by its borrowers.

Computers of Others Who Provide the Bank with Data Processing. The Bank determined that the risk in this area was primarily focused on two third party service bureaus that provide virtually all of the Bank's data processing. Since December 31, 1999, the Bank has not experienced any material problems arising from the Year 2000 compliance of the service bureaus.

                          Independent Auditor's Report
                          ----------------------------


Board of Directors
Sistersville Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Sistersville Bancorp, Inc. as of March 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sistersville Bancorp, Inc. at March 31, 2000 and 1999, and the consolidated results of its operations and cash flows for each of the years then ended, in conformity with generally accepted accounting principles.



/s/S.R. Snodgrass, A.C.
-----------------------
Wheeling, West Virginia
April 14, 2000

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                        March 31,
                                                                 2000             1999
                                                             -------------    ------------

                                     ASSETS

Cash and Cash Equivalents
       Cash and amounts due from banks                        $    141,439    $     29,823
       Interest - bearing deposits with other institutions         247,632       1,843,976
                                                              ------------    ------------
          Total cash and cash equivalents                          389,071       1,873,799
                                                              ------------    ------------

Investment Securities
       Securities held-to-maturity (fair value of $239,716
       and $356,980, respectively)                                 237,873         350,815
       Securities available-for-sale                             4,115,617       4,908,390
                                                              ------------    ------------
          Total investment securities                            4,353,490       5,259,205
                                                              ------------    ------------

Loans receivable, (net of allowance for loan losses
  of $174,550 and $172,250, respectively)                       25,389,113      24,319,941
Office properties and equipment, net                             1,368,620         487,735
Accrued interest receivable (net of reserve
  for uncollected interest of $-0- for 2000 and 1999)              215,451         212,644
Other assets                                                        46,670          34,224
                                                              ------------    ------------

          TOTAL ASSETS                                        $ 31,762,415    $ 32,187,548
                                                              ============    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
       Deposits                                               $ 21,053,607    $ 20,847,502
       Federal Home Loan Bank advance                              900,000       1,000,000
       Deferred income taxes                                       199,796         358,818
       Accrued interest payable and other liabilities              185,425         189,656
                                                              ------------    ------------
          Total liabilities                                     22,338,828      22,395,976
                                                              ------------    ------------
STOCKHOLDERS' EQUITY
       Preferred Stock, $.10 par value;
         500,000 shares authorized, none issued                         --              --
       Common Stock, $.10 par value;
         2,000,000 shares authorized; 661,428 issued;
         538,739 outstanding at March 31, 2000, and
         567,093 outstanding at March 31, 1999                      66,143          66,143
       Additional paid - in capital                              6,182,238       6,178,859
       Treasury Stock (122,689 shares at March 31, 2000;
         94,335 shares at March 31, 1999)                       (1,649,297)     (1,326,770)
       Retained Earnings - substantially restricted              4,983,212       4,890,911
       Accumulated other comprehensive income                      420,350         685,720
       Unearned Employee Stock Ownership Plan shares (ESOP)       (366,694)       (419,074)
       Unearned Restricted Stock Plan shares (RSP)                (212,365)       (284,217)
                                                              ------------    ------------
          Total stockholders' equity                             9,423,587       9,791,572
                                                              ------------    ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 31,762,415    $ 32,187,548
                                                              ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                  Year Ended March 31,
                                                                   2000         1999
                                                                -----------  -----------
INTEREST AND DIVIDEND INCOME
     Taxable interest on loans                                   $1,965,773   $1,993,920
     Taxable interest on investments                                234,036      334,750
     Nontaxable interest on loans                                    15,859        8,477
     Nontaxable interest on investments                              41,116        4,903
     Dividends on Federal Home Loan Bank stock                       15,794       14,663
     Dividends on Federal Home Loan Mortgage Corporation stock       11,581        7,924
                                                                 ----------   ----------
         Total interest and dividend income                       2,284,159    2,364,637
                                                                 ----------   ----------
INTEREST EXPENSE
     Deposits                                                       881,644      864,295
     Federal Home Loan Bank advances                                 50,633       31,901
                                                                 ----------   ----------
         Total interest expense                                     932,277      896,196
                                                                 ----------   ----------
         NET INTEREST INCOME                                      1,351,882    1,468,441

PROVISION FOR LOAN LOSSES                                             4,145        3,400
                                                                 ----------   ----------
         NET INTEREST INCOME AFTER
         PROVISION FOR LOAN LOSSES                                1,347,737    1,465,041
                                                                 ----------   ----------
NONINTEREST INCOME
     Service charges                                                 32,664       31,908
     Gain on securities available-for-sale                             --        167,536
     Other income                                                     2,374        2,408
                                                                 ----------   ----------
         Total noninterest income                                    35,038      201,852
                                                                 ----------   ----------
NONINTEREST EXPENSE
     Compensation and employee benefits                             548,569      662,954
     Occupancy                                                       49,210       41,672
     Furniture and equipment expense                                 38,041       36,691
     Deposit insurance premiums                                      10,430       12,714
     Supervisory examination, audit and legal                        70,064       77,308
     Advertising  and public relations                               34,651       22,935
     Service bureau expense                                          68,622       63,879
     Franchise, payroll and other taxes                              60,531       66,337
     Other expenses                                                  79,073       70,008
     Loss on securities available-for-sale                           22,579         --
                                                                 ----------   ----------
         Total noninterest expense                                  981,770    1,054,498
                                                                 ----------   ----------
         INCOME BEFORE INCOME TAXES                                 401,005      612,395

INCOME TAXES                                                        135,022      223,029
                                                                 ----------   ----------
         NET INCOME                                              $  265,983   $  389,366
                                                                 ==========   ==========
EARNINGS PER SHARE
        Basic                                                    $     0.54   $     0.71
                                                                 ==========   ==========
        Diluted                                                  $     0.53   $     0.70
                                                                 ==========   ==========
AVERAGE SHARES OUTSTANDING
        Basic                                                       490,713      545,755
                                                                 ==========   ==========
        Diluted                                                     503,471      558,363
                                                                 ==========   ==========

The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                           Year Ended March 31,
                                                            2000         1999
                                                         ---------    ----------
NET INCOME                                               $ 265,983    $ 389,366
                                                         ---------    ---------

OTHER COMPREHENSIVE LOSS, NET OF TAX
       Unrealized loss on securities:
            Unrealized holding gain (loss)                (280,177)     109,236
            Reclassification adjustment for loss (gain)
              included in net income                        14,807     (109,853)
                                                         ---------    ---------
                 Other comprehensive loss                 (265,370)        (617)
                                                         ---------    ---------

                 COMPREHENSIVE INCOME                    $     613    $ 388,749
                                                         =========    =========


The accompanying notes are an integral part of the consolidated financial statements.

                                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                            Accumulated
                                                Retained        Other                                           Total
                                   Additional   Earnings-      Compre-   Unearned    Unearned                   Stock-
                 Preferred  Common  Paid In    Substantially   hensive   Shares in  Shares in      Treasury    holders'
                   Stock     Stock  Capital     Restricted     Income     ESOP         RSP          Stock       Equity
                 --------- ------------------- ------------- ---------   ---------- ----------  ------------ -----------
BALANCE,
  MARCH 31, 1998 $       - $66,143  $6,152,518  $4,686,573   $686,337   $(480,989)  $       -   $  (529,136) $10,581,446

1999 net income          -       -           -     389,366          -           -           -             -      389,366

Accrued
  compensation
  expense - ESOP         -       -      26,341           -          -      61,915           -             -       88,256

Purchase of RSP
  shares                 -       -           -           -          -           -    (410,084)            -     (410,084)

Vesting of RSP
  shares                 -       -           -           -          -           -     125,867             -      125,867

Other
  comprehensive
  income (loss),
  net of tax             -       -           -           -       (617)          -           -             -         (617)

Cash dividends
  declared ($.33
  per share)             -       -           -    (185,028)         -           -           -             -     (185,028)

Purchase of
  Treasury
  Stock                  -       -           -           -          -           -           -      (797,634)    (797,634)
                 --------- -------  ----------  ----------   --------   ---------   ---------  ------------  -----------

BALANCE,
  MARCH 31, 1999         -  66,143   6,178,859   4,890,911    685,720    (419,074)   (284,217)   (1,326,770)   9,791,572

2000 net income          -       -           -     265,983          -           -           -             -      265,983

Accrued
  compensation
  expense - ESOP         -       -       3,379           -          -      52,380           -             -       55,759

Vesting of RSP
  shares                 -       -           -           -          -           -      71,852             -       71,852

Other
  comprehensive
  income (loss),
  net of tax             -       -           -           -    265,370)          -           -             -     (265,370)

Cash dividends
  declared ($.35
  per share)             -       -           -    (173,682)         -           -           -             -     (173,682)

Purchase of
  Treasury
  Stock                  -       -           -           -          -           -           -      (322,527)    (322,527)
                 --------- -------  ----------  ----------   --------   ---------   ---------  ------------  -----------

BALANCE,
  MARCH 31, 2000 $       - $66,143  $6,182,238  $4,983,212   $420,350   $(366,694)  $(212,365)  $(1,649,297) $ 9,423,587
                 ========= =======  ==========  ==========   ========   =========   =========   ===========   ==========

The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Year Ended March 31,
                                                                         2000          1999
                                                                      -----------   ------------
OPERATING ACTIVITIES
       Net income                                                     $   265,983    $   389,366
       Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
            Depreciation, amortization and accretion, net                  50,468         49,496
            Loss (gain) on sale of available-for-sale securities           22,579       (167,536)
            Provision for loan losses                                       4,145          3,400
            Deferred federal income taxes                                 (11,400)         4,961
            ESOP amortization                                              55,759         88,256
            RSP amortization                                               71,852        125,867
            Decrease (increase) in accrued interest receivable
              and other assets                                            (21,208)       (17,458)
            Increase (decrease) in accrued interest payable
              and other liabilities                                        (4,228)       (13,705)
                                                                      -----------    -----------
                   Net cash provided by operating activities              433,950        462,647
                                                                      -----------    -----------

INVESTING ACTIVITIES
       Purchase of available-for-sale securities                       (1,059,938)    (3,080,402)
       Proceeds from sale of available-for-sale securities                382,892        171,053
       Proceeds from maturity of available-for-sale securities            900,000      4,067,447
       Purchase of mortgage-backed securities held-to-maturity                 --       (514,937)
       Principal collected on mortgage-backed securities                  246,844        172,736
       Net increase in loans                                           (1,073,317)      (676,417)
       Purchases of office properties and equipment                      (925,054)      (153,156)
                                                                      -----------    -----------
                   Net cash used in investing activities               (1,528,573)       (13,676)
                                                                      -----------    -----------

FINANCING ACTIVITIES
       Net increase (decrease) in deposits                                206,104        251,537
       Federal Home Loan Bank advance                                    (100,000)     1,000,000
       Purchase of RSP shares                                                  --       (410,084)
       Dividends Paid                                                    (173,682)      (185,028)
       Purchase of Treasury Stock                                        (322,527)      (797,634)
                                                                      -----------    -----------
                   Net cash used in financing activities                 (390,105)      (141,209)
                                                                      -----------    -----------

                   Increase (decrease) in cash and cash equivalents    (1,484,728)       307,762

CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD                                                 1,873,799      1,566,037
                                                                      -----------    -----------

CASH AND CASH EQUIVALENTS,
    END OF PERIOD                                                     $   389,071    $ 1,873,799
                                                                      ===========    ===========



SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
       Cash paid during the period for:
            Interest on deposits                                      $   934,274    $   898,729
            Income taxes                                                  249,040        240,927


The accompanying notes are an integral part of the consolidated financial statements.

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


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

      Held-to-Maturity Securities - These securities are purchased with the original intent to hold to maturity and events which may be reasonably anticipated are considered when determining the Company's intent and ability to hold to maturity. Securities meeting such criteria at the date of purchase and as of the balance sheet date are carried at cost, adjusted for amortization of premiums and accretion of discounts.

      Available-for-Sale Securities - Securities to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available for sale and carried at market value with unrealized gains and losses, net of tax, reflected as a component of shareholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Company's overall asset/liability management strategy. Realized securities gains and losses are computed using the specific identification method.

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

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

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

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Earnings Per Common Share - On June 25, 1997, the Company issued 661,428 shares of common stock. As discussed in Note 10, the Company accounts for the 52,914 shares acquired by the Employee Stock Ownership Plan (the "ESOP") in accordance with Statement of Position 93-6;shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts. The proforma net income per share for the 2000 fiscal year is $.40 and for the 1999 fiscal year is $.59, ssuming the shares had been outstanding for the entire period.

      The following table sets forth the computation of basic and diluted earnings per share. There were no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statements of Income for March 31, 2000, and for March 31, 1999 will be used as the numerator. The following tables set forth a reconciliation of the denominator of the basic and diluted earnings per share computation:

                                                                      December 31,
                                                                    2000         1999
                                                                 --------      --------
      Denominator:
           Denominator for basic earnings per share-weighted-
             average shares                                       490,713      545,755
           Employee stock options (antidilutive)                      -            -
           Unvested RSP shares                                     12,758       12,608
                                                                 --------      -------

           Denominator for diluted earnings per share-adjusted
             weighted-average assumed conversions                 503,471      558,363
                                                                 ========      =======

      Reclassification - Certain prior year amounts have been reclassified to conform with the current year's presentation.

      Cash Flows Information - The Company's policy is to include cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank in the definition of cash and cash equivalents.


NOTE 2 - STOCKHOLDERS' EQUITY

      On June 25, 1997, the Company completed the sale of 661,428 common shares at $10 per share and received net proceeds of $5,664,987. Included in the 661,428 shares were 52,914 shares acquired by the ESOP. As of March 31, 2000, the Company has 122,689 shares held for treasury.

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 2 - STOCKHOLDERS' EQUITY (CONTINUED)

      The following table represents the change in the Company's outstanding shares:


                                                   Preferred          Common
                                                      Stock            Stock
                                                   -----------     ------------

           Shares outstanding, March 31, 1998               -           628,357
              Shares repurchased                            -           (61,264)
                                                   -----------     ------------

           Shares outstanding, March 31, 1999               -           567,093
              Shares repurchased                            -           (28,354)
                                                   -----------     ------------

           Shares outstanding, March 31, 2000               -           538,739
                                                   ===========     ============


NOTE 3 - INVESTMENT SECURITIES

      The carrying amounts and fair values of investment securities are as follows at March 31, 2000 and 1999:

                                                                              2000
                                                  ------------------------------------------------------------
                                                                      Gross           Gross          Estimated
                                                      Amortized     Unrealized      Unrealized        Market
                                                         Cost         Gains           Losses          Value
                                                  -------------   ------------    ------------   -------------
      Securities available- for-sale:
         Federal Home Loan Bank stock
           (restricted)                           $     235,700   $        -      $      -       $     235,700
         Federal Home Loan Mortgage
          Corporation stock                              18,714        818,631           -             837,345
         Municipal securities                           906,238            -          (96,015)         810,223
         U.S. agency obligations                      1,999,942            -          (88,593)       1,911,349
         Mortgage-backed securities-
           GNMA                                         320,571            429           -             321,000
                                                  -------------   ------------    ------------   -------------

                Total available-for-sale              3,481,165        819,060       (184,608)       4,115,617

      Securities to be held-to-maturity:
         Mortgage-backed securities-
          GNMA and FHLMC                                237,873          1,869            (26)         239,716
                                                  -------------   ------------    ------------   -------------

                Total                             $   3,719,038   $    820,929    $  (184,634)   $   4,355,333
                                                  =============   ============    ============   =============

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

                                                                              1999
                                                  ------------------------------------------------------------
                                                                      Gross           Gross          Estimated
                                                     Amortized      Unrealized      Unrealized         Market
                                                        Cost           Gains          Losses           Value
                                                  -------------   ------------    ------------   -------------
      Securities available-for-sale:
         Federal Home Loan Bank stock
           (restricted)                           $     225,700   $        -      $      -       $     225,700
         Federal Home Loan Mortgage
          Corporation stock                              18,714      1,082,615           -           1,101,329
         Municipal securities                           906,621            -          (20,861)         885,760
         U.S. agency obligations                      2,251,369          1,200        (15,510)       2,237,059
         Mortgage-backed securities-
           GNMA                                         458,542            -             -             458,542
                                                  -------------   ------------    ------------   -------------

                Total available-for-sale              3,860,946      1,083,815        (36,371)       4,908,390

      Securities to be Held to Maturity:
         Mortgage-Backed Securities-
          GNMA and FHLMC                                350,815          6,165           -             356,980
                                                  -------------   ------------    ------------   -------------

                Total                             $   4,211,761   $  1,089,980    $   (36,371)   $   5,265,370
                                                  =============   ============    ============   =============

      The amortized and estimated market value of investment securities at March 31, 2000 and 1999, by contractual maturity, follow. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                         March 31, 2000
                                                  ------------------------------------------------------------
                                                           Securities                     Securities
                                                       Available-for-Sale              Held-to-Maturity
                                                  ----------------------------    ----------------------------
                                                                    Estimated                     Estimated
                                                     Amortized        Market       Amortized        Market
                                                       Cost           Value           Cost          Value
                                                  -------------   ------------    -----------    ------------
         Due in one year or less                  $       -       $      -        $     -        $       -
         Due after one year
           through five years                           900,000        860,725          -                -
         Due after five years
           through ten years                            599,942        573,529          -                -
         Due after ten years                          1,406,238      1,287,318          -                -
         Mortgage-backed securities                     320,571        321,000      237,873          239,716
         Equity securities                              254,414      1,073,045          -                -
                                                  -------------   ------------    ---------      -----------


                Total                             $   3,481,165   $  4,115,617    $ 237,873      $   239,716
                                                  =============   ============    =========      ===========

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

                                                                        March 31, 1999
                                                  -------------------------------------------------------------
                                                           Securities                        Securities
                                                       Available-for-Sale                  Held-to-Maturity
                                                  ----------------------------    -----------------------------
                                                                    Estimated                       Estimated
                                                      Amortized       Market       Amortized         Market
                                                        Cost          Value           Cost            Value
                                                  -------------   ------------    -----------    --------------
         Due in one year or less                  $     201,489   $    202,688    $     -        $       -
         Due after one year
           through five years                           849,478        837,327          -                -
         Due after five years
           through ten years                          1,000,402        997,042          -                -
         Due after ten years                          1,106,621      1,085,762          -                -
         Mortgage-backed securities                     458,542        458,542        350,815          356,980
         Equity securities                              244,414      1,327,029          -                -
                                                  -------------   ------------    -----------    -------------

                Total                             $   3,860,946   $  4,908,390    $   350,815    $     356,980
                                                  =============   ============    ===========    =============


      There were no transfers of securities between classifications in 2000 or 1999.


NOTE 4 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Loans outstanding at March 31 are as follows:

                                                    2000              1999
                                              ---------------    ---------------
          Mortgage Loans:
             Construction                     $       500,000    $       119,000
             1-4 family                            24,540,264         23,681,466
          Consumer Loans:
             Automobiles                              568,989            699,069
             Savings account                           91,269             99,454
             Other                                      9,672             18,432
          Commercial                                  275,714            269,270
                                              ---------------    ---------------
                   Total                           25,985,908         24,886,691
          Less:
             Allowance for loan losses                174,550            172,250
             Undisbursed funds                        381,015            342,928
             Net deferred loan fees                    41,230             51,572
                                              ---------------    ---------------

                   Loans receivable, net      $    25,389,113    $    24,319,941
                                              ===============    ===============

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 4 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

      Activity in the allowance for loan losses for the years ended March 31, 2000 and 1999, is summarized as follows:

                                                   2000           1999
                                                 ----------    ----------

          Balance, beginning of year             $  172,250    $  168,850
          Add provisions charged to operations        4,145         3,400
                                                 ----------    ----------
                                                    176,395       172,250
          Less loans charged off                      1,845             -
                                                 ----------    ----------

          Balance, end of period                 $  174,550    $  172,250
                                                 ==========    ==========


      In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. Total loans outstanding to officers and directors at March 31, 2000 and 1999, were $25,437 and $28,633, respectively.


NOTE 5 - OFFICE PROPERTIES AND EQUIPMENT

      Properties and equipment at March 31 are summarized as follows:

                                                   2000          1999
                                                 -----------    ------------

          Land                                   $    38,500    $     38,500
          Office buildings and improvements        1,460,524         543,300
          Furniture, fixtures, and equipment         250,022         242,192
                                                 -----------    ------------
                   Total                           1,749,046         823,992
          Less accumulated depreciation              380,426         336,257
                                                 -----------    ------------

                   Premises and equipment, net   $ 1,368,620    $    487,735
                                                 ===========    ============


      Depreciation charged to operations amounted to $44,169 and $43,783 for the years ended March 31, 2000 and 1999, respectively.

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 6 - DEPOSITS ANALYSIS

      Deposit accounts at March 31 are summarized as follows:

                                                                    2000                         1999
                                                      ---------------------------   -----------------------------
                                                                       Percent of                     Percent of
                                                           Amount       Portfolio        Amount       Portfolio
                                                      --------------   ----------   --------------   ----------
          Savings accounts                            $    8,743,878        41.5%   $    8,426,081        40.4%
          NOW accounts                                     1,518,550         7.2%        1,326,967         6.4%
          Money market accounts                              976,096         4.7%        1,136,401         5.4%
                                                      --------------   ----------   --------------   ----------
                                                          11,238,524        53.4%       10,889,449        52.2%
                                                      --------------   ----------   --------------   ----------

          Certificates of deposit:
             4.01 - 6.00%                                  9,394,373        44.6%        8,997,052        43.2%
             6.01 - 8.00%                                    420,710         2.0%          961,001         4.6%
                                                      --------------   ----------   --------------   ----------
                                                           9,815,083        46.6%        9,958,053        47.8%
                                                      --------------   ----------   --------------   ----------

                   Total                              $   21,053,607       100.0%   $   20,847,502       100.0%
                                                      ==============   ==========   ==============   ==========


      The scheduled maturities of certificates of deposit at March 31, 2000, are as follows:

                                                                                                      Amount
                                                                                                  -------------
          Within one year                                                                         $   5,246,913
          Due after one year, but within two years                                                    2,079,935
          Due after two years, but within three years                                                 1,145,023
          Due after three years                                                                       1,343,212
                                                                                                  -------------

                   Total                                                                          $   9,815,083
                                                                                                  =============

      Certificates of deposit issued in denominations of $100,000 or more amounted to $472,377 at March 31, 2000, and $566,403 at March 31, 1999.
      Deposits in excess of $100,000 are not federally insured.

      Interest expense by deposit category is as follows:

                                                                                    Year Ended March 31,
                                                                                     2000              1999
                                                                                --------------    -------------

          Savings - passbook                                                    $      302,203    $     295,396
          NOW and money market                                                          70,092           63,497
          Time certificates of deposit                                                 509,349          505,402
                                                                                --------------    -------------

                   Total                                                        $      881,644    $     864,295
                                                                                ==============    =============

                                      -28-

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of tangible and core capital (as defined) to adjusted assets (as defined). Management believes, as of March 31, 2000, that the Bank meets all capital adequacy requirements to which they are subject.

      As of March 31, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier I (core) risk-based, core, and tangible ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

      The following table reconciles capital under generally accepted accounting principles to regulatory capital:
                                                                March 31,
                                                           2000          1999
                                                        ----------    ---------
                                                            (In Thousands)

          Total equity                                  $   8,569     $  8,894

          Accumulated other comprehensive income             (440)        (688)
                                                        ---------     --------

                   Tier I (core) and tangible capital       8,129        8,206

          Allowance for loan losses                           175          172
                                                        ---------     --------

                   Risk-based capital                   $   8,304     $  8,378
                                                        =========     ========

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 7 - REGULATORY MATTERS (CONTINUED)

      At March 31, the actual capital levels of the Bank and the minimum required levels are as follows:

                                                                         2000                     1999
                                                               ----------------------    ----------------------
                                                               Amount         Ratio      Amount         Ratio
                                                               ------       ---------    ------       ---------
                                                                   (In Thousands)             (In Thousands)
          Total Capital to Risk-Weighted Assets
          -------------------------------------
             Actual                                            $   8,304       51.91%    $   8,378       54.12%
             For capital adequacy purposes                         1,280        8.00%        1,238        8.00%
             To be "well capitalized"                              1,600       10.00%        1,548       10.00%

          Tier I (Core) Capital to Risk-Weighted Assets
          ---------------------------------------------
             Actual                                            $   8,129       50.82%    $   8,206       53.01%
             For capital adequacy purposes                           640        4.00%          619        4.00%
             To be "well capitalized"                              1,000        6.00%          929        6.00%

          Tier I (Core) Capital to Adjusted Assets
          ----------------------------------------
             Actual                                            $   8,129       26.55%    $   8,206       26.83%
             For capital adequacy purposes                           918        3.00%          917        3.00%
             To be "well capitalized"                              1,531        5.00%        1,529        5.00%

          Tangible Capital to Adjusted Assets
          -----------------------------------
             Actual                                            $   8,129       26.55%    $   8,206       26.83%
             For capital adequacy purposes                           459        1.50%          459        1.50%
             To be "well capitalized"                                N/A          N/A          N/A          N/A


NOTE 8 - INCOME TAX

      Until 1996, thrift institutions were permitted a special bad debts deduction limited generally to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and requires that bad debts for federal income tax purposes be determined based primarily on the experience method. The Act provides that bad debt reserves accumulated after 1987 are subject to recapture over a maximum of six years. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income, at March 31, 2000 and 1999, included approximately $696,000 (pre 1988 reserves) for which federal income tax has not been provided.

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

NOTE 8 - INCOME TAX (CONTINUED)

      The provisions for Federal income taxes consist of:

                                                                               Year Ended March 31,
                                                                                2000               1999
                                                                            ------------      -------------

          Current                                                           $    294,044      $    218,068
          Deferred                                                              (159,022)            4,961
                                                                            ------------      ------------

                   Total                                                    $    135,022      $    223,029
                                                                            ============      ============

      The following temporary differences gave rise to the deferred tax (asset) liability at:

                                                                                       March 31,
                                                                                 2000              1999
                                                                            ------------      --------------

          Deferred loan fees                                                $    (14,018)     $    (17,534)
          Other income and expense recognized in the financial
            statements on the accrual basis, but on the cash basis
            for tax purposes                                                       9,539            29,081
          Bad debt reserve, net                                                  (23,647)          (22,865)
          RSP amortization                                                       (11,167)          (18,424)
          Depreciation                                                            20,324            16,595
          Others                                                                   3,052             3,876
                                                                            ------------      ------------
                                                                                 (15,917)           (9,271)
          Unrealized gains on available-for-sale securities                      215,713           368,089
                                                                            ------------      ------------

               Net deferred tax liability                                   $    199,796      $    358,818
                                                                            ============      ============

      A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                                               Year Ended March 31,
                                                                                2000               1999
                                                                            ------------      -------------

      Tax at statutory rate (34%)                                           $    136,342      $    208,214
          Increase (decrease) in taxes resulting from:
             Nondeductible ESOP compensation                                        (282)            8,956
             Other, net                                                           (1,038)            5,859
                                                                            ------------      ------------

                   Total                                                    $    135,022      $    223,029
                                                                            ============      ============

                   Effective rate                                                  33.7%             36.4%
                                                                            ============      ============

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 9 - RETIREMENT PLAN

      The Bank participates in the multi-employer Financial Institutions Retirement Fund covering all full-time officers and employees completing one year of service and attainment of age 21. Because the plan is a multi-employer plan, plan information for the Bank separately is not determinable. Pension expense, including administrative charges, for the years ended March 31, 2000 and 1999, was $1,200 and $1,800, respectively.


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

      During the year ended March 31, 1998, the Bank adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to length of service. An ESOP trust was created and acquired 52,914 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at an annual rate of 8.25%. The loan, which is secured by shares of stock purchased, calls for quarterly interest over a ten-year period and annual principal payments of $52,914.

      The Bank is scheduled to make quarterly contributions to the trust to allow the trust to make the required interest payments and an annual contribution to allow the trust to make the required principal payment. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Bank reports compensation expense based upon the fair value of the shares, and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends paid on unallocated shares are recorded as compensation expense. Compensation expense for the ESOP for the years ended March 31, 2000 and 1999, was $55,759 and $81,171, respectively.

      The following table represents the components of the ESOP shares at March 31:

                                                    2000           1999
                                                  ----------     ----------

          Allocated shares                               -           -
          Shares committed for allocation             16,245         11,007
          Shares distributed                             -           -
          Unallocated (noncommitted) shares           36,669         41,907
                                                  ----------     ----------

                   Total ESOP shares                  52,914         52,914
                                                  ==========     ==========

          Fair value of noncommitted shares       $  375,857     $  518,599
                                                  ==========     ==========

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


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

      In August, 1998, the Trust purchased, with funds contributed by the Bank, shares of the common stock of which 23,185 shares were awarded to directors and employees, and 3,272 shares remained unawarded. Directors, officers, and employees who terminate their employment with the Bank shall forfeit the right to any shares which were awarded but not earned, except in the event of death, disability, retirement, or a change in control of the Bank or Company. The Bank granted a total of 23,185 shares of common stock on July 16, 1998, of which 4,637 became immediately vested under the plan. Remaining shares become earned and non-forfeitable over a four-year period on each anniversary date of the award beginning July 16, 1999. The RSP shares purchased in the conversion initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are earned and recorded as an addition to stockholders' equity. Net compensation expense attributable to the RSP amounted to $71,852 and $125,866, for the years ended March 31, 2000 and 1999, respectively.


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

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 12 - STOCK OPTION PLAN (CONTINUED)

      Under Accounting Principles Board Opinion No. 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                              March 31,              March 31,
                                                2000                   1999
                                          ----------------      ----------------
          Net income:
                As reported               $        265,983      $       389,366
                Pro forma                 $        194,427      $       313,464

          Basic earnings per share:
                As reported               $            .54      $           .71
                Pro forma                 $            .40      $           .57

          Diluted earnings per share:
                As reported               $            .53      $           .70
                Pro forma                 $            .39      $           .56


      The following table presents share data related to the Stock Option Plan:

                                                                Shares Under Option
                                                                 2000          1999
                                                              -----------    ----------
          Outstanding, beginning of year                           58,000           -
          Granted during the period                                   -          58,000
          Cancelled during the period                                 -             -
          Exercised during the period                                 -             -
                                                              -----------    ----------

                Outstanding, end of period (option price of
                  $15.8125 per share)                              58,000        58,000
                                                              ===========    ==========

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

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


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

      The following represents financial instruments whose contract amounts represent credit risk at March 31:
                                                     Contract Amount
                                                    2000            1999
                                              -------------    -------------
          Commitments to originate loans:
              Fixed rate                      $     397,000    $     467,000
          Loans in process                          381,000          343,000
                                              -------------    -------------

                Total                         $     778,000    $     810,000
                                              =============    =============

      The range of interest rates on fixed rate residential mortgage loan commitments was 7.65% to 8.50% at March 31, 2000.

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

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999

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

      The estimated fair values of the Company's financial instruments are as follows:

                                                       March 31, 2000                   March 31, 1999
                                             -------------------------------   -------------------------------
                                                Carrying        Estimated         Carrying       Estimated
                                                Amount          Fair Value        Amount         Fair Value
                                                ------          ----------        ------         ----------
         Financial Assets:
            Cash and cash equivalents        $     389,000     $     389,000   $    1,874,000   $   1,874,000
            Securities available for sale        4,116,000         4,116,000        4,908,000       4,908,000
            Securities held to maturity            238,000           240,000          351,000         357,000
            Loans, net                          25,389,000        24,972,000       24,320,000      24,902,000

         Financial Liabilities:
            Deposits                            21,054,000        21,046,000       20,848,000      20,956,000


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

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


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


NOTE 16 - ADVANCES FROM FEDERAL HOME LOAN BANK

      As of March 31, 2000, the Bank had outstanding an advance from the Federal Home Loan Bank (FHLB) of Pittsburgh of $900,000. The Bank maintains various assets with a total collateral value of $20,689,000 to secure the advance outstanding as of March 31, 2000. The advance is a variable-interest obligation. The advance matures on September 22, 2000, while interest payments are payable monthly on the outstanding principal balance.


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

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


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

                                                  2000             1999
                                              -------------    -----------

         Before-tax amount                    $    (412,993)   $     (968)
         Tax effect                                 147,633           351
                                              -------------    ----------

               Net-of-tax amount              $    (265,370)   $     (617)
                                              ==============   ==========


NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

      Effective June 25, 1997, active operations of Sistersville Bancorp, Inc. were initiated with the approval of the stock conversion of the
      Association   and   correspondent   purchase  of  all  the  stock  of  the
      wholly-owned Subsidiary Bank by the Company, which coincided with the initial public offering of the Company stock. The condensed financial statements of Sistersville Bancorp, Inc. are as follows:

                                  BALANCE SHEET
                             MARCH 31, 2000 AND 1999

                                                    2000               1999
                                                ------------     ---------------
ASSETS
      Deposits with Subsidiary Bank             $    240,260     $      265,016
      Investment in Subsidiary Bank                8,569,117          8,364,584
      Investment securities available for sale       770,363            849,158
      Loan receivable from ESOP                          -              529,140
      Receivable from Subsidiary                      41,220             71,190
      Other assets                                    52,702             27,536
                                                ------------     --------------

                 TOTAL ASSETS                   $  9,673,662     $   10,106,624
                                                ============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
      Payable from Subsidiary                   $    212,365     $      284,217
      Other liabilities                               37,711             30,835
      Shareholders' equity                         9,423,586          9,791,572
                                                ------------     --------------

                 TOTAL LIABILITIES AND
                  STOCKHOLDERS' EQUITY          $  9,673,662     $   10,106,624
                                                ============     ==============

                           SISTERSVILLE BANCORP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2000 AND 1999


NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                               STATEMENT OF INCOME
                       YEAR ENDED MARCH 31, 2000 AND 1999

                                                                                   2000               1999
                                                                            --------------      --------------
INCOME
      Interest                                                              $       83,385      $      91,113

OPERATING EXPENSES                                                                  52,196             65,382
                                                                            --------------      -------------
                 Income before income tax and equity
                   in undistributed income of Subsidiary                            31,189             25,731

INCOME TAX                                                                         (12,491)           (12,600)

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                       247,285            376,235
                                                                            --------------      -------------
                 NET INCOME                                                 $      265,983      $     389,366
                                                                            ==============      =============

                             STATEMENT OF CASH FLOWS
                       YEAR ENDED MARCH 31, 2000 AND 1999

                                                                                   2000               1999
                                                                            --------------      --------------
OPERATING ACTIVITIES
      Net income                                                            $      265,983      $     389,366
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Undistributed earnings of Subsidiary                                     (247,285)          (376,235)
         Dividend received from Subsidiary                                         325,000                -
         Investment amortization/accretion, net                                        241              2,098
         ESOP amortization                                                          55,759             88,256
         RSP amortization                                                           71,852            125,867
         (Increase) decrease in other assets                                        14,880              8,575
         Increase (decrease) in other liabilities                                  (64,976)           284,776
                                                                            ---------------     -------------
                 Net cash provided by operating activities                         421,454            522,703
                                                                            --------------      -------------
INVESTING ACTIVITIES
      Investment purchases                                                        (450,000)          (852,500)
      Investment maturities                                                        500,000          1,460,000
                                                                            --------------      -------------
                 Net cash provided by investing activities                          50,000            607,500
                                                                            --------------      -------------
FINANCING ACTIVITIES
      Purchase of RSP shares                                                           -             (410,084)
      Purchase of treasury stock                                                  (322,527)          (797,634)
      Dividends paid                                                              (173,683)          (185,028)
                                                                            ---------------     --------------
                 Net cash used in financing activities                            (496,210)        (1,392,746)
                                                                            ---------------     --------------
                 DECREASE IN CASH AND CASH EQUIVALENTS                             (24,756)          (262,543)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                       265,016            527,559
                                                                            --------------      -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                      $      240,260      $     265,016
                                                                            ==============      =============
SUPPLEMENTAL DISCLOSURES
      Income tax payments                                                   $       31,200      $      23,103

            SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK


CORPORATE OFFICE                                   INDEPENDENT AUDITORS
----------------                                   --------------------
726 Wells Street                                   S. R. Snodgrass, A.C.
Sistersville, WV 26175                             980 National Road
(304) 652-3671                                     Wheeling, WV 26003


SPECIAL COUNSEL
---------------
Malizia Spidi & Fisch, PC
One Franklin Square
1301 K Street, N.W., Suite 700 East
Washington, D.C. 20005


TRANSFER AGENT
--------------
American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005


SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK
---------------------------------------------------------
BOARD OF DIRECTORS
------------------

Lester C. Doak, Chairman                           Ellen E. Thistle
David W. Miller                                    Charles P. LaRue
Michael A. Melrose                                 Stanley M. Kiser


SISTERSVILLE BANCORP, INC. OFFICERS
-----------------------------------

Stanley M. Kiser, President
Cynthia R. Carson, Vice-President & Corporate Secretary
Shelley R. Maxwell, Treasurer


FIRST FEDERAL SAVINGS BANK OFFICERS
-----------------------------------

Stanley M. Kiser, President & CEO
Cynthia R. Carson, Vice-President & Corporate Secretary
Barbara Vincent, Vice-President - Savings
Shelley R. Maxwell, Treasurer
P. Jane Fuchs, Cashier
Robert E. Coen, Branch Manager
Steven R. Reed, Assistant Branch Manager


Sistersville Bancorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000, as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request. The 2000 Annual Meeting of Stockholders will be held on July 21, 2000, at 9:00 A.M., at the offices of First Federal Savings Bank, 726 Wells Street, Sistersville, West Virginia.