Form 10KSB40, Exhibit 13
period 2001-03-31
SISTERSVILLE BANCORP INC
filed 2001-06-25
CIK 1035372

Sistersville
                                 Bancorp, Inc.



                                      2001
                                 Annual Report

                                 Sistersville
                                 Bancorp, Inc.

                         726 WELLS STREET, P.O. BOX 187
                             SISTERSVILLE, WV 26175
                                  304-652-3671


Report to Shareholders:

It is with pleasure that I provide to you the Sistersville Bancorp, Inc. (the "Company") 2001 Annual Report. At a time when most stocks are struggling in a "bear market," I am pleased to report that the trading price of your Company's stock on March 31, 2001 shows an increase of approximately thirty five percent (35%) over the trading price of one year ago.

During the year the Company continued to aggressively buy back shares of stock in the open market, having successfully completed a ten percent (10%) stock repurchase in January of this year. Another five percent (5%) stock repurchase was announced by your Board of Directors in March of this year and completed in April, just after our March 31 fiscal year end. The stock repurchases resulted in a significant increase in the book value of your stock.

In addition to the stock repurchases, your Board of Directors increased the dividend paid per share for the third consecutive year, and will continue to seek ways to increase the value of your Sistersville Bancorp, Inc. shares.

The Company's subsidiary, First Federal Savings Bank (the "Bank"), is experiencing growth as a result of the opening of its first branch office in Parkersburg, West Virginia during the second quarter of 2000. The branch is meeting projections, and in some categories exceeding projections, and is providing growth opportunity for the Bank in both loans and deposits.

I look  forward  to the  challenges  of  the  upcoming  year,  and  commend  the
dedication  and  efforts  of  our  employees  and  directors,   and  express  my
appreciation for the continued support of our customers and shareholders.

Sincerely,


/s/Stanley M. Kiser

Stanley M. Kiser
President

                           SISTERSVILLE BANCORP, INC.

Corporate Profile

Sistersville Bancorp, Inc. (the "Company") is a Delaware corporation organized in March, 1997. First Federal Savings Bank (the "Bank") is a wholly-owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank.

The Bank is a federally-chartered stock savings bank headquartered in Sistersville, West Virginia. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF"). The Bank is a member of and owns capital stock in the Federal Home Loan Bank of Pittsburgh ("FHLB"), which is one of the 12 regional banks in the FHLB system. Unless otherwise stated, the term "Company" refers to both the Bank's and Company's activities on a consolidated basis.

The Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by single-family residential real estate.

Stock Market Information

The Company's common stock is traded under the symbol "SVBC". Price information with respect to the common shares of SVBC is quoted on the OTC Bulletin Board. The following table sets forth the high and low bid prices for the common shares of SVBC for each quarter of the fiscal years ended March 31, 2001 and 2000. Price quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                       Date                                       High     Low
                       ----                                       ----     ---

     Fiscal year ended March 31, 2001:

              April 1, 2000 - June 30, 2000                    $ 11.50    $ 9.50
              July 1, 2000 - September 30, 2000                  11.50     11.25
              October 1, 2000 - December 31, 2000                13.50     11.06
              January 1, 2001 - March 31, 2001                   14.00     12.19

     Fiscal year ended March 31, 2000:

              April 1, 1999 - June 30, 1999                    $ 12.50   $ 11.25
              July 1, 1999 - September 30, 1999                  11.38     11.00
              October 1, 1999 - December 31, 1999                11.00     10.12
              January 1, 2000 - March 31, 2000                   10.25      9.00

SVBC declared a semi-annual dividend of $.18 per share in June, 2000. A semi-annual dividend per share of $.20 was also declared in December, 2000. The number of shareholders of record of common stock as of the record date of May 25, 2001, was approximately 200. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At May 25, 2001, there were 460,623 shares of common stock outstanding. The Company's ability to pay dividends to stockholders is primarily dependent upon income earned on investments and the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS.

                              SELECTED CONSOLIDATED
                      FINANCIAL INFORMATION AND OTHER DATA


The following table sets forth certain information concerning the consolidated financial condition, earnings and other data regarding the Company at the dates and for the periods indicated.

Selected financial condition and other data:

                                                           At March 31,
                                                  -----------------------------
                                                     2001               2000
                                                  -----------        ----------
                                                      (Dollars in thousands)

Total assets                                        $ 33,747           $31,762
Loans receivable, net                                 26,996            25,389
Mortgage-backed securities                               379               559
Investments (1)                                        3,930             3,807
Cash - noninterest bearing                               282               141
Savings deposits                                      24,039            21,054
Other borrowings                                           -               900
Stockholders' equity (2)                               9,135             9,424

Number of full-service offices                             2                 1

(1) Includes FHLMC stock and interest bearing deposits in other financial institutions

(2) Includes accumulated other comprehensive income, net of applicable income taxes


Summary of Operations

                                                       Year Ended March 31,
                                                  ------------------------------
                                                       2001             2000
                                                  -------------   --------------
                                                      (Dollars in thousands)

Interest and dividend income                      $      2,323    $        2,284
Interest expense                                         1,029               932
                                                  -------------   --------------
     Net interest income                                 1,294             1,352
                                                  -------------   --------------
Provision for loan losses                                    2                 4
                                                  -------------   --------------
     Net interest income after
       provision for loan losses                         1,292             1,348
                                                  -------------   --------------
Non-interest income:
  Service charges                                           41                33
  Other income                                               3                 2
                                                  -------------   --------------
     Total other income                                     44                35
                                                  -------------   --------------

Non-interest expense:
  Compensation and employee benefits                       573               549
  Occupancy and equipment                                  135                87
  Deposit insurance premiums                                 4                10
  Loss on sale of investments                                -                23
  Other general and administrative                         319               313
                                                  -------------   --------------
    Total non-interest expense                           1,031               982
                                                  -------------   --------------

    Income before income taxes                             305               401

Provision for federal income taxes                          77               135
                                                  -------------   --------------
     Net income                                   $        228    $          266
                                                  =============   ==============

The table below sets forth certain performance ratios of the Company for the periods indicated:

                                                                  For the Year Ended
                                                                      March 31,
                                                                  ------------------
                                                                   2001       2000
                                                                  -------    -------
Capital Ratios:
Average equity to average assets ratio
 (average equity divided by average total assets)                   28.47%     29.80%
Equity to assets at period end                                      27.07%     29.67%


Performance Ratios:
Return on average equity (net income
 divided by average equity)                                          2.43%      2.78%
Return on average assets (net income
 divided by average total assets)                                    0.69%      0.83%
Net interest rate spread                                             3.06%      3.20%
Net yield on average interest earning assets                         4.20%      4.39%
Average interest earning assets to
 average interest-bearing liabilities                              134.16%    139.42%
Net interest income after provision for possible
  loan losses, to total other expenses                             125.19%    137.27%
Non-interest expense to average assets                               3.13%      3.06%
Efficiency Ratio (1)                                                77.21%     71.00%


Asset Quality Ratios:
Non-performing loans to total assets                                 0.00%      0.00%
Non-performing loans to total loans                                  0.00%      0.00%
Allowance for loan losses to total loans                             0.65%      0.69%
Allowance for loan losses to total non-performing loans               N/A        N/A
Allowance for loan losses to total non-performing assets (2)          N/A        N/A



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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Company's results from operations consist primarily of interest income from the investing of funds from proceeds generated by the sale of common stock net of accounting and legal expense incurred relating to public filings. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expense, such as employee benefits and other income, loan-related fees, and fees on deposit-related services.

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

NET PORTFOLIO VALUE

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("the net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at March 31, 2001.



                                Net Portfolio Value
                             ---------------------------
             Change                            Board
            in Market          NPV             Policy
          Interest Rates      Ratio (1)        Limit (2)
          --------------     -----------       ---------

              +300 bp           21.29 %           10%
              +200 bp           23.33             10
              +100 bp           25.32             10
                 0 bp           27.35             10
              -100 bp           28.33             10
              -200 bp           28.89             10
              -300 bp           29.54             10

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

                                                        Year Ended March 31,                               At  March 31,
                                 ---------------------------------------------------------------------  ---------------------
                                            2001                                 2000                           2001
                                 --------------------------------   ----------------------------------  ---------------------
                                 Average               Average      Average                 Average                Average
                                 Balance   Interest   Yield/Cost    Balance    Interest    Yield/Cost   Balance   Yield/Cost
                                 -------   --------   ----------    -------    --------    ----------   -------   ----------
                                                                       (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)           $26,091     $2,078        7.96%    $24,955     $ 1,982         7.94%   $26,996        7.87%
  Investment securities (2)(6)     4,234        213        5.03%      5,186         262         5.05%     3,930        4.69%
  Mortgage-backed securities         471         32        6.79%        660          40         6.06%       379        7.54%
                                 --------  ---------  -----------   --------  ----------   -----------  --------  -----------
     Total interest-earning
       assets                     30,796      2,323        7.54%     30,801       2,284         7.42%    31,305        7.46%
                                           ---------  -----------             ----------   -----------            -----------
Non-interest-earning assets        2,171                              1,325                               2,442
                                 --------                           --------                            --------
     Total assets                $32,967                            $32,126                              33,747
                                 ========                           ========                            ========
Interest-bearing liabilities:
  Regular savings deposits       $ 8,252        288        3.49%    $ 8,588         302         3.52%   $ 7,950        3.50%
  Now accounts                     1,382         34        2.46%      1,395          34         2.44%     1,518        2.56%
  Money market demand              1,329         48        3.61%      1,097          36         3.28%     1,737        4.09%
  Time deposits                   11,265        613        5.44%     10,066         509         5.06%    12,578        4.86%
                                 --------  ---------  -----------   --------  ----------   -----------  --------  -----------
     Subtotal deposits            22,228        983        4.42%     21,146         881         4.17%    23,783        4.20%
  Short-term borrowings              727         46        6.33%        946          51         5.39%         -        0.00%
                                 --------  ---------  -----------   --------  ----------   -----------  --------  -----------
     Total interest-bearing
       liabilities                22,955      1,029        4.48%     22,092         932         4.22%    23,783        4.20%
                                           ---------  -----------             ----------   -----------            -----------
Noninterest-bearing liabilities      626                                459                                 829
                                 --------                           --------                            --------
     Total Liabilities            23,581                             22,551                              24,612

Retained Earnings (3)              9,386                              9,575                               9,135
                                 --------                           --------                            --------
     Total liabilities and
      retained earnings          $32,967                            $32,126                             $33,747
                                 ========                           ========                            ========
Net interest income                          $1,294                             $ 1,352
                                           =========                          ==========
Interest rate spread(4)                                    3.06%                                3.20%                  3.26%
                                                      ===========                          ===========            ===========
Net yield on interest-earning
  assets(5)                                                4.20%                                4.39%                  4.13%
                                                      ===========                          ===========            ===========
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities                                            134.16%                              139.42%                131.64%
                                                      ===========                          ===========            ===========

---------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions, FHLB stock and FHLMC stock, bonds.
(3) Includes accumulated other comprehensive income on securities available-for-sale, net of applicable deferred income taxes.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(6) Includes municipal securites whose average yield/cost at March 31, 2001 is calculated on the tax equivalent yield.

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



                                                   Year Ended March 31,
                                                     2001   vs. 2000
                                            ------------------------------------
                                                               Rate/
                                             Volume    Rate    Volume     Net
                                             ------    ----    ------     ---
                                                      (In thousands)
Interest-earning assets:
  Loans receivable                            $ 90     $  5      $ (1)     $ 94
  Investment securities                        (48)      (1)        -       (49)
  Mortgage-backed securities                   (11)       5        (1)       (7)
                                            -------    -----   -------   -------
      Total interest-earning assets             31        9        (2)       38
                                            -------    -----   -------   -------

Interest-bearing liabilities:
  Savings deposits                              45       53         3       101
  Short-term borrowings                        (12)       9        (2)       (5)
                                            -------    -----   -------   -------
      Total interest-bearing liabilities        33       62         1        96
                                            -------    -----   -------   -------

      Net change in net interest income       $ (2)    $(53)     $ (3)     $(58)
                                            =======    =====   =======   =======

Comparison of Financial Condition

The Company's total assets increased by approximately $2.0 million to $33,747,000 at March 31, 2001, from $31,762,000 at March 31, 2000. Cash and cash equivalents increased $736,000 to $1,125,000 at March 31, 2001, from $389,000 at March 31, 2000. This increase represented net cash provided by operating activities, depositors' investment of funds, proceeds from the maturity or call of available-for-sale securities, and principal collected on mortgage-backed securities, offset by the outflow of cash associated with the increase in loan production, purchase of office properties and equipment, net payment on the Federal Home Loan Bank ("FHLB") advance, payment of dividends, and purchase of Treasury shares. Investment securities decreased $652,000 from $4,118,000 at March 31, 2001, to $3,466,000 at March 31, 2000. This decrease was the result of $1,050,000 in matured or called U.S. Agency securities and $182,000 in principal collected on mortgage-backed securities, offset by the $583,000 increase in the market value of available-for-sale securities. Net loans receivable increased $1.6 million from $25,389,000 at March 31, 2000, to $26,996,000 at March 31,
2001. The increase in loans was attributable to an increase in one-to-four family residential mortgage loans. Such increases primarily reflect the economic health of the Bank's market area, the competitive pricing of the Bank's loan products, and the opening of the new branch office located in Parkersburg, West Virginia. Office property and equipment increased $290,000 from $1,368,000 at March 31, 2000, to $1,658,000 at March 31, 2001, which was the direct result of the remaining construction costs for the new branch office in Parkersburg.

Total liabilities increased $2,273,000 from $22,339,000 at March 31, 2000, to $24,612,000 at March 31, 2001. The increase was attributable to a $2,985,000 increase in deposits from $21,054,000 at March 31, 2000, to $24,039,000 at March 31, 2001, which is the direct result of the opening of the new branch office in Parkersburg and the increase in interest rates offered by the Bank on certificates of deposit. Deferred income tax liability increased from $200,000 at March 31, 2000, to $419,000 at March 31, 2001, which was the result of the tax effect on the increase in the market value of available-for-sale securities during the year ended March 31, 2001. These increases were offset by the payoff of the FHLB advance of $900,000 which existed as of March 31, 2000.

Stockholders' equity decreased $289,000 to $9,135,000 at March 31, 2001, compared to $9,424,000 at March 31, 2000. The decrease was attributable to the purchase of Treasury shares in the amount of $784,000 and the payment of dividends in the amount of $184,000, offset by net income of $228,000, allocation of shares in the ESOP in the amount of $58,000, vesting of shares in the RSP in the amount of $18,000, and the increase of $376,000 in accumulated other comprehensive income from $421,000 as of March 31, 2000, to $797,000 as of March 31, 2001 as a result of the increase in the market value of available-for-sale securities.

Comparison of the Results of Operations for the Years Ended March 31, 2001 and 2000

Net Income. Net income decreased by $38,000, or 14.5%, from net income of $266,000 for the year ended March 31, 2000, to net income of $228,000 for the year ended March 31, 2001.

Interest and Dividend Income. Interest and dividend income increased $39,000, or 1.7%, to $2,323,000 for the year ended March 31, 2001, compared to $2,284,000 for the year ended March 31, 2000. The increase in interest and dividend income was the result of the $95,000 increase in taxable interest on loans from $1,966,000 as of March 31, 2000, to $2,061,000 as of March 31, 2000, which was due to an increase in the average balance of loans of $1.1 million, from $25.0 million for the year ended March 31, 2000, to $26.1 million as of March 31, 2001. This increase was offset by the $60,000 decrease in taxable interest on investments from $234,000 as of March 31, 2000, to $174,000 as of March 31, 2001, which was the result of a decrease in the average balance of investments of $1.0 million from $5.2 million for the year ended March 31, 2000, to $4.2 million for the year ended March 31, 2001.

Interest Expense. Interest expense increased $97,000, or 10.4%, from $933,000 for the year ended March 31, 2000, to $1,030,000 for the year ended March 31, 2001. An increase in the average balance of interest-bearing deposits of $1.1 million to $22.2 million from $21.1 million and the 25 basis point increase in the cost of funds from 4.17% for the year ended March 31, 2000, as compared to 4.42% for the year ended March 31, 2001, resulted in the increase in interest expense on deposits of $102,000, or 11.6%. Interest expense on the FHLB advance decreased $5,000, or 9.8%, from $51,000 as of March 31, 2000, to $46,000 as of
March 31, 2001. The decrease was the direct result of the decrease in the average balance of the FHLB advance in the amount of $219,000 offset by an increase in the average cost of the FHLB advance of 94 basis points from 5.39% at March 31, 2000, to 6.33% at March 31, 2001.

Net Interest Income. Net interest income decreased $58,000, or 4.3%, from $1,352,000 for the year ended March 31, 2000, to $1,294,000 for the year ended March 31, 2001. The decrease is primarily attributable to the increase in interest expense offset by the increase in interest and dividend income, as previously discussed.

Provision For Loan Losses. The provision for loan losses decreased $3,000, from $4,000 for the year ended March 31, 2000, to $1,000 for the year ended March 31, 2001, based on management's analysis of the reserve's adequacy. The reserve for loan losses was $175,000 at March 31, 2000, as compared to $176,000 at March 31, 2001.

Noninterest Income. Noninterest income increased by $9,000, or 25.8%, from $35,000 for the year ended March 31, 2000, to $44,000 for the year ended March 31, 2001. The increase is primarily attributable to service charge income from the new branch office's deposit accounts.

Noninterest Expense. Noninterest expense increased by $50,000, or 5.1%, from $982,000 for the year ended March 31, 2000, to $1,032,000 for the year ended March 31, 2001. Compensation and employee benefits increased by $24,000, or 4.5%, from $549,000 for the year ended March 31, 2000, to $573,000 for the year ended March 31, 2001. Compensation expense increased $86,000 as a direct result of an increase in the number of employees associated with the opening of the new branch office. This increase was offset by the decrease in compensation costs of $54,000 associated with the RSP, which was the direct result of participants electing to defer vesting of RSP shares as of July 1, 2000 until a date to be determined by the Board of Directors. Occupancy increased $34,000, or 68.1%, from $49,000 for the year ended March 31, 2000, to $83,000 for the year ended March 31, 2001. Furniture and equipment expense increased $13,000, or 35.4%, from $38,000 as of March 31, 2000, to $51,000 as of March 31, 2001. Both
occupancy and furniture and equipment expense increased as a direct result of depreciation of office properties and equipment at the new branch office. Service bureau expense increased $20,000, or 29.4%, from $69,000 for the year ended March 31, 2000, to $89,000 for the year ended March 31, 2001 due to the increase in activity from the opening of the new branch office and the related service bureau's charges on a per customer account basis. Supervisory examination, audit, and legal expense decreased $17,000, or 24.7%, to $53,000 for the year ended March 31, 2001, from $70,000 for the year ended March 31, 2000, due to a decrease in professional services for compliance with regulatory requirements. Loss on securities available-for-sale was $23,000 for the year ended March 31, 2000, which did not occur during the year ended March 31, 2001.

Income Taxes. Income tax expense decreased by $58,000, or 42.9%, from $135,000 for the year ended March 31, 2000, to $77,000 for the year ended March 31, 2001. The decrease is due to a decrease in pre-tax income.

Liquidity and Capital Resources

The Bank's sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank uses its sources of funds to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

Net cash provided by operating activities for the year ended March 31, 2001, totaled $362,000, a decrease of $62,000 from $424,000 for the year ended March 31, 2000. Net cash provided by operating activities was primarily attributable to net income of $228,000 for the year ended March 31, 2001, adjusted by depreciation, amortization, and accretion in the amount of $78,000, change in deferred federal income tax liability of $14,000, amortization of the ESOP and RSP in the amount of $58,000 and $18,000, respectively, offset by the decrease in accrued interest payable and other liabilities in the amount of $31,000.

Net cash used in investing activities for the year ended March 31, 2001, totaled $743,000, a decrease of $776,000 from $1,519,000 for the year ended March 31, 2000. Net cash used in investing activities was attributable $1,609,000 in net loan originations and $366,000 used in purchases of office properties and equipment, offset by $1,232,000 provided by the maturity and call of investments and repayments on mortgage-backed securities.

Net cash provided by financing activities for the year ended March 31, 2001, totaled $1,117,000, as compared to net cash used in financing activities of $390,000 for the year ended March 31, 2000. Net cash provided by financing activities was attributable to the net increase in customer deposits in the amount of $2,985,000, offset by the purchase of Treasury shares in the amount of $784,000, payment of dividends in the amount of $184,000, and the net repayment of the FHLB advance of $900,000.

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

Certificates of deposit scheduled to mature during the year ended March 31, 2001, total $7,539,000. The Bank may renew these certificates, attract new replacement deposits or replace such funds with borrowed funds. Management believes, based on past experience, that the Bank will retain much of the deposits or replace them with new deposits.

Under federal regulations, the Bank is required to meet certain minimum regulatory capital guidelines. The Bank was in compliance with these requirements at March 31, 2001. See Note 7 of the Notes to Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The  consolidated  financial  statements and the  accompanying  notes  presented elsewhere in this document have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the direction or with the same magnitude as the prices of goods and services.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides accounting and reporting standards for derivatives instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. SFAS No. 133 precludes a held-to-maturity security from being designated as a hedge item. However, at the date of initial application of SFAS No. 133, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. The FASB has also issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 did not have a material impact on the Company.

The FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for numerous entities that have adopted SFAS No. 133 and amends the accounting and reporting standards for SFAS No. 133 for certain derivative instruments and certain hedging activities as indicated in the statement. The effective date of this statement is concurrent with the effective date of SFAS. No. 133 (deferred by SFAS No. 137), which is for all fiscal quarters beginning after June 15, 2000. The adoption of SFAS No. 138 did not have a material impact on the Company.

FASB recently issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. Under SFAS No. 140, after a transfer of financial assets, an entity must recognize the financial and servicing assets it controls and the liabilities it has incurred, and derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. This statement is generally effective for activity occurring after March 31, 2001. Earlier or retroactive application of this statement is not permitted. Management believes that the adoption of SFAS No. 140 will not have a material impact on the Company.

SNODGRASS
Certified Public Accountants and Consultants


                          Independent Auditor's Report
                          ----------------------------


Board of Directors
Sistersville Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Sistersville Bancorp, Inc. and Subsidiary as of March 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sistersville Bancorp, Inc. and Subsidiary at March 31, 2001 and 2000, and the consolidated results of its operations and cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


/s/ S.R. Snodgrass, A.C.


Wheeling, West Virginia
April 20, 2001


S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS


                                                                         March 31,
                                                                   2001            2000
                                                              ------------    ------------
                                     ASSETS

Cash and Cash Equivalents
       Cash and amounts due from banks                        $    281,797    $    141,439
       Interest - bearing deposits with other institutions         843,259         247,632
                                                              ------------    ------------
            Total cash and cash equivalents                      1,125,056         389,071
                                                              ------------    ------------
Investment Securities
       Securities held-to-maturity (fair value of $176,924
         and $239,716, respectively)                               173,527         237,873
       Securities available-for-sale                             3,292,498       3,879,917
                                                              ------------    ------------
            Total investment securities                          3,466,025       4,117,790
                                                              ------------    ------------
Loans receivable, (net of allowance for loan losses
  of $176,000 and $174,550, respectively)                       26,996,408      25,389,113
Office properties and equipment, net                             1,658,292       1,368,620
Accrued interest receivable (net of reserve                        197,518         215,451
  for uncollected interest of $-0- for 2001 and 2000)
Other assets                                                       303,657         282,370
                                                              ------------    ------------
            TOTAL ASSETS                                      $ 33,746,956    $ 31,762,415
                                                              ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                  LIABILITIES
       Deposits                                               $ 24,038,581    $ 21,053,607
       Federal Home Loan Bank advance                                    -         900,000
       Deferred income taxes                                       419,201         199,796
       Accrued interest payable and other liabilities              154,115         185,425
                                                              ------------    ------------
            Total liabilities                                   24,611,897      22,338,828
                                                              ------------    ------------

                              STOCKHOLDERS' EQUITY

       Preferred Stock, $.10 par value;
           500,000 shares authorized, none issued                        -               -
       Common Stock, $.10 par value;
           2,000,000 shares authorized; 661,428 issued;
             476,166 outstanding at March 31, 2001, and
             538,739 outstanding at March 31, 2000                  66,143          66,143
       Additional paid - in capital                              6,187,187       6,182,238
       Treasury Stock (185,262 shares at March 31, 2001;        (2,433,425)     (1,649,297)
          122,689 shares at March 31, 2000)
       Retained Earnings - substantially restricted              5,026,672       4,983,212
       Accumulated other comprehensive income                      796,659         420,350
       Unearned Employee Stock Ownership Plan shares (ESOP)       (313,780)       (366,694)
       Unearned Restricted Stock Plan shares (RSP)                (194,397)       (212,365)
                                                              ------------    ------------
            Total stockholders' equity                           9,135,059       9,423,587
                                                              ------------    ------------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 33,746,956    $ 31,762,415
                                                              ============    ============

                  The accompanying notes are an integral part
                    of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                   Year Ended March 31,
                                                                    2001         2000
                                                                 ----------   ----------
INTEREST AND DIVIDEND INCOME
     Taxable interest on loans                                   $2,061,359   $1,965,773
     Taxable interest on investments                                173,811      234,036
     Nontaxable interest on loans                                    16,556       15,859
     Nontaxable interest on investments                              41,097       41,116
     Dividends on Federal Home Loan Bank stock                       17,393       15,794
     Dividends on Federal Home Loan Mortgage Corporation stock       13,166       11,581
                                                                 ----------   ----------
              Total interest and dividend income                  2,323,382    2,284,159
                                                                 ----------   ----------
INTEREST EXPENSE
     Deposits                                                       983,887      881,644
     Federal Home Loan Bank advances                                 45,662       50,633
                                                                 ----------   ----------
              Total interest expense                              1,029,549      932,277
                                                                 ----------   ----------

              NET INTEREST INCOME                                 1,293,833    1,351,882

PROVISION FOR LOAN LOSSES                                             1,450        4,145
                                                                 ----------   ----------
              NET INTEREST INCOME AFTER
                PROVISION FOR LOAN LOSSES                         1,292,383    1,347,737
                                                                 ----------   ----------
NONINTEREST INCOME
     Service charges                                                 40,707       32,664
     Other income                                                     3,371        2,374
                                                                 ----------   ----------
              Total noninterest income                               44,078       35,038
                                                                 ----------   ----------
NONINTEREST EXPENSE
     Compensation and employee benefits                             573,203      548,569
     Occupancy                                                       82,711       49,210
     Furniture and equipment expense                                 51,513       38,041
     Deposit insurance premiums                                       4,359       10,430
     Supervisory examination, audit and legal                        52,755       70,064
     Advertising  and public relations                               28,199       34,651
     Service bureau expense                                          88,795       68,622
     Franchise, payroll and other taxes                              62,613       60,531
     Other expenses                                                  87,711       79,073
     Loss on securities available-for-sale                                -       22,579
                                                                 ----------   ----------
              Total noninterest expense                           1,031,859      981,770
                                                                 ----------   ----------

              INCOME BEFORE INCOME TAXES                            304,602      401,005

INCOME TAXES                                                         77,050      135,022
                                                                 ----------   ----------
              NET INCOME                                         $  227,552   $  265,983
                                                                 ==========   ==========
EARNINGS PER SHARE
     Basic                                                       $     0.48   $     0.54
                                                                 ==========   ==========
     Diluted                                                     $     0.47   $     0.53
                                                                 ==========   ==========
AVERAGE SHARES OUTSTANDING
     Basic                                                          473,408      490,713
                                                                 ==========   ==========
     Diluted                                                        482,982      503,471
                                                                 ==========   ==========

                  The accompanying notes are an integral part
                    of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                           Year Ended March 31,
                                                             2001        2000
                                                          ---------   ---------

NET INCOME                                                $ 227,552   $ 265,983
                                                          ---------   ---------

OTHER COMPREHENSIVE LOSS, NET OF TAX
       Unrealized loss on securities:
            Unrealized holding gain (loss)                  376,309    (280,177)
            Reclassification adjustment for loss (gain)
              included in net income                           --        14,807
                                                          ---------   ---------
                     Other comprehensive loss               376,309    (265,370)
                                                          ---------   ---------

                     COMPREHENSIVE INCOME                 $ 603,861   $     613
                                                          =========   =========

                  The accompanying notes are an integral part
                    of the consolidated financial statements.

                                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     Accumulated
                                                          Retained      Other                                              Total
                                             Additional   Earnings-     Compre-     Unearned    Unearned                   Stock
                      Preferred    Common     Paid In   Substantially   hensive    Shares in    Shares in   Treasury       holders'
                        Stock      Stock      Capital    Restricted     Income       ESOP         RSP        Stock         Equity
                      --------   --------  -----------  -----------  -----------  -----------  ----------  -----------  -----------
BALANCE,
  MARCH 31, 1999      $      -   $ 66,143  $ 6,178,859  $ 4,890,911  $   685,720  $  (419,074) $ (284,217) $(1,326,770) $ 9,791,572

2000 net income              -          -            -      265,983            -            -           -            -      265,983

Accrued compensation
  expense - ESOP             -          -        3,379            -            -       52,380           -            -       55,759

Vesting of RSP shares        -          -            -            -            -            -      71,852            -       71,852

Other comprehensive
  income (loss),
  net of tax                 -          -            -            -     (265,370)           -           -            -     (265,370)

Cash dividends
  declared
  ($.35 per share)           -          -            -     (173,682)           -            -           -            -     (173,682)

Purchase of
  Treasury Stock             -          -            -            -            -            -           -     (322,527)    (322,527)
                      --------   --------  -----------  -----------  -----------  -----------  ----------  -----------  -----------

BALANCE,
  MARCH 31, 2000             -     66,143    6,182,238    4,983,212      420,350     (366,694)   (212,365)  (1,649,297)   9,423,587

2001 net income              -          -            -      227,552            -            -           -            -      227,552

Accrued
  compensation
  expense - ESOP             -          -        4,949            -            -       52,914           -            -       57,863

Vesting of
  RSP shares                 -          -            -            -            -            -      17,968            -       17,968

Other
  comprehensive
  income (loss),
  net of tax                 -          -            -            -      376,309            -           -            -      376,309

Cash dividends
  declared
  ($.38 per share)           -          -            -     (184,092)           -            -           -            -     (184,092)

Purchase of
  Treasury Stock             -          -            -            -            -            -           -     (784,128)    (784,128)
                      --------   --------  -----------  -----------  -----------  -----------  ----------  -----------  -----------
BALANCE,
  MARCH 31, 2001      $      -   $ 66,143  $ 6,187,187  $ 5,026,672  $   796,659  $  (313,780) $ (194,397) $(2,433,425) $ 9,135,059
                      ========   ========  ===========  ===========  ===========  ===========  ==========  ===========  ===========

                  The accompanying notes are an integral part
                    of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Year Ended March 31,
                                                                              2001           2000
                                                                          -----------    -----------
OPERATING ACTIVITIES
       Net income                                                         $   227,552    $   265,983
       Adjustments to reconcile net income to net cash
           provided by operating activities:
            Depreciation, amortization and accretion, net                      78,105         50,468
            Loss (gain) on sale of available-for-sale securities                    -         22,579
            Provision for loan losses                                           1,450          4,145
            Deferred federal income taxes                                      13,538        (11,400)
            ESOP amortization                                                  57,863         55,759
            RSP amortization                                                   17,968         71,852
            Decrease (increase) in accrued interest receivable
              and other assets                                                 (3,354)       (31,208)
            Increase (decrease) in accrued interest payable
              and other liabilities                                           (31,310)        (4,228)
                                                                          -----------    -----------
                     Net cash provided by operating activities                361,812        423,950
                                                                          -----------    -----------
INVESTING ACTIVITIES
       Purchase of available-for-sale securities                                    -     (1,049,938)
       Proceeds from sale of available-for-sale securities                          -        382,892
       Proceeds from maturity of available-for-sale securities              1,050,000        900,000
       Principal collected on mortgage-backed securities                      181,767        246,844
       Net increase in loans                                               (1,608,745)    (1,073,317)
       Purchases of office properties and equipment                          (365,603)      (925,054)
                                                                          -----------    -----------
                     Net cash used in investing activities                   (742,581)    (1,518,573)
                                                                          -----------    -----------
FINANCING ACTIVITIES
       Net increase in deposits                                             2,984,974        206,104
       Federal Home Loan Bank advance                                        (900,000)      (100,000)
       Dividends Paid                                                        (184,092)      (173,682)
       Purchase of Treasury Stock                                            (784,128)      (322,527)
                                                                          -----------    -----------
                     Net cash provided by(used in) financing activities     1,116,754       (390,105)
                                                                          -----------    -----------
                     Increase (decrease) in cash and cash equivalents         735,985     (1,484,728)

CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD                                                       389,071      1,873,799
                                                                          -----------    -----------
CASH AND CASH EQUIVALENTS,
    END OF PERIOD                                                         $ 1,125,056    $   389,071
                                                                          ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
       Cash paid during the period for:
            Interest on deposits and advances                             $ 1,029,820    $   934,274
            Income taxes                                                      107,515        249,040

                  The accompanying notes are an integral part
                    of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2001 AND 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Sistersville Bancorp, Inc. (the "Company") was organized in March, 1997, as a State of Delaware chartered corporation. The Company acquired 100% of the common stock of First Federal Savings Bank (the "Bank") upon the conversion of First Federal Savings and Loan Association of Sistersville (the "Association") from a federally-chartered mutual savings and loan to a federally-chartered stock savings bank in June, 1997. The operating results of the Company depend primarily upon the operating results of the Bank.

      Nature of Operations - The Company provides savings and financing services primarily to individuals through its wholly-owned subsidiary, First Federal Savings Bank located in Sistersville, West Virginia and its branch office located in Parkersburg, West Virginia. Primary deposit products consist of savings, NOW, and money market deposit accounts, and certificates of deposit. Primary lending products consist of conventional mortgage, construction, and consumer loans. The Bank's primary market area for lending and deposits consists of Wood, Pleasants, Tyler, and Wetzel Counties in West Virginia.

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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Available-for-Sale Securities - Securities to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale and carried at fair value with unrealized gains and losses, net of tax, reflected as a component of shareholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Company's overall asset/liability management strategy. Realized securities gains and losses are computed using the specific identification method.

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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

      Earnings Per Common Share - On June 25, 1997, the Company issued 661,428 shares of common stock. As discussed in Note 10, the Company accounts for the 52,914 shares acquired by the Employee Stock Ownership Plan (the "ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts. The proforma net income per share for the 2001 fiscal year is $.45 and 2000 fiscal year is $.50, assuming the shares had been outstanding for the entire period.

      There were no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statements of Income for March 31, 2001, and for March 31, 2000, will be used as the numerator. The following tables set forth a reconciliation of the denominator of the basic and diluted earnings per share computation:

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                                         December 31,
                                                                                    2001               2000
                                                                                ------------       ------------
      Denominator:
           Denominator for basic earnings per share-weighted-
             average shares                                                          473,408            490,713
           Employee stock options (antidilutive)                                           -                  -
           Unvested RSP shares                                                         9,574             12,758
                                                                                ------------       ------------

           Denominator for diluted earnings per share-adjusted
             weighted-average assumed conversions                                    482,982            503,471
                                                                                ============       ============

      Reclassification - Certain prior year amounts have been reclassified to conform with the current year's presentation.

      Cash Flows Information - The Company's policy is to include cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank in the definition of cash and cash equivalents.


NOTE 2 - STOCKHOLDERS' EQUITY

      The following table represents the change in the Company's outstanding shares:

                                                                                 Preferred         Common
                                                                                    Stock             Stock
                                                                                -------------     ------------
           Shares outstanding, March 31, 1999                                              -           567,093
              Shares repurchased                                                           -           (28,354)
                                                                                -------------     ------------
           Shares outstanding, March 31, 2000                                              -           538,739
              Shares repurchased                                                           -           (62,573)
                                                                                -------------     ------------
           Shares outstanding, March 31, 2001                                              -           476,166
                                                                                =============     ============

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 3 - INVESTMENT SECURITIES

      The carrying amounts and fair values of investment securities are as follows at March 31, 2001 and 2000:

                                                          2001
                                     --------------------------------------------------
                                                      Gross      Gross       Estimated
                                      Amortized   Unrealized   Unrealized      Fair
                                          Cost        Gains      Losses        Value
                                     -----------  ----------   ----------    ----------
Securities available-for-sale:
   Federal Home Loan Mortgage
    Corporation stock                $   18,714   $1,214,966   $        -    $1,233,680
   Municipal securities                 905,834            -      (13,249)      892,585
   U.S. agency obligations              950,000       12,065         (562)      961,503
   Mortgage-backed securities-
     GNMA                               201,322        3,408            -       204,730
                                     ----------   ----------   ----------    ----------
          Total available-for-sale    2,075,870    1,230,439      (13,811)    3,292,498

Securities to be held-to-maturity:
   Mortgage-backed securities-
    GNMA and FHLMC                      173,527        3,397            -       176,924
                                     ----------   ----------   ----------    ----------
          Total                      $2,249,397   $1,233,836   $  (13,811)   $3,469,422
                                     ==========   ==========   ==========    ==========

                                                           2000
                                     --------------------------------------------------
                                                      Gross      Gross       Estimated
                                      Amortized   Unrealized   Unrealized      Fair
                                          Cost        Gains      Losses        Value
                                     -----------  ----------   ----------    ----------
Securities available-for-sale:
   Federal Home Loan Mortgage
    Corporation stock                $   18,714   $  818,631   $        -    $  837,345
   Municipal securities                 906,238            -      (96,015)      810,223
   U.S. agency obligations            1,999,942            -      (88,593)    1,911,349
   Mortgage-backed securities-
     GNMA                               320,571          429            -       321,000
                                     ----------   ----------   ----------    ----------
          Total available-for-sale    3,245,465      819,060     (184,608)    3,879,917

Securities to be held-to-maturity:
   Mortgage-backed securities-
    GNMA and FHLMC                      237,873        1,869          (26)      239,716
                                     ----------   ----------   ----------    ----------
          Total                      $3,483,338   $  820,929   $ (184,634)   $4,119,633
                                     ==========   ==========   ==========    ==========

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

      The amortized and estimated market value of investment securities at March 31, 2001 and 2000, by contractual maturity, follow. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          March 31, 2001
                                                  ------------------------------------------------------------
                                                           Securities                      Securities
                                                       Available-for-Sale               Held-to-Maturity
                                                  ----------------------------    ----------------------------
                                                                    Estimated                       Estimated
                                                    Amortized         Fair       Amortized            Fair
                                                       Cost           Value           Cost            Value
                                                  -------------   ------------    -----------    -------------

         Due in one year or less                  $           -   $          -    $         -    $           -
         Due after one year
           through five years                           450,000        453,939              -                -
         Due after five years
           through ten years                                  -              -              -                -
         Due after ten years                          1,405,834      1,400,149              -                -
         Mortgage-backed securities                     201,322        204,730        173,527          176,924
         Equity securities                               18,714      1,233,680              -                -
                                                  -------------   ------------    -----------    -------------
                Total                             $   2,075,870   $  3,292,498    $   173,527    $     176,924
                                                  =============   ============    ===========    =============

                                                                         March 31, 2000
                                                  -----------------------------------------------------------------
                                                           Securities                      Securities
                                                       Available-for-Sale               Held-to-Maturity
                                                  ----------------------------    ----------------------------
                                                                    Estimated                       Estimated
                                                    Amortized         Fair       Amortized            Fair
                                                       Cost           Value           Cost            Value
                                                  -------------   ------------    -----------    -------------
         Due in one year or less                  $           -   $          -    $         -    $           -
         Due after one year
           through five years                           900,000        860,725              -                -
         Due after five years
           through ten years                            599,942        573,529              -                -
         Due after ten years                          1,406,238      1,287,318              -                -
         Mortgage-backed securities                     320,571        321,000        237,873          239,716
         Equity securities                               18,714        837,345              -                -
                                                  -------------   ------------    -----------    -------------
                Total                             $   3,245,465   $  3,879,917    $   237,873    $     239,716
                                                  =============   ============    ===========    =============


      There were no transfers of securities between classifications in 2001 or 2000.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 4 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Loans outstanding at March 31 are as follows:

                                                                               2001                2000
                                                                         ---------------    ---------------
          Mortgage Loans:
             Construction                                                $       934,775    $       500,000
             1-4 family                                                       26,182,770         24,540,264
          Consumer Loans:
             Automobiles                                                         665,506            568,989
             Savings account                                                     169,336             91,269
             Revolving loans                                                      97,397                  -
             Other                                                                29,919              9,672
          Commercial                                                             294,366            275,714
                                                                         ---------------    ---------------
                   Total                                                      28,374,069         25,985,908
          Less:
             Allowance for loan losses                                           176,000            174,550
             Undisbursed funds                                                 1,161,819            381,015
             Net deferred loan fees                                               39,842             41,230
                                                                         ---------------    ---------------
                   Loans receivable, net                                 $    26,996,408    $    25,389,113
                                                                         ===============    ===============

      Activity in the allowance for loan losses for the years ended March 31, 2001 and 2000, is summarized as follows:

                                                                              2001                2000
                                                                         ---------------    ---------------
          Balance, beginning of year                                     $       174,550    $       172,250
          Add provisions charged to operations                                     1,450              4,145
                                                                         ---------------    ---------------
                                                                                 176,000            176,395
          Less loans charged off                                                       -              1,845
                                                                         ---------------    ---------------
          Balance, end of period                                         $       176,000    $       174,550
                                                                         ===============    ===============

      In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. Total loans outstanding to officers and directors at March 31, 2001 and 2000, were $10,952 and $25,437, respectively.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 5 - OFFICE PROPERTIES AND EQUIPMENT

      Properties and equipment at March 31 are summarized as follows:

                                                                               2001                    2000
                                                                         ---------------    ----------------------
          Land                                                           $       489,255    $       489,255
          Office buildings and improvements                                    1,228,605            940,782
          Furniture, fixtures, and equipment                                     396,788            319,009
                                                                         ---------------    ---------------
                   Total                                                       2,114,648          1,749,046
          Less accumulated depreciation                                          456,356            380,426
                                                                         ---------------    ---------------
                   Premises and equipment, net                           $     1,658,292    $     1,368,620
                                                                         ===============    ===============

      Depreciation charged to operations amounted to $75,931 and $44,169 for the years ended March 31, 2001 and 2000, respectively.


NOTE 6 - DEPOSITS ANALYSIS

      Deposit accounts at March 31 are summarized as follows:

                                                                   2001                          2000
                                                      ---------------------------   -------------------------------
                                                                       Percent of                      Percent of
                                                           Amount      Portfolio        Amount         Portfolio
                                                      --------------   -----------  --------------   --------------
          Savings accounts                            $    7,949,921        33.1%   $    8,743,878         41.5%
          NOW accounts                                     1,773,377         7.4%        1,518,550          7.2%
          Money market accounts                            1,737,309         7.2%          976,096          4.7%
                                                      --------------   ----------   --------------   -----------
                                                          11,460,607        47.7%       11,238,524         53.4%
                                                      --------------   ----------   --------------   -----------
          Certificates of deposit:
             4.01 - 6.00%                                  7,041,908        29.3%        9,394,373         44.6%
             6.01 - 8.00%                                  5,536,066        23.0%          420,710          2.0%
                                                      --------------   ----------   --------------   -----------
                                                          12,577,974        52.3%        9,815,083         46.6%
                                                      --------------   ----------   --------------   -----------
                   Total                              $   24,038,581       100.0%   $   21,053,607        100.0%
                                                      ==============   ==========   ==============   ===========

                                      -27-

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 6 - DEPOSITS ANALYSIS (CONTINUED)

      The scheduled maturities of certificates of deposit at March 31, 2001, are as follows:

                                                                      Amount
                                                                   -------------

          Within one year                                          $   7,538,615
          Due after one year, but within two years                     2,082,271
          Due after two years, but within three years                  1,726,824
          Due after three years                                        1,230,264
                                                                   -------------

                   Total                                           $  12,577,974
                                                                   =============


      Certificates of deposit issued in denominations of $100,000 or more amounted to $1,809,256 at March 31, 2001, and $472,377 at March 31, 2000.
      Deposits in excess of $100,000 are not federally insured.

      Interest expense by deposit category is as follows:

                                                      Year Ended March 31,
                                                      2001              2000
                                                 --------------    -------------

          Savings - passbook                     $      287,598    $     302,203
          NOW and money market                           81,797           70,092
          Time certificates of deposit                  614,492          509,349
                                                 --------------    -------------

                   Total                         $      983,887    $     881,644
                                                 ==============    =============


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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 7 - REGULATORY MATTERS (CONTINUED)

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of tangible and core capital (as defined) to adjusted assets (as defined). Management believes, as of March 31, 2001, that the Bank meets all capital adequacy requirements to which they are subject.

      As of March 31, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier I (core) risk-based, core, and tangible ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

      The following table reconciles capital under generally accepted accounting principles to regulatory capital:

                                                                 March 31,
                                                             2001        2000
                                                           --------    --------
                                                               (In Thousands)

          Total equity                                     $  8,480    $  8,569

          Accumulated other comprehensive income               (796)       (440)
                                                           --------    --------

                   Tier I (core) and tangible capital         7,684       8,129

          Allowance for loan losses                             176         175
                                                           --------    --------

                   Risk-based capital                      $  7,860    $  8,304
                                                           ========    ========

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 7 - REGULATORY MATTERS (CONTINUED)

      At March 31, the actual capital levels of the Bank and the minimum required levels are as follows:

                                                                        2001                      2000
                                                               ----------------------    ----------------------
                                                                  Amount       Ratio        Amount       Ratio
                                                               ----------------------    ----------------------
                                                                   (In Thousands)             (In Thousands)
          Total Capital to Risk-Weighted Assets
          -------------------------------------
             Actual                                            $   7,860       44.42%    $   8,304       51.91%
             For capital adequacy purposes                         1,416        8.00%        1,280        8.00%
             To be "well capitalized"                              1,770       10.00%        1,600       10.00%

          Tier I (Core) Capital to Risk-Weighted Assets
          ---------------------------------------------
             Actual                                            $   7,684       43.42%    $   8,129       50.82%
             For capital adequacy purposes                           707        4.00%          640        4.00%
             To be "well capitalized"                              1,062        6.00%        1,000        6.00%

          Tier I (Core) Capital to Adjusted Assets
          ----------------------------------------
             Actual                                            $   7,684       23.20%    $   8,129       26.55%
             For capital adequacy purposes                           994        3.00%          918        3.00%
             To be "well capitalized"                              1,656        5.00%        1,531        5.00%

          Tangible Capital to Adjusted Assets
          -----------------------------------
             Actual                                            $   7,684       23.20%    $   8,129       26.55%
             For capital adequacy purposes                           497        1.50%          459        1.50%
             To be "well capitalized"                                N/A          N/A          N/A          N/A

NOTE 8 - INCOME TAX

      Until 1996, thrift institutions were permitted a special bad debts deduction limited generally to 8 percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and requires that bad debts for federal income tax purposes be determined based primarily on the experience method. The Act provides that bad debt reserves accumulated after 1987 are subject to recapture over a maximum of six years. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income, at March 31, 2001 and 2000, included approximately $696,000 (pre 1988 reserves) for which federal income tax has not been provided.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 8 - INCOME TAX (CONTINUED)

      The provisions for income taxes consist of:

                                                                                 Year Ended March 31,
                                                                                2001               2000
                                                                            ------------      ------------
          Current                                                           $     63,613      $    141,668
          Deferred                                                                13,437            (6,646)
                                                                            ------------      ------------
                   Total                                                    $     77,050      $    135,022
                                                                            ============      ============

      The following temporary differences gave rise to the deferred tax (asset) liability at:

                                                                                        March 31,
                                                                                 2001              2000
                                                                            ------------      ------------
          Deferred loan fees                                                $    (13,066)     $    (14,018)
          Other income and expense recognized in the financial
            statements on the accrual basis, but on the cash basis
            for tax purposes                                                      15,888             9,539
          Bad debt reserve, net                                                  (59,840)          (23,647)
          RSP amortization                                                             -           (11,167)
          Depreciation                                                            17,819            20,324
          Others                                                                  36,719             3,052
                                                                            ------------      ------------
                                                                                  (2,480)          (15,917)
          Unrealized gains on available-for-sale securities                      421,681           215,713
                                                                            ------------      ------------
               Net deferred tax liability                                   $    419,201      $    199,796
                                                                            ============      ============

      A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                                                 Year Ended March 31,
                                                                                2001               2000
                                                                            ------------      ------------
      Tax at statutory rate (34%)                                           $    103,565      $    136,342
          Increase (decrease) in taxes resulting from:
             Nondeductible ESOP compensation                                         826              (282)
             Other, net                                                          (27,341)           (1,038)
                                                                            ------------      ------------
                   Total                                                    $     77,050      $    135,022
                                                                            ============      ============
                   Effective rate                                                  25.3%             33.7%
                                                                            ============      ============

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 9 - RETIREMENT PLAN

      The Bank participates in the multi-employer Financial Institutions Retirement Fund covering all full-time officers and employees completing one year of service and attainment of age 21. Because the plan is a multi-employer plan, plan information for the Bank separately is not determinable. Pension expense, including administrative charges, for the years ended March 31, 2001 and 2000, was $1,300 and $1,200, respectively.


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

      The Bank is scheduled to make quarterly contributions to the trust to allow the trust to make the required interest payments and an annual contribution to allow the trust to make the required principal payment. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Bank reports compensation expense based upon the fair value of the shares, and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends paid on unallocated ESOP shares are recorded as compensation expense. Compensation expense for the ESOP for the years ended March 31, 2001 and 2000, was $53,566 and $55,759, respectively.

      The following table represents the components of the ESOP shares at March 31:

                                                        2001            2000
                                                     ----------     -----------

          Allocated shares                               17,567          12,276
          Shares committed for allocation                 3,969           3,969
          Shares distributed                                -               -
          Unallocated (noncommitted) shares              31,378          36,669
                                                     ----------     -----------

                   Total ESOP shares                     52,914          52,914
                                                     ==========     ===========
          Fair value of noncommitted shares          $  423,603     $   375,857
                                                     ==========     ===========

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


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

      In August, 1998, the Trust purchased, with funds contributed by the Bank, shares of the common stock of which 23,185 shares were awarded to directors and employees, and 3,272 shares remained unawarded. Directors, officers, and employees who terminate their employment with the Bank shall forfeit the right to any shares which were awarded but not earned, except in the event of death, disability, retirement, or a change in control of the Bank or Company. The Bank granted a total of 23,185 shares of common stock on July 16, 1998, of which 4,637 became immediately vested under the plan. Remaining shares become earned and non-forfeitable over a four-year period on each anniversary date of the award beginning July 16, 1999. The RSP shares purchased in the conversion initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are earned and recorded as an addition to stockholders' equity. In July 2000, the Board of Directors adopted a resolution to defer vesting of plan shares to all plan participants agreeing to said deferral. All plan participants elected to defer plan share vesting up to a date to be determined by the RSP Committee or Board of Directors. Net compensation expense attributable to the RSP amounted to $17,969 and $71,852, for the years ended March 31, 2001 and 2000, respectively.


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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 12 - STOCK OPTION PLAN (CONTINUED)

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

      Under Accounting Principles Board Opinion No. 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                                        March 31,       March 31,
                                                                          2001            2000
                                                                     ------------      ------------
          Net income:
                As reported                                          $    227,552      $   265,983
                Pro forma                                            $    189,693      $   194,427

          Basic earnings per share:
                As reported                                          $        .48      $   .54
                Pro forma                                            $        .40      $   .40

          Diluted earnings per share:
                As reported                                          $        .47      $   .53
                Pro forma                                            $        .39      $   .39

      The following table presents share data related to the Stock Option Plan:

                                                                        Shares Under Option
                                                                     -------------------------
                                                                        2001          2000
                                                                     -----------    ----------
          Outstanding, beginning of year                                  58,000        58,000
          Granted during the period                                            -             -
          Cancelled during the period                                          -             -
          Exercised during the period                                          -             -
                                                                     -----------    ----------
                Outstanding, end of period (option price of
                  $15.8125 per share)                                     58,000        58,000
                                                                     ===========    ==========

                                      -34-

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


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

      The following represents financial instruments whose contract amounts represent credit risk at March 31:

                                                         Contract Amount
                                                  ------------------------------
                                                        2001            2000
                                                  -------------    -------------
          Commitments to originate loans:
              Fixed rate                          $     571,000    $     397,000
          Loans in process                            1,161,819          381,000
                                                  -------------    -------------
                Total                             $   1,732,819    $     778,000
                                                  =============    =============

      The range of interest rates on fixed rate residential mortgage loan commitments was 7.25% to 8.65% at March 31, 2001.

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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

          Cash and Cash Equivalents: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

          Investment Securities and Securities Held-for-Sale: For debt securities and marketable equity securities held for investment purposes and for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

      The estimated fair values of the Company's financial instruments are as follows:

                                                       March 31, 2001                   March 31, 2000
                                             -------------------------------   ------------------------------
                                                Carrying        Estimated         Carrying       Estimated
                                                Amount          Fair Value        Amount         Fair Value
                                             -------------     -------------   --------------   -------------
         Financial Assets:
            Cash and cash equivalents        $   1,125,000     $   1,125,000   $      389,000   $     389,000
            Securities available-for-sale        3,292,000         3,292,000        3,880,000       3,880,000
            Securities held-to-maturity            174,000           177,000          238,000         240,000
            Loans, net                          26,996,000        27,531,000       25,389,000      24,972,000

         Financial Liabilities:
            Deposits                            24,040,000        24,172,000       21,054,000      21,046,000

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 15 - ADVANCES FROM FEDERAL HOME LOAN BANK

      The Bank obtained an advance from the Federal Home Loan Bank (FHLB) on February 22, 2000, with a maturity date of September 22, 2000. The advance renewed and maintains a new maturity date of September 22, 2001. Interest payments are payable monthly on the outstanding principal balance. The advance is a variable-rate obligation.

      As of March 31, 2001, the Bank had no amount outstanding from the FHLB. As of March 31, 2000, the Bank maintained various assets with a total collateral value of $20,689,000 to secure the amount of $900,000 outstanding.


NOTE 16 - COMPREHENSIVE INCOME

      In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income in a full set of financial statements. Unrealized gains and losses on securities available-for-sale are the only components of other comprehensive income (loss) that apply to the Bank.

                                                    2001             2000
                                                -------------    ------------

         Before-tax amount                      $      582,176   $    (412,993)
         Tax effect                                   (205,867)        147,623
                                                --------------   -------------
               Net-of-tax amount                $      376,309   $    (265,370)
                                                ==============   =============

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

      Effective June 25, 1997, active operations of Sistersville Bancorp, Inc. were initiated with the approval of the stock conversion of the
      Association   and   correspondent   purchase  of  all  the  stock  of  the
      wholly-owned Subsidiary Bank by the Company, which coincided with the initial public offering of the Company stock. The condensed financial statements of Sistersville Bancorp, Inc. are as follows:

                                  BALANCE SHEET
                             MARCH 31, 2001 AND 2000

                                                                                   2001               2000
                                                                            ---------------     --------------
ASSETS
      Deposits with Subsidiary Bank                                         $       814,891     $      240,260
      Investment in Subsidiary Bank                                               8,480,487          8,569,117
      Investment securities available-for-sale                                            -            770,363
      Receivable from Subsidiary                                                     43,312             41,220
      Other assets                                                                   21,572             52,702
                                                                            ---------------     --------------

                 TOTAL ASSETS                                               $     9,360,262     $    9,673,662
                                                                            ===============     ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
      Payable from Subsidiary                                               $       194,397     $      212,365
      Other liabilities                                                              30,806             37,711
      Shareholders' equity                                                        9,135,059          9,423,586
                                                                            ---------------     --------------
                 TOTAL LIABILITIES AND
                  STOCKHOLDERS' EQUITY                                      $     9,360,262     $    9,673,662
                                                                            ===============     ==============


                               STATEMENT OF INCOME
                       YEAR ENDED MARCH 31, 2001 AND 2000

                                                                                   2001               2000
                                                                            --------------      --------------
INCOME
      Interest                                                              $        75,592     $       83,385

OPERATING EXPENSES                                                                   38,217             52,196
                                                                            ---------------     --------------
                 Income before income tax and equity
                   in undistributed income of Subsidiary                             37,375             31,189

INCOME TAX                                                                          (14,443)           (12,491)

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                        204,620            247,285
                                                                            ---------------     --------------
                 NET INCOME                                                 $       227,552     $      265,983
                                                                            ===============     ==============

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2001 AND 2000


NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                             STATEMENT OF CASH FLOWS
                       YEAR ENDED MARCH 31, 2001 AND 2000

                                                                                  2001               2000
                                                                            --------------      -------------
OPERATING ACTIVITIES
      Net income                                                            $       227,552     $      265,983
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Undistributed earnings of Subsidiary                                      (204,620)          (247,285)
         Dividend received from Subsidiary                                          650,000            325,000
         Investment amortization/accretion, net                                           -                241
         ESOP amortization                                                           57,863             55,759
         RSP amortization                                                            17,968             71,852
         (Increase) decrease in other assets                                         29,038             14,880
         Increase (decrease) in other liabilities                                   (34,950)           (64,976)
                                                                            ---------------     --------------
                 Net cash provided by operating activities                          742,851            421,454
                                                                            ---------------     --------------
INVESTING ACTIVITIES
      Investment purchases                                                                -           (450,000)
      Investment maturities and calls                                               800,000            500,000
                                                                            ---------------     --------------
                 Net cash provided by investing activities                          800,000             50,000
                                                                            ---------------     --------------
FINANCING ACTIVITIES
      Purchase of treasury stock                                                   (784,128)          (322,527)
      Dividends paid                                                               (184,092)          (173,683)
                                                                            ---------------     --------------
                 Net cash used in financing activities                             (968,220)          (496,210)
                                                                            ---------------     --------------
                 INCREASE (DECREASE) IN CASH
                  AND CASH EQUIVALENTS                                              574,631            (24,756)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        240,260            265,016
                                                                            ---------------     --------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                      $       814,891     $      240,260
                                                                            ===============     ==============
SUPPLEMENTAL DISCLOSURES
      Income tax payments                                                   $         8,515     $       31,200


            SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK


      CORPORATE OFFICE                                     INDEPENDENT AUDITORS
      ----------------                                     --------------------
      726 Wells Street                                     S. R. Snodgrass, A.C.
      Sistersville, WV 26175                               980 National Road
      (304) 652-3671                                       Wheeling, WV 26003

      SPECIAL COUNSEL
      ---------------
      Malizia Spidi and Fisch, PC
      1100 New York Ave., N.W.
      Suite 340 West
      Washington, D.C. 20005

      TRANSFER AGENT
      --------------
      American Stock Transfer & Trust Company
      59 Maiden Lane
      New York, NY 10038


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

      Lester C. Doak, Chairman                             Ellen E. Thistle
      David W. Miller                                      Charles P. LaRue
      Michael A. Melrose                                   Stanley M. Kiser


      SISTERSVILLE BANCORP, INC. OFFICERS
      -----------------------------------

      Stanley M. Kiser, President
      Cynthia R. Carson, Vice-President & Corporate Secretary
      Shelley R. Maxwell, Treasurer


      FIRST FEDERAL SAVINGS BANK OFFICERS
      -----------------------------------

      Stanley M. Kiser, President & CEO
      Cynthia R. Carson, Vice-President & Corporate Secretary
      Shelley R. Maxwell, Treasurer
      P. Jane Fuchs, Cashier
      Robert E. Coen, Branch Manager
      Steven R. Reed, Assistant Branch Manager


      Sistersville Bancorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001, as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request. The 2001 Annual Meeting of Stockholders will be held on July 12, 2001, at 9:00 A.M., at the offices of First Federal Savings Bank, 726 Wells Street, Sistersville, West Virginia.