Form 10KSB, Exhibit 13
period 2002-03-31
SISTERSVILLE BANCORP INC
filed 2002-06-21
CIK 1035372

[LOGO] Sistersville
                              ===================
                                 Bancorp, Inc.
                                      2002
                                 ANNUAL REPORT

                              [LOGO] Sistersville
                              ===================
                                 Bancorp, Inc.


                         726 WELLS STREET, P.O. BOX 187
                             SISTERSVILLE, WV 26175
                                  304-652-3671




Report to Shareholders:

I am pleased to provide to you the Sistersville Bancorp, Inc. (the "Company") 2002 Annual Report. It has been a very positive growth year for the Company and its subsidiary, First Federal Savings Bank (the "Bank"). Loans, deposits, and total assets all experienced double digit growth rates for the year. The Bank's Parkersburg office, which has been open less than two years, has contributed significantly to this growth.

The Company completed a five percent (5%) stock repurchase last April. Since becoming a public company less than five years ago, 200,805 shares have been purchased by the Company in the open market. This has reduced the number of outstanding shares by more than thirty percent (30%), and significantly increased the book value of your shares. Your board of directors recently (April) announced plans to purchase an additional five percent (5%) of the Company's outstanding shares, subject to the availability of stock.

It saddens me to report the loss of our Chairman, Mr. Lester Doak, who lost his battle with cancer last fall. Mr. Doak served as Chairman of the Company's board since its inception, and was a member of the Bank's board for over thirty- five years.

As I look forward to the challenges of the upcoming year, I commend the efforts and dedication of our employees and directors, and express my appreciation for the continued support of our customers and shareholders.

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

Stock Market Information

The Company's common stock is traded under the symbol "SVBC". Price information with respect to the common shares of SVBC is quoted on the OTC Bulletin Board. The following table sets forth the high and low bid prices for the common shares of SVBC for each quarter of the fiscal years ended March 31, 2002 and 2001. Price quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                           Date                            High        Low
                           ----                            ----        ---

         Fiscal year ended March 31, 2002:

                  April 1, 2001 - June 30, 2001           $14.10      $13.44
                  July 1, 2001 - September 30, 2001        15.10       13.85
                  October 1, 2001 - December 31, 2001      15.75       14.82
                  January 1, 2002 - March 31, 2002         19.25       15.30

         Fiscal year ended March 31, 2001:

                  April 1, 2000 - June 30, 2000           $11.50      $ 9.50
                  July 1, 2000 - September 30, 2000        11.50       11.25
                  October 1, 2000 - December 31, 2000      13.50       11.06
                  January 1, 2001 - March 31, 2001         14.00       12.19

SVBC declared a semi-annual dividend of $.20 per share in June, 2001 and December, 2001. The number of shareholders of record of common stock as of the record date of May 24, 2002, was approximately 200. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At May 24, 2002, there were 460,623 shares of common stock outstanding. The Company's ability to pay dividends to stockholders is primarily dependent upon income earned on investments and the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS.

                              SELECTED CONSOLIDATED
                      FINANCIAL INFORMATION AND OTHER DATA


The following table sets forth certain information concerning the consolidated financial condition, earnings and other data regarding the Company at the dates and for the periods indicated.


Selected financial condition and other data:

                                              At March 31,
                                        ------------------------
                                          2002             2001
                                        -------          -------
                                         (Dollars in thousands)

Total assets                            $40,881          $33,747
Loans receivable, net                    30,265           26,996
Mortgage-backed securities                  688              379
Investments (1)                           7,537            3,930
Cash - noninterest bearing                  303              282
Savings deposits                         31,344           24,039
Stockholders' equity (2)                  9,077            9,135

Number of full-service offices                2                2


(1) Includes FHLMC stock and interest bearing deposits in other financial institutions

(2) Includes accumulated other comprehensive income, net of applicable income taxes


Summary of Operations

                                                          Year Ended March 31,
                                                          -------------------
                                                             2002      2001
                                                           -------   -------
                                                         (Dollars in thousands)

Interest and dividend income                               $ 2,541   $ 2,323
Interest expense                                             1,123     1,029
                                                           -------   -------
     Net interest income                                     1,418     1,294
                                                           -------   -------
Provision for loan losses                                        2         2
                                                           -------   -------
     Net interest income after provision for loan losses     1,416     1,292
                                                           -------   -------

Non-interest income:
  Service charges                                               54        41
  Gain on sale of available-for-sale securities                 62         -
  Other income                                                   2         3
                                                           -------   -------
     Total other income                                        118        44
                                                           -------   -------

Non-interest expense:
  Compensation and employee benefits                           653       573
  Occupancy and equipment                                      142       135
  Deposit insurance premiums                                     5         4
  Other general and administrative                             383       319
                                                           -------   -------
    Total non-interest expense                               1,183     1,031
                                                           -------   -------

    Income before income taxes                                 351       305

Provision for federal income taxes                              78        77
                                                           -------   -------

     Net income                                            $   273   $   228
                                                           =======   =======

The table below sets forth certain performance ratios of the Company for the periods indicated:

                                                                   For the Year Ended
                                                                         March 31,
                                                                   --------   --------
                                                                     2002       2001
                                                                   --------   --------
                                                                 (Dollars in thousands)
Capital Ratios:
Average equity to average assets ratio
 (average equity divided by average total assets)                   24.23%     28.47%
Equity to assets at period end                                      22.20%     27.07%


Performance Ratios:
Return on average equity (net income
 divided by average equity)                                          3.02%      2.43%
Return on average assets (net income
 divided by average total assets)                                    0.73%      0.69%
Net interest rate spread                                             3.10%      3.07%
Net yield on average interest earning assets                         4.04%      4.20%
Average interest earning assets to
 average interest-bearing liabilities                              129.45%    133.76%
Net interest income after provision for possible
  loan losses, to total other expenses                             119.70%    125.19%
Non-interest expense to average assets                               3.18%      3.13%
Efficiency Ratio (1)                                                77.11%     77.21%


Asset Quality Ratios:
Non-performing loans to total assets                                 0.15%      0.00%
Non-performing loans to total loans                                  0.20%      0.00%
Allowance for loan losses to total loans                             0.59%      0.65%
Allowance for loan losses to total non-performing loans            296.67%       N/A
Allowance for loan losses to total non-performing assets (2)       296.67%       N/A





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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


GENERAL

The Company's results from operations consist primarily of interest income from the investing of funds from proceeds generated by the sale of common stock, net of accounting and legal expense incurred relating to public filings. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expense, such as employee benefits and other income, loan-related fees, and fees on deposit-related services.

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

AVERAGE BALANCE SHEET

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income and expense by the average balance of assets and liabilities, respectively, for the periods presented. Average balances are derived from month-end balances except as noted in item (7). Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                     Year Ended March 31,                                 At  March 31,
                              ---------------------------------------------------------------------   ---------------------
                                           2002                                2001                           2002
                              --------------------------------    ---------------------------------   ---------------------
                               Average               Average       Average               Average                  Average
                               Balance    Interest  Yield/Cost     Balance    Interest  Yield/Cost    Balance    Yield/Cost
                               -------    --------  ----------     -------    --------  ----------    -------    ----------
                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)         $29,037     $2,334      8.04%       $26,091     $2,078       7.96%     $30,265        7.41%
  Investment securities (2)(6)   5,722        186      3.25%         4,234        213       5.03%       7,786        2.87%
  Mortgage-backed securities       331         21      6.34%           471         32       6.79%         688        7.28%
                               -------     ------    ------        -------     ------     ------      -------      ------
     Total interest-earning
       assets                   35,090      2,541      7.24%        30,796      2,323       7.54%      38,739        6.50%
                                           ------    ------                    ------     ------                   ------
Non-interest-earning assets      2,163                               2,171                              2,142
                               -------                             -------                            -------
     Total assets              $37,253                             $32,967                            $40,881
                               =======                             =======                            =======
Interest-bearing liabilities:
  Regular savings deposits     $ 9,061        292      3.22%       $ 8,252        288       3.49%     $12,032        3.00%
  Now accounts                   1,326         28      2.11%         1,382         34       2.46%       1,516        1.31%
  Money market demand            2,280         74      3.25%         1,329         48       3.61%       2,212        2.33%
  Time deposits                 13,752        694      5.05%        11,265        613       5.44%      15,029        3.49%
                               -------     ------    ------        -------     ------     ------      -------      ------
     Subtotal deposits          26,419      1,088      4.12%        22,228        983       4.42%      30,789        3.11%

  Short-term borrowings (7)        688         35      5.09%           796         46       5.78%           -        0.00%
                               -------     ------    ------        -------     ------     ------      -------      ------
     Total interest-bearing
       liabilities              27,107      1,123      4.14%        23,024      1,029       4.47%      30,789        3.11%
                                           ------    ------                    ------     ------                   ------
Noninterest-bearing
  liabilities                    1,119                                 557                              1,015
                              --------                             -------                            -------
     Total Liabilities          28,226                              23,581                             31,804


Retained Earnings (3)            9,027                               9,386                              9,077
                              --------                             -------                            -------
     Total liabilities and
      retained earnings       $ 37,253                             $32,967                            $40,881
                              ========                             =======                            =======
Net interest income                        $1,418                              $1,294
                                           ======                              ======
Interest rate spread(4)                                3.10%                                3.07%                    3.39%
                                                     ======                               ======                   ======
Net yield on interest-earning
  assets(5)                                            4.04%                                4.20%                    3.66%
                                                     ======                               ======                   ======
Ratio of average interest-earning
  assets to average interest-bearing liabilities     129.45%                              133.76%                  125.83%
                                                     ======                               ======                   ======

------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions, FHLB stock and FHLMC stock, bonds.
(3) Includes accumulated other comprehensive income on securities available-for-sale, net of applicable deferred income taxes.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(6) Includes municipal securites whose average yield/cost at March 31, 2002 is calculated on the tax equivalent yield.
(7)  Average balance is daily average balance.

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



                                                     Year Ended March 31,
                                                        2002   vs. 2001
                                            ------------------------------------
                                                                 Rate/
                                              Volume     Rate   Volume      Net
                                              ------     ----   ------      ---
                                                        (In thousands)
Interest-earning assets:
  Loans receivable                             $ 235    $  21    $   2    $ 258
  Investment securities                           75      (75)     (26)     (26)
  Mortgage-backed securities                     (10)      (2)       1      (11)
                                               -----    -----    -----    -----
      Total interest-earning assets              300      (56)     (23)     221
                                               -----    -----    -----    -----

Interest-bearing liabilities:
  Savings deposits                               185      (67)     (13)     105
  Short-term borrowings                           (6)      (5)       1      (10)
                                               -----    -----    -----    -----
      Total interest-bearing liabilities         179      (72)     (12)      95
                                               -----    -----    -----    -----

      Net change in net interest income        $ 121    $  16    $ (11)   $ 126
                                               =====    =====    =====    =====

Comparison of Financial Condition

The Company's total assets increased by approximately $7.1 million to $40,881,000 at March 31, 2002, from $33,747,000 at March 31, 2001. Cash and cash equivalents increased $3.7 million to $4,834,000 at March 31, 2002, from $1,125,000 at March 31, 2001. This increase represented net cash provided by operating activities, depositors' investment of funds, proceeds from the maturity or call of available-for-sale securities, and principal collected on mortgage-backed securities, offset by the outflow of cash associated with the increase in loan production, payment of dividends, and purchase of available-for-sale securities and shares for Treasury. Investment securities increased $227,000 from $3,466,000 at March 31, 2001, to $3,693,000 at March 31,
2002. This increase was the result of the purchase of $1,019,000 in U.S. Agency and mortgage-backed securities, offset by $450,000 in matured or called U.S. Agency securities and $200,000 in principal collected on mortgage-backed securities. Net loans receivable increased $3.3 million from $26,996,000 at March 31, 2001, to $30,265,000 at March 31, 2002. The increase in loans was attributable to an increase in one-to-four family residential mortgage loans. Such increases primarily reflect the economic health of the Bank's market area and the competitive pricing of the Bank's loan products. Office property and equipment decreased $76,000 from $1,658,000 at March 31, 2001, to $1,582,000 at
March 31, 2002, which was the direct result of depreciation charges during the fiscal year ended March 31, 2002.

Total liabilities increased $7.2 million from $24,612,000 at March 31, 2001, to $31,804,000 at March 31, 2002. The increase was attributable to a $7.3 million increase in deposits from $24,039,000 at March 31, 2001, to $31,344,000 at March 31, 2002, which is the direct result of deposit growth at the Parkersburg branch office, opened in May, 2000 and the relatively stable interest rates offered by the Bank on deposit accounts as compared to alternative investment products. Deferred income tax liability decreased from $419,000 at March 31, 2001, to $326,000 at March 31, 2001, which was the result of the tax effect on the decrease in the fair value of available-for-sale securities during the year ended March 31, 2002.

Stockholders' equity decreased $58,000 to $9,077,000 at March 31, 2002, compared to $9,135,000 at March 31, 2001. The decrease was attributable to the purchase of Treasury shares in the amount of $211,000, payment of dividends in the amount of $171,000, and the decrease of $86,000 in accumulated other comprehensive income, offset by net income of $273,000, allocation of shares in the ESOP in the amount of $79,000, and the vesting of shares in the RSP in the amount of $57,000.

Comparison of the Results of Operations for the Years Ended March 31, 2002 and 2001

Net Income. Net income increased by $45,000, or 20.2%, from net income of $228,000 for the year ended March 31, 2001, to net income of $273,000 for the year ended March 31, 2002.

Interest and Dividend Income. Interest and dividend income increased $218,000, or 9.4%, to $2,541,000 for the year ended March 31, 2002, compared to $2,323,000 for the year ended March 31, 2001. The increase in interest and dividend income was the result of the $255,000 increase in taxable interest on loans from $2,061,000 as of March 31, 2001, to $2,316,000 as of March 31, 2002, which was due to an increase in the average balance of loans of $2.9 million, from $26.1 million for the year ended March 31, 2001, to $29.0 million as of March 31, 2002. This increase was offset by the $38,000 decrease in taxable interest on investments from $174,000 as of March 31, 2001, to $136,000 as of March 31, 2002, which was the result of a decrease in the average yield of 1.78% offset by the increase in the average balance of investments of $1.5 million from $4.2 million for the year ended March 31, 2001, to $5.7 million for the year ended March 31, 2002.

Interest Expense. Interest expense increased $93,000, or 9.1%, from $1,030,000 for the year ended March 31, 2001, to $1,123,000 for the year ended March 31, 2002. An increase in the average balance of interest-bearing deposits of $4.1 million to $26.4 million from $22.3 million, offset by the 30 basis point decrease in the cost of funds from 4.42% for the year ended March 31, 2001, to 4.12% for the year ended March 31, 2002, resulted in the increase in interest expense on deposits of $104,000, or 10.6%. Interest expense on the Federal Home Loan Bank ("FHLB") advance decreased $11,000, or 23.2%, from $46,000 as of March 31, 2001, to $35,000 as of March 31, 2002. The decrease was the result of the decrease in the average balance of the FHLB advance in the amount of $112,000 and the decrease in the average cost of the FHLB advance of 69 basis points from 5.78% at March 31, 2001, to 5.09% at March 31, 2002

Net Interest Income. Net interest income increased $124,000, or 9.6%, from $1,294,000 for the year ended March 31, 2001, to $1,418,000 for the year ended March 31, 2002. The increase is primarily attributable to the increase in interest and dividend income offset by the increase in interest expense, as previously discussed.

Provision For Loan Losses. The provision for loan losses increased $1,000, from $1,000 for the year ended March 31, 2001, to $2,000 for the year ended March 31, 2002, based on management's analysis of the reserve's adequacy. The reserve for loan losses was $176,000 at March 31, 2001, as compared to $178,000 at March 31, 2002.

Noninterest Income. Noninterest income increased by $74,000, from $44,000 for the year ended March 31, 2001, to $118,000 for the year ended March 31, 2002. The increase is primarily attributable to the gain on sale of available-for-sale securities in the amount of $62,000 for the year ended March 31, 2002, which did not occur during the year ended March 31, 2001.

Noninterest Expense. Noninterest expense increased by $151,000, or 14.6%, from $1,032,000 for the year ended March 31, 2001, to $1,183,000 for the year ended March 31, 2002. Compensation and employee benefits increased by $80,000, or 13.9%, from $573,000 for the year ended March 31, 2001, to $653,000 for the year ended March 31, 2002. Compensation expense increased $21,000 as a result of the increase in ESOP compensation costs and $39,000 as a direct result of an increase in compensation costs associated with the RSP. ESOP costs are recognized monthly at the fair value of Company stock. The increase in ESOP costs is the result of an increase in the fair value of Company stock during the year ended March 31, 2002. The increase in RSP costs was the direct result of participants electing to defer vesting of RSP shares as of July 1, 2000 through July 1, 2001. Service bureau expense increased $27,000, or 31.1%, from $89,000 for the year ended March 31, 2001, to $116,000 for the year ended March 31, 2002, due to an increase in customer loan and deposit accounts and related service bureau's charges on a per customer account basis. Supervisory examination, audit, and legal expense increased $14,000, or 26.6%, to $67,000 for the year ended March 31, 2002, from $53,000 for the year ended March 31, 2001, due to an increase in professional services for compliance with regulatory requirements. Other expenses increased $15,000, or 17.4%, from $88,000 for the year ended March 31, 2001, to $103,000 for the year ended March 31, 2002, due to a $13,000 penalty charged by the FHLB for the principal prepayment of a $1 million advance before maturity.

Income Taxes. Income tax expense increased by $600, or .8%, from $77,000 for the year ended March 31, 2001, to $77,600 for the year ended March 31, 2002.


Liquidity and Capital Resources

The Bank's sources of funds are deposits, amortization and repayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank uses its sources of funds to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

Net cash provided by operating activities for the year ended March 31, 2002, totaled $368,000, an increase of $6,000 from $362,000 for the year ended March 31, 2001. Net cash provided by operating activities was primarily attributable to net income of $273,000 for the year ended March 31, 2002, adjusted by depreciation, amortization, and accretion in the amount of $85,000, amortization of the ESOP and RSP in the amount of $79,000 and $57,000, respectively, offset by the change in accrued interest payable and other liabilities in the amount of $20,000, gain on sale of available-for-sale securities in the amount of $62,000, and change in deferred federal income tax liability of $40,000,

Net cash used in investing activities for the year ended March 31, 2002, totaled $3,582,000, an increase of $2,839,000 from $743,000 for the year ended March 31, 2001. Net cash used in investing activities was attributable to $3,271,000 in net loan originations and $1,019,000 used in purchases of available-for-sale securities, offset by $650,000 provided by the maturity or call of investments and principal collected on mortgage-backed securities.

Net cash provided by financing activities for the year ended March 31, 2002, totaled $6,923,000, as compared to net cash provided by financing activities of $1,117,000 for the year ended March 31, 2001. Net cash provided by financing activities was attributable to the net increase in customer deposits in the amount of $7,306,000, offset by the purchase of Treasury shares in the amount of $211,000 and payment of dividends in the amount of $171,000.

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

Certificates of deposit scheduled to mature during the year ended March 31, 2002, total $9,670,000. The Bank may renew these certificates, attract new replacement deposits or replace such funds with borrowed funds. Management believes, based on past experience, that the Bank will retain much of the deposits or replace them with new deposits.

Under federal regulations, the Bank is required to meet certain minimum regulatory capital guidelines. The Bank was in compliance with these requirements at March 31, 2002. See Note 7 of the Notes to Consolidated Financial Statements.


Impact of Inflation and Changing Prices

The consolidated financial statements and the accompanying notes presented elsewhere in this document have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the direction or with the same magnitude as the prices of goods and services.


Recent Accounting Pronouncements

The Financial Accounting Standards Board (the "FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. Under SFAS No. 140, after a transfer of financial assets, an entity must recognize the financial and servicing assets it controls and the liabilities it has incurred, and derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. This statement is generally effective for activity occurring after March 31, 2001. Earlier or retroactive application of this statement is not permitted. The adoption of SFAS No. 140 did not have a material impact on the Company.

The FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises," but it does carry forward some guidance from those statements. This statement requires that all business combinations be accounted for by the purchase method and that acquired intangible assets be recognized as assets apart from goodwill if they meet one of two criteria. The statement also sets forth additional disclosure requirements as a result of a business combination. The provisions of this statement apply to all business combinations initiated after June 30, 2001. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS No. 141 did not have a material impact on the Company.

The FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets," but it does carry forward some guidance from that statement. This statement requires that an intangible asset that is acquired either individually or with a group of other assets (but not those acquired in a business combination) shall be initially recognized and measured based on its fair value. Under SFAS No. 142, goodwill is not amortized, intangible assets with a finite useful life are amortized, and those intangible assets with an infinite life are not amortized. This statement is generally effective for fiscal years beginning after December 15, 2001, to all goodwill and other intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized. The provisions of this statement shall be initially applied at the beginning of a fiscal year; retroactive application is not permitted. Management does not believe the adoption of SFAS No. 142 will have a material impact on the Company.

The FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Initial application of this statement is as of the beginning of an entity's fiscal year. Management does not believe the adoption of SFAS No. 143 will have a material impact on the Company.

SNODGRASS
Certified Public Accountants and Consultants




                          Independent Auditor's Report


Board of Directors
Sistersville Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Sistersville Bancorp, Inc. and Subsidiary as of March 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sistersville Bancorp, Inc. and Subsidiary at March 31, 2002 and 2001, and the consolidated results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/S.R. Snodgrass, A.C.


Wheeling, West Virginia
April 12, 2002

S.R. Snodgrass, A.C.
980 National Road   Wheeling, WV 26003-6400    Phone: 304-233-5030    Facsimile: 304-233-3062

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                               March 31,
                                                                         2002            2001
                                                                     ------------    ------------
                                     ASSETS

Cash and Cash Equivalents
      Cash and amounts due from banks                                $    302,562    $    281,797
      Interest - bearing deposits with other institutions               4,531,561         843,259
                                                                     ------------    ------------
           Total cash and cash equivalents                              4,834,123       1,125,056
                                                                     ------------    ------------

Investment Securities
      Securities held-to-maturity (fair value of $107,001
        and $176,924, respectively)                                       103,894         173,527
      Securities available-for-sale                                     3,589,205       3,292,498
                                                                     ------------    ------------
           Total investment securities                                  3,693,099       3,466,025
                                                                     ------------    ------------

Loans receivable, (net of allowance for loan losses
  of $178,100 and $176,000, respectively)                              30,264,877      26,996,408
Office properties and equipment, net                                    1,581,909       1,658,292
Accrued interest receivable (net of reserve
  for uncollected interest of $1,314 and $-0-, respectively)              215,253         197,518
                                                                     ------------    ------------
Other assets                                                              291,768         303,657
                                                                     ------------    ------------

           TOTAL ASSETS                                              $ 40,881,029    $ 33,746,956
                                                                     ============    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                  LIABILITIES

Deposits                                                             $ 31,344,131    $ 24,038,581
Deferred income taxes                                                     326,474         419,201
Accrued interest payable and other liabilities                            133,648         154,115
                                                                     ------------    ------------
           Total liabilities                                           31,804,253      24,611,897
                                                                     ------------    ------------

                                              STOCKHOLDERS' EQUITY
Preferred Stock, $.10 par value;
    500,000 shares authorized, none issued                                      -               -
Common Stock, $.10 par value;
    2,000,000 shares authorized; 661,428 issued;
    460,623 outstanding at March 31, 2002, and
    476,166 outstanding at March 31, 2001                                  66,143          66,143
Additional paid - in capital                                            6,213,295       6,187,187
Treasury Stock (200,805 shares at March 31, 2002;                      (2,644,227)     (2,433,425)
         185,262 shares at March 31, 2001)
Retained Earnings - substantially restricted                            5,128,824       5,026,672
Accumulated other comprehensive income                                    711,074         796,659
Unearned Employee Stock Ownership Plan shares (ESOP)                     (260,866)       (313,780)
Unearned Restricted Stock Plan shares (RSP)                              (137,467)       (194,397)
                                                                     ------------    ------------
           Total stockholders' equity                                   9,076,776       9,135,059
                                                                     ------------    ------------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 40,881,029    $ 33,746,956
                                                                     ============    ============

         The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                   Year Ended March 31,
                                                                    2002         2001
                                                                 ----------   ----------
INTEREST AND DIVIDEND INCOME
     Taxable interest on loans                                   $2,316,317   $2,061,359
     Taxable interest on investments                                135,638      173,811
     Nontaxable interest on loans                                    17,671       16,556
     Nontaxable interest on investments                              41,047       41,097
     Dividends on Federal Home Loan Bank stock                       14,795       17,393
     Dividends on Federal Home Loan Mortgage Corporation stock       15,403       13,166
                                                                 ----------   ----------
           Total interest and dividend income                     2,540,871    2,323,382
                                                                 ----------   ----------

INTEREST EXPENSE
     Deposits                                                     1,088,008      983,887
     Federal Home Loan Bank advances                                 35,070       45,662
                                                                 ----------   ----------
           Total interest expense                                 1,123,078    1,029,549
                                                                 ----------   ----------

           NET INTEREST INCOME                                    1,417,793    1,293,833

PROVISION FOR LOAN LOSSES                                             2,100        1,450
                                                                 ----------   ----------

           NET INTEREST INCOME AFTER
             PROVISION FOR LOAN LOSSES                            1,415,693    1,292,383
                                                                 ----------   ----------

NONINTEREST INCOME
     Service charges                                                 54,431       40,707
     Other income                                                     1,574        3,371
     Gain on sale of available-for-sale securities                   62,130         --
                                                                 ----------   ----------
           Total noninterest income                                 118,135       44,078
                                                                 ----------   ----------

NONINTEREST EXPENSE
     Compensation and employee benefits                             652,937      573,203
     Occupancy                                                       80,199       82,711
     Furniture and equipment expense                                 61,997       51,513
     Deposit insurance premiums                                       4,631        4,359
     Supervisory examination, audit and legal                        66,800       52,755
     Advertising  and public relations                               37,150       28,199
     Service bureau expense                                         116,420       88,795
     Franchise, payroll and other taxes                              59,574       62,613
     Other expenses                                                 102,992       87,711
                                                                 ----------   ----------
           Total noninterest expense                              1,182,700    1,031,859
                                                                 ----------   ----------

           INCOME BEFORE INCOME TAXES                               351,128      304,602

INCOME TAXES                                                         77,646       77,050
                                                                 ----------   ----------

           NET INCOME                                            $  273,482   $  227,552
                                                                 ==========   ==========

EARNINGS PER SHARE
     Basic                                                       $     0.65   $     0.48
                                                                 ==========   ==========
     Diluted                                                     $     0.64   $     0.47
                                                                 ==========   ==========

AVERAGE SHARES OUTSTANDING
     Basic                                                          420,792      473,408
                                                                 ==========   ==========
     Diluted                                                        429,540      482,982
                                                                 ==========   ==========

         The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                          Year Ended March 31,
                                                            2002         2001
                                                         ---------    ---------

NET INCOME                                               $ 273,482    $ 227,552
                                                         ---------    ---------

OTHER COMPREHENSIVE GAIN (LOSS), NET OF TAX
      Unrealized gain (loss) on  securities:
           Unrealized holding gain (loss)                 (126,591)     376,309
           Reclassification adjustment for loss (gain)
             included in net income                        (41,006)           -
                                                         ---------    ---------
                  Other comprehensive gain (loss)          (85,585)     376,309
                                                         ---------    ---------

                  COMPREHENSIVE INCOME                   $ 187,897    $ 603,861
                                                         =========    =========



         The accompanying notes are an integral part of the consolidated financial statements.

                                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    Accumulated
                                                      Retained        Other
                                        Additional    Earnings-       Compre-     Unearned     Unearned                 Total
                   Preferred   Common     Paid In    Substantially    hensive     Shares in    Shares in    Treasury   Stockholders'
                     Stock     Stock      Capital     Restricted      Income        ESOP         RSP         Stock      Equity
                   ---------  -------   -----------   -----------    ----------  ----------- ------------ -----------  -----------
BALANCE,
  MARCH 31, 2000   $      -   $66,143   $ 6,182,238   $ 4,983,212    $420,350    $(366,694)  $  (212,365) $(1,649,297) $ 9,423,587

2001 net income           -         -             -       227,552           -            -             -            -      227,552

Accrued
  compensation
  expense - ESOP          -         -         4,949             -           -       52,914             -            -       57,863

Vesting of
  RSP shares              -         -             -             -           -            -        17,968            -       17,968

Other
  comprehensive
  income (loss),
  net of tax              -         -             -             -     376,309            -             -            -      376,309

Cash dividends
  declared ($.38
  per share)              -         -             -      (184,092)          -            -             -            -     (184,092)

Purchase of
  Treasury Stock          -         -             -             -           -            -             -     (784,128)    (784,128)
                   --------   -------   -----------   -----------    --------    ---------   -----------  -----------  -----------

BALANCE,
  MARCH 31, 2001          -    66,143     6,187,187     5,026,672     796,659     (313,780)     (194,397)  (2,433,425)   9,135,059

2002 net income           -         -             -       273,482           -            -             -            -      273,482

Accrued
  compensation
  expense - ESOP          -         -        26,108             -           -       52,914             -            -       79,022

Vesting of
  RSP shares              -         -             -             -           -            -        56,930            -       56,930

Other
  comprehensive
  income (loss),
  net of tax              -         -             -             -     (85,585)           -             -            -      (85,585)

Cash dividends
  declared
  ($.40 per share)        -         -             -      (171,330)          -            -             -            -     (171,330)

Purchase of
  Treasury Stock          -         -             -             -           -            -             -     (210,802)    (210,802)
                   --------   -------   -----------   -----------    --------    ---------   -----------  -----------  -----------

BALANCE,
  MARCH 31, 2002   $      -   $66,143   $ 6,213,295   $ 5,128,824    $711,074    $(260,866)  $  (137,467) $(2,644,227) $ 9,076,776
                   ========   =======   ===========   ===========    ========    =========   ===========  ===========  ===========

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended March 31,
                                                                            2002           2001
                                                                        -----------    -----------
OPERATING ACTIVITIES
      Net income                                                        $   273,482    $   227,552
      Adjustments to reconcile net income to net cash
          provided by operating activities:
           Depreciation, amortization and accretion, net                     84,778         78,105
           Loss (gain) on sale of available-for-sale securities             (62,130)             -
           Provision for loan losses                                          2,100          1,450
           Deferred federal income taxes                                    (40,232)        13,538
           ESOP amortization                                                 79,022         57,863
           RSP amortization                                                  56,930         17,968
           Decrease (increase) in accrued interest receivable
             and other assets                                                (5,846)        (3,354)
           Increase (decrease) in accrued interest payable
             and other liabilities                                          (20,466)       (31,310)
                                                                        -----------    -----------
                  Net cash provided by operating activities                 367,638        361,812
                                                                        -----------    -----------

INVESTING ACTIVITIES
      Purchase of available-for-sale securities                          (1,018,879)             -
      Proceeds from sale of available-for-sale securities                    63,109              -
      Proceeds from maturity or call of available-for-sale securities       450,000      1,050,000
      Principal collected on mortgage-backed securities                     200,342        181,767
      Net increase in loans                                              (3,270,569)    (1,608,745)
      Purchases of office properties and equipment                           (5,992)      (365,603)
                                                                        -----------    -----------
                  Net cash used in investing activities                  (3,581,989)      (742,581)
                                                                        -----------    -----------

FINANCING ACTIVITIES
      Net increase in deposits                                            7,305,550      2,984,974
      Federal Home Loan Bank advance                                              -       (900,000)
      Dividends Paid                                                       (171,330)      (184,092)
      Purchase of Treasury Stock                                           (210,802)      (784,128)
                                                                        -----------    -----------
                  Net cash provided by financing activities               6,923,418      1,116,754
                                                                        -----------    -----------

                  Change in cash and cash equivalents                     3,709,067        735,985

CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD                                                   1,125,056        389,071
                                                                        -----------    -----------
CASH AND CASH EQUIVALENTS,
    END OF PERIOD                                                       $ 4,834,123    $ 1,125,056
                                                                        ===========    ===========

SUPPLEMENTAL  DISCLOSURES OF CASH FLOWS  INFORMATION
 Cash paid during the period for:
           Interest on deposits and advances                            $ 1,113,831    $ 1,029,820
           Income taxes                                                      93,879        107,515


         The accompanying notes are an integral part of the consolidated financial statements.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Sistersville Bancorp, Inc. (the "Company") was organized in March, 1997, as a State of Delaware chartered corporation. The Company acquired 100 percent of the common stock of First Federal Savings Bank (the "Bank") upon the conversion of First Federal Savings and Loan Association of Sistersville (the "Association") from a federally-chartered mutual savings and loan to a federally-chartered stock savings bank in June, 1997. The operating results of the Company depend primarily upon the operating results of the Bank.

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

      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Available-for-Sale Securities - Securities to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale and carried at fair value with unrealized gains and losses, net of tax, reflected as a component of stockholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Company's overall asset/liability management strategy. Realized securities gains and losses are computed using the specific identification method.

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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



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

      Earnings Per Common Share - On June 25, 1997, the Company issued 661,428 shares of common stock. As discussed in Note 10, the Company accounts for the 52,914 shares acquired by the Employee Stock Ownership Plan (the "ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts. The proforma net income per share for the 2002 fiscal year is $.61 and 2001 fiscal year is $.45, assuming the shares had been outstanding for the entire period.

      There were no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statements of Income for March 31, 2002, and for March 31, 2001, will be used as the numerator. The following tables set forth a reconciliation of the denominator of the basic and diluted earnings per share computation:

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                  March 31,
                                                                2002      2001
                                                             -------   -------
Denominator:
     Denominator for basic earnings per share-weighted-
       average shares                                        420,792   473,408

     Employee stock options (antidilutive)                       700         -
     Unvested RSP shares                                       8,048     9,574
                                                             -------   -------

     Denominator for diluted earnings per share-adjusted
       weighted-average assumed conversions                  429,540   482,982
                                                             =======   =======


      Cash Flows Information - The Company's policy is to include cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank in the definition of cash and cash equivalents.


NOTE 2 - STOCKHOLDERS' EQUITY

      The following table represents the change in the Company's outstanding shares:

                                                     Preferred         Common
                                                        Stock          Stock
                                                    -------------  ------------


           Shares outstanding, March 31, 2000                  -        538,739
              Shares repurchased                               -        (62,573)
                                                    -------------  ------------

           Shares outstanding, March 31, 2001                  -        476,166
              Shares repurchased                               -        (15,543)
                                                    -------------  ------------

           Shares outstanding, March 31, 2002                  -        460,623
                                                    =============  ============

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 3 - INVESTMENT SECURITIES

      The carrying amounts and fair values of investment securities are as follows at March 31, 2002 and 2001:

                                                           2002
                                     --------------------------------------------------
                                                    Gross        Gross       Estimated
                                     Amortized    Unrealized   Unrealize       Fair
                                        Cost        Gains        Losses        Value
                                     ----------   ----------   ----------    ----------
Securities available-for-sale:
   Federal Home Loan Mortgage
    Corporation stock                $   17,735   $1,130,023   $        -    $1,147,758
   Municipal securities                 905,381            -      (29,680)      875,701
   U.S. agency obligations              999,387       11,219      (28,637)      981,969
   Mortgage-backed securities-
     GNMA and FNMA                      588,154        1,939       (6,316)      583,777
                                     ----------   ----------   ----------    ----------

          Total available-for-sale    2,510,657    1,143,181      (64,633)    3,589,205

Securities to be held-to-maturity:
   Mortgage-backed securities-
    GNMA and FHLMC                      103,894        3,107            -       107,001
                                     ----------   ----------   ----------    ----------

          Total                      $2,614,551   $1,146,288   $  (64,633)   $3,696,206
                                     ==========   ==========   ==========    ==========

                                                           2001
                                     --------------------------------------------------
                                                    Gross        Gross       Estimated
                                     Amortized    Unrealized   Unrealize       Fair
                                        Cost        Gains        Losses        Value
                                     ----------   ----------   ----------    ----------

Securities available-for-sale:
   Federal Home Loan Mortgage
    Corporation stock                $   18,714   $1,214,966   $        -    $1,233,680
   Municipal securities                 905,834            -      (13,249)      892,585
   U.S. agency obligations              950,000       12,065         (562)      961,503
   Mortgage-backed securities-
     GNMA                               201,322        3,408            -       204,730
                                     ----------   ----------   ----------    ----------

          Total available-for-sale    2,075,870    1,230,439      (13,811)    3,292,498

Securities to be held-to-maturity:
   Mortgage-backed securities-
    GNMA and FHLMC                      173,527        3,397            -       176,924
                                     ----------   ----------   ----------    ----------

          Total                      $2,249,397   $1,233,836   $  (13,811)   $3,469,422
                                     ==========   ==========   ==========    ==========

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

      The amortized and estimated market value of investment securities at March 31, 2002 and 2001, by contractual maturity, follow. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       March 31, 2002
                                      -------------------------------------------------
                                            Securities              Securities
                                         Available-for-Sale        Held-to-Maturity
                                      -----------------------   -----------------------
                                                   Estimated                 Estimated
                                      Amortize       Fair       Amortized       Fair
                                         Cost        Value        Cost          Value
                                      ----------   ----------   ----------   ----------

         Due in one year or less      $        -   $        -   $        -   $        -
         Due after one year
           through five years            300,000      307,407            -            -
         Due after five years
           through ten years             100,000       99,219            -            -
         Due after ten years           1,504,768    1,451,044            -            -
         Mortgage-backed securities      588,154      583,777      103,894      107,001
         Equity securities                17,735    1,147,758            -            -
                                      ----------   ----------   ----------   ----------

                Total                 $2,510,657   $3,589,205   $  103,894   $  107,001
                                      ==========   ==========   ==========   ==========

                                                       March 31, 2001
                                      -------------------------------------------------
                                            Securities              Securities
                                         Available-for-Sale        Held-to-Maturity
                                      -----------------------   -----------------------
                                                   Estimated                 Estimated
                                      Amortize       Fair       Amortized       Fair
                                         Cost        Value        Cost          Value
                                      ----------   ----------   ----------   ----------

         Due in one year or less      $        -   $        -   $        -   $        -
         Due after one year
           through five years            450,000      453,939            -            -
         Due after five years
           through ten years                   -            -            -            -
         Due after ten years           1,405,834    1,400,149            -            -
         Mortgage-backed securities      201,322      204,730      173,527      176,924
         Equity securities                18,714    1,233,680            -            -
                                      ----------   ----------   ----------   ----------

                Total                 $2,075,870   $3,292,498   $  173,527   $  176,924
                                      ==========   ==========   ==========   ==========

      There were no transfers of securities between classifications in 2002 or 2001.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 4 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Loans outstanding at March 31 are as follows:

                                                      2002          2001
                                                 -----------   -----------
          Mortgage Loans:
             Construction                        $ 1,000,200   $   934,775
             1-4 family                           28,974,546    26,182,770
          Consumer Loans:
             Automobiles                             646,922       665,506
             Savings account                         163,683       169,336
             Revolving loans                         180,577        97,397
             Other                                    27,470        29,919
          Commercial                                 292,653       294,366
                                                 -----------   -----------
                   Total                          31,286,051    28,374,069
          Less:
             Allowance for loan losses               178,100       176,000
             Undisbursed funds                       768,804     1,161,819
             Net deferred loan fees                   74,270        39,842
                                                 -----------   -----------

                   Loans receivable, net         $30,264,877   $26,996,408
                                                 ===========   ===========

      Activity in the allowance for loan losses for the years ended March 31, 2002 and 2001, is summarized as follows:

                                                     2002          2001
                                                 -----------   -----------

          Balance, beginning of year             $   176,000   $   174,550
          Add provisions charged to operations         2,100         1,450
                                                 -----------   -----------
                                                     178,100       176,000
          Less loans charged off                           -             -
                                                 -----------   -----------

          Balance, end of period                 $   178,100   $   176,000
                                                 ===========   ===========


      In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. Total loans outstanding to officers and directors at March 31, 2002 and 2001, were $13,949 and $10,952, respectively.

                           SISTERSVILLE BANCORP, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001


NOTE 5 - OFFICE PROPERTIES AND EQUIPMENT

      Properties and equipment at March 31 are summarized as follows:

                                                  2002         2001
                                               ----------   ----------

        Land                                   $  489,255   $  489,255
        Office buildings and improvements       1,228,606    1,228,605
        Furniture, fixtures, and equipment        402,780      396,788
                                               ----------   ----------
                 Total                          2,120,641    2,114,648
        Less accumulated depreciation             538,732      456,356
                                               ----------   ----------

                 Premises and equipment, net   $1,581,909   $1,658,292
                                               ==========   ==========


      Depreciation charged to operations amounted to $82,376 and $75,931 for the years ended March 31, 2002 and 2001, respectively.


NOTE 6 - DEPOSITS ANALYSIS

      Deposit accounts at March 31 are summarized as follows:

                                               2002                     2001
                                     -----------------------  ------------------------
                                                  Percent of                Percent of
                                        Amount    Portfolio     Amount      Portfolio
                                     -----------  ----------  -----------   ----------

          Savings accounts           $12,032,029      38.4%   $ 7,949,921      33.1%
          NOW accounts                 2,070,553       6.6%     1,773,377       7.4%
          Money market accounts        2,212,471       7.1%     1,737,309       7.2%
                                     -----------     -----    -----------     -----
                                      16,315,053      52.1%    11,460,607      47.7%
                                     -----------     -----    -----------     -----
          Certificates of deposit:
             2.00 - 4.00%              5,624,823      17.9%           -         0.0%
             4.01 - 6.00%              8,003,303      25.5%     7,041,908      29.3%
             6.01 - 8.00%              1,400,952       4.5%     5,536,066      23.0%
                                     -----------     -----    -----------     -----
                                      15,029,078      47.9%    12,577,974      52.3%
                                     -----------     -----    -----------     -----

                   Total             $31,344,131     100.0%   $24,038,581     100.0%
                                     ===========     =====    ===========     =====

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 6 - DEPOSITS ANALYSIS (CONTINUED)

      The scheduled maturities of certificates of deposit at March 31, 2002, are as follows:

                                                                        Amount
                                                                     -----------

          Within one year                                            $ 9,670,235
          Due after one year, but within two years                     2,930,721
          Due after two years, but within three years                  1,367,153
          Due after three years                                        1,060,969
                                                                     -----------

                   Total                                             $15,029,078
                                                                     ===========


      Certificates of deposit issued in denominations of $100,000 or more amounted to $3,565,981 at March 31, 2002, and $1,809,256 at March 31,
      2001. Deposits in excess of $100,000 are not federally insured.

      Interest expense by deposit category is as follows:

                                                  Year Ended March 31,
                                                    2002          2001
                                                ----------    ----------

          Savings - passbook                    $  292,339    $  287,598
          NOW and money market                     101,437        81,797
          Time certificates of deposit             694,232       614,492
                                                ----------    ----------

                   Total                        $1,088,008    $  983,887
                                                ==========    ==========


NOTE 7 - REGULATORY MATTERS

      The Subsidiary Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 7 - REGULATORY MATTERS (CONTINUED)

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of tangible and core capital (as defined) to adjusted assets (as defined). Management believes, as of March 31, 2002, that the Bank meets all capital adequacy requirements to which they are subject.

      As of March 31, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier I (core) risk-based, core, and tangible ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

      The  following  table  reconciles  capital  under  accounting   principles
      generally accepted in the United States of America to regulatory capital:

                                                             March 31,
                                                         2002      2001
                                                        ------    ------
                                                        (In Thousands)

          Total equity                                  $8,683    $8,480

          Accumulated other comprehensive income          (711)     (796)
                                                        ------    ------

                   Tier I (core) and tangible capital    7,972     7,684
          Allowance for loan losses                        178       176
                                                        ------    ------

                   Risk-based capital                   $8,150    $7,860
                                                        ======    ======

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 7 - REGULATORY MATTERS (CONTINUED)

      At March 31, the actual capital levels of the Bank and the minimum required levels are as follows:

                                                                        2002                      2001
                                                               ----------------------    -----------------------
                                                                Amount         Ratio       Amount        Ratio
                                                               --------       --------    --------      --------
                                                                   (In Thousands)             (In Thousands)
          Total Capital to Risk-Weighted Assets
          -------------------------------------
             Actual                                            $   8,150       40.73%    $   7,860       44.42%
             For capital adequacy purposes                         1,601        8.00%        1,416        8.00%
             To be "well capitalized"                              2,001       10.00%        1,770       10.00%

          Tier I (Core) Capital to Risk-Weighted Assets
          ---------------------------------------------
             Actual                                            $   7,972       39.84%    $   7,684       43.42%
             For capital adequacy purposes                           800        4.00%          707        4.00%
             To be "well capitalized"                              1,201        6.00%        1,062        6.00%

          Tier I (Core) Capital to Adjusted Assets
          ----------------------------------------
             Actual                                            $   7,972       19.79%    $   7,684       23.20%
             For capital adequacy purposes                         1,208        3.00%          994        3.00%
             To be "well capitalized"                              2,014        5.00%        1,656        5.00%

        Tangible Capital to Adjusted Assets
        -----------------------------------
             Actual                                            $   7,972       19.79%    $   7,684       23.20%
             For capital adequacy purposes                           604        1.50%          497        1.50%
             To be "well capitalized"                                N/A          N/A          N/A          N/A


NOTE 8 - INCOME TAX

      Until 1996, thrift institutions were permitted a special bad debts deduction limited generally to 8 percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions and requires that bad debts for federal income tax purposes be determined based primarily on the experience method. The Act provides that bad debt reserves accumulated after 1987 are subject to recapture over a maximum of six years. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income at March 31, 2002 and 2001, included approximately $696,000 (pre 1988 reserves) for which federal income tax has not been provided.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 8 - INCOME TAX (CONTINUED)

      The provisions for income taxes consist of:

                                                           Year Ended March 31,
                                                             2002         2001
                                                          ---------    ---------

             Current                                      $ 115,398    $  63,613
             Deferred                                       (37,752)      13,437
                                                          ---------    ---------

                      Total                               $  77,646    $  77,050
                                                          =========    =========


      The following temporary differences gave rise to the deferred tax (asset) liability at:

                                                                  March 31,
                                                              2002         2001
                                                           ---------    ---------

Deferred loan fees                                         $ (13,255)   $ (13,066)
Other income and expense recognized in the financial
  statements on the accrual basis, but on the cash basis
  for tax purposes                                            15,284       15,888
Bad debt reserve, net                                        (60,554)     (59,840)
Depreciation                                                  18,159       17,819
Others                                                           134       36,719
                                                           ---------    ---------
                                                             (40,232)      (2,480)
Unrealized gains on available-for-sale securities            366,706      421,681
                                                           ---------    ---------

     Net deferred tax liability                            $ 326,474    $ 419,201
                                                           =========    =========


      A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                          Year Ended March 31,
                                                           2002          2001
                                                        ---------     ---------

Tax at statutory rate (34%)                             $ 119,384     $ 103,565
    Increase (decrease) in taxes resulting from:
       Nondeductible ESOP compensation                      5,016           826
       Other, net                                         (46,754)      (27,341)
                                                        ---------     ---------

             Total                                      $  77,646     $  77,050
                                                        =========     =========

             Effective rate                                  22.1%         25.3%
                                                        =========     =========

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 9 - RETIREMENT PLAN

      The Bank participates in the multi-employer Financial Institutions Retirement Fund covering all full-time officers and employees completing one year of service and attainment of age 21. Because the plan is a multi-employer plan, plan information for the Bank separately is not determinable. Pension expense, including administrative charges, for the years ended March 31, 2002 and 2001, was $26,836 and $1,300, respectively.


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

      The Bank is scheduled to make quarterly contributions to the trust to allow the trust to make the required interest payments and an annual contribution to allow the trust to make the required principal payment. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are committed to be released from collateral based on the terms of the loan, the Bank reports compensation expense based upon the fair value of the shares less dividends paid on allocated ESOP shares used to supplement the annual principal payment. The ESOP shares become outstanding for earnings per share computations as they are committed to be released. Dividends paid on ESOP shares are recorded as a reduction of retained earnings. Compensation expense for the ESOP for the years ended March 31, 2002 and 2001, was $72,347 and $53,566, respectively.

      The following table represents the components of the ESOP shares at March 31:

                                                 2002         2001
                                              ---------    ---------

          Allocated shares                       22,859       17,567
          Shares committed for allocation         3,968        3,969
          Shares distributed                     (2,406)           -
          Unallocated (noncommitted) shares      26,087       31,378
                                              ---------    ---------

                   Total ESOP shares             50,508       52,914
                                              =========    =========

          Fair value of noncommitted shares   $ 460,696    $ 423,603
                                              =========    =========

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



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

      In August, 1998, the Trust purchased, with funds contributed by the Bank, shares of the common stock of which 23,185 shares were awarded to directors and employees, and 3,272 shares remained unawarded. Directors, officers, and employees who terminate their employment with the Bank shall forfeit the right to any shares which were awarded but not earned, except in the event of death, disability, retirement, or a change in control of the Bank or Company. The Bank granted a total of 23,185 shares of common stock on July 16, 1998, of which 4,637 became immediately vested under the plan. Remaining shares become earned and non-forfeitable over a four-year period on each anniversary date of the award beginning July 16, 1999. The RSP shares purchased in the conversion initially will be excluded from stockholders' equity. In July 2001, an additional 1,323 shares were awarded of which 529 shares were forfeited. These shares become earned and non-forfeitable over a 5-year period on each anniversary date of the award beginning July 16, 2002. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are earned and recorded as an addition to stockholders' equity. In July 2000, the Board of Directors adopted a resolution to defer vesting of plan shares to all agreeing plan participants. RSP share vesting was deferred through July 2001. Net compensation expense attributable to the RSP amounted to $56,930 and $17,969, for the years ended March 31, 2002 and 2001, respectively.


NOTE 12 - STOCK OPTION PLAN

      The Board of Directors adopted a Stock Option Plan for the directors, officers, and employees which was approved by stockholders at the annual meeting held on July 16, 1998. An aggregate of 66,142 shares of authorized but unissued common stock of the Company was reserved for issuance under the Stock Option Plan. In July 1998, the Company granted options to purchase 58,000 shares of common stock of which 3,243 were forfeited. The options are first exercisable over a five-year period beginning July 16, 1998. In July 2001, the Company granted options to purchase an additional 3,306 shares of common stock of which 1,322 were forfeited. These options are first exercisable over a 5-year period beginning July 16, 2002. The stock options typically have expiration terms of 10 years. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to additional paid-in capital.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



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

      Under Accounting Principles Board Opinion No. 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                March 31,     March 31,
                                                  2002          2001
                                                --------      --------
          Net income:
                As reported                     $273,482      $227,552
                Pro forma                       $254,469      $189,693

          Basic earnings per share:
                As reported                     $    .65      $    .48
                Pro forma                       $    .60      $    .40

          Diluted earnings per share:
                As reported                     $    .64      $    .47
                Pro forma                       $    .59      $    .39


      The following table presents share data related to the Stock Option Plan:

                                              Weighted-Average
                                               Exercise Price        Shares Under Option
                                              ----------------       -------------------
                                                     2002              2002     2001
                                                  ---------          -------   --------
          Outstanding, beginning of year          $ 15.8125           58,000     58,000
          Granted during the period                 13.9750            3,306          -
          Forfeited during the period               15.2804           (4,565)         -
          Exercised during the period                     -                -
                                                                      ------     ------

                Outstanding, end of period          15.7697           56,741     58,000
                                                                      ======     ======

          Exercisable options, end of period        15.8125           49,640     38,040
                                                                      ======     ======


      The weighted-average grant-date fair value of options granted during the year ended March 31, 2002, amounted to $9,315. The range of exercise prices for options outstanding as of March 31, 2002, is $13.9750 to $15.8125 and the weighted-average remaining contractual life is 3 years.

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



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

      The following represents financial instruments whose contract amounts represent credit risk at March 31:

                                                   Contract Amount
                                               ------------------------
                                                  2002         2001
                                               ----------    ----------
          Commitments to originate loans:
              Fixed rate                       $  721,000    $  571,000
          Loans in process                        768,804     1,161,819
          Consumer lines of credit                277,000        96,000
                                               ----------    ----------

                Total                          $1,766,804    $1,828,819
                                               ==========    ==========

      The range of interest rates on fixed rate residential mortgage loan commitments was 7.00 percent to 7.40 percent at March 31, 2002.

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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



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

      The estimated fair values of the Company's financial instruments are as follows:

                                                     March 31, 2002             March 31, 2001
                                             ---------------------------   -------------------------
                                               Carrying       Estimated      Carrying     Estimated
                                                Amount        Fair Value      Amount      Fair Value
                                             -----------     -----------   -----------   -----------
         Financial Assets:
            Cash and cash equivalents        $ 4,834,000     $ 4,834,000   $ 1,125,000   $ 1,125,000
            Securities available-for-sale      3,589,000       3,589,000     3,292,000     3,292,000
            Securities held-to-maturity          104,000         107,000       174,000       177,000
            Loans, net                        30,265,000      31,647,000    26,996,000    27,531,000

         Financial Liabilities:
            Deposits                          31,344,000      31,516,000    24,040,000    24,172,000

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 15 - BORROWED FUNDS

      The Bank received a $1 million draw on an advance from the Federal Home Loan Bank (FHLB) on July 13, 2001, with a maturity date of July 13, 2004. The advance was paid off in March 2002. Interest payments were payable quarterly on the outstanding principal balance. The advance was a 5.03 percent fixed-rate obligation.


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

                                              2002        2001
                                            --------    --------

         Before-tax amount                  $(138,080)  $ 582,176
         Tax effect                            52,495    (205,867)
                                            ---------   ---------

               Net-of-tax amount            $ (85,585)  $ 376,309
                                            =========   =========


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

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


                                 BALANCE SHEETS
                             MARCH 31, 2002 AND 2001

                                                                   2002           2001
                                                              -----------    -----------
ASSETS
      Deposits with Subsidiary Bank                           $   467,125    $   814,891
      Investment in Subsidiary Bank                             8,682,595      8,480,487
      Receivable from Subsidiary                                   55,897         43,312
      Other assets                                                 15,111         21,572
                                                              -----------    -----------

                 TOTAL ASSETS                                 $ 9,220,728    $ 9,360,262
                                                              ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
      Payable from Subsidiary                                 $   137,467    $   194,397
      Other liabilities                                             6,485         30,806
      Shareholders' equity                                      9,076,776      9,135,059
                                                              -----------    -----------

                 TOTAL LIABILITIES AND
                  SHAREHOLDERS' EQUITY                        $ 9,220,728    $ 9,360,262
                                                              ===========    ===========


                              STATEMENTS OF INCOME
                       YEAR ENDED MARCH 31, 2002 AND 2001

                                                                  2002           2001
                                                              -----------    -----------
INCOME
      Interest                                                $    25,884    $    75,592

OPERATING EXPENSES                                                 46,594         38,217
                                                              -----------    -----------

                 Income (loss) before income tax and equity
                   in undistributed income of Subsidiary          (20,710)        37,375

INCOME TAX (EXPENSE)/BENEFIT                                        6,785        (14,443)

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                      287,407        204,620
                                                              -----------    -----------

                 NET INCOME                                   $   273,482    $   227,552
                                                              ===========    ===========

                    SISTERSVILLE BANCORP, INC. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 2002 AND 2001



NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


                            STATEMENTS OF CASH FLOWS
                       YEAR ENDED MARCH 31, 2002 AND 2001


                                                                2002         2001
                                                             ---------    ---------
OPERATING ACTIVITIES
      Net income                                             $ 273,482    $ 227,552
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Undistributed earnings of Subsidiary                 (287,407)    (204,620)
         Dividend received from Subsidiary                           -      650,000
         ESOP amortization                                      79,022       57,863
         RSP amortization                                       56,930       17,968
         (Increase) decrease in other assets                    (6,124)      29,038
         Increase (decrease) in other liabilities              (81,537)     (34,950)
                                                             ---------    ---------
                 Net cash provided by operating activities      34,366      742,851
                                                             ---------    ---------

INVESTING ACTIVITIES
      Investment maturities and calls                                -      800,000
                                                             ---------    ---------
                 Net cash provided by investing activities           -      800,000
                                                             ---------    ---------

FINANCING ACTIVITIES
      Purchase of treasury stock                              (210,802)    (784,128)
      Dividends paid                                          (171,330)    (184,092)
                                                             ---------    ---------
                 Net cash used in financing activities        (382,132)    (968,220)
                                                             ---------    ---------
                 INCREASE (DECREASE) IN CASH
                  AND CASH EQUIVALENTS                        (347,766)     574,631

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   814,891      240,260
                                                             ---------    ---------

CASH AND CASH EQUIVALENTS, END OF YEAR                       $ 467,125    $ 814,891
                                                             =========    =========

SUPPLEMENTAL DISCLOSURES
      Income tax payments                                    $  10,400    $   8,515

            SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK


CORPORATE OFFICE                                       INDEPENDENT AUDITORS
----------------                                       --------------------
726 Wells Street                                       S. R. Snodgrass, A.C.
Sistersville, WV 26175                                 980 National Road
(304) 652-3671                                         Wheeling, WV 26003


SPECIAL COUNSEL
---------------
Malizia Spidi and Fisch, PC
1100 New York Ave., N.W.
Suite 340 West
Washington, D.C. 20005


TRANSFER AGENT
--------------
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038


SISTERSVILLE BANCORP, INC. AND FIRST FEDERAL SAVINGS BANK
---------------------------------------------------------
BOARD OF DIRECTORS
------------------

Stanley M. Kiser, Chairman                             Ellen E. Thistle
David W. Miller                                        Charles P. LaRue
Michael A. Melrose


SISTERSVILLE BANCORP, INC. OFFICERS
-----------------------------------

Stanley M. Kiser, President and Chairman
Cynthia R. Carson, Vice-President & Corporate Secretary
Shelley R. Maxwell, Treasurer


FIRST FEDERAL SAVINGS BANK OFFICERS
-----------------------------------

Stanley M. Kiser, President & CEO
Cynthia R. Carson, Vice-President & Corporate Secretary
Shelley R. Maxwell, Treasurer
P. Jane Fuchs, Cashier
Steven R. Reed, Branch Manager


Sistersville Bancorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request. The 2002 Annual Meeting of Stockholders will be held on July 18, 2002, at 9:00 A.M., at the offices of First Federal Savings Bank, 726 Wells Street, Sistersville, West Virginia.